UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
SCHEDULE 14A
Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934
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CenturyTel, Inc.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)
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2009 Notice of Annual Meeting
and Proxy Statement
and
Annual Financial Report

Thursday, May 7, 2009
2:00 p.m. local time
100 CenturyTel Drive
Monroe, Louisiana

IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS
FOR THE ANNUAL MEETING OF SHAREHOLDERS TO BE HELD ON MAY 7, 2009
This proxy statement and related materials are
available at www.proxydocs.com/ctl.

March 30, 2009
Dear Shareholder:
     It is a pleasure to invite you to our 2009 Annual Meeting of Shareholders on Thursday, May 7, beginning at 2:00 p.m. local time, at our headquarters in Monroe, Louisiana. I hope you can attend.
     As in the past, this booklet includes our formal notice of the meeting, our proxy statement and our annual financial report.
     Most of you have received with this booklet a proxy card that indicates the number of votes that you will be entitled to cast at the meeting according to the records of CenturyTel or your broker or other nominee. Each CenturyTel share that you have “beneficially owned” continuously since May 30, 1987 generally entitles you to ten votes; each other share entitles you to one vote. Shares held through a broker or other nominee are presumed to have one vote per share. In lieu of receiving a proxy card, participants in our benefit plans have been furnished with voting instruction cards. The reverse side of this letter describes our voting provisions in greater detail.
     Regardless of how many shares you own or whether you plan to attend the meeting in person, it is important that your shares be voted at the meeting. At your earliest convenience, please vote by telephone or the Internet, or by completing and returning your proxy or voting instruction card in the enclosed return envelope.
     Thank you for your interest and continued support.
Sincerely,
Glen F. Post, III
Chairman of the Board and
Chief Executive Officer

VOTING PROVISIONS
Shareholders
     Record Shareholders. In general, shares registered in the name of any natural person or estate that are represented by certificates dated as of or prior to May 30, 1987 are presumed to have ten votes per share and all other shares are presumed to have one vote per share. However, the Company’s articles of incorporation (the relevant provisions of which are reproduced below) set forth a list of circumstances in which the foregoing presumptions may be refuted. If you believe that the voting information set forth on your proxy card is incorrect or a presumption made with respect to your shares should not apply, please send a letter to the Company briefly describing the reasons for your belief. Marking the proxy card or contacting us in any other manner will not be sufficient notification that you believe the voting information thereon is incorrect.
     Beneficial Shareholders. All shares held through a broker, bank or other nominee are presumed to have one vote per share. The Company’s articles of incorporation set forth a list of circumstances in which this presumption may be refuted by the person who has held since May 30, 1987 all of the attributes of beneficial ownership referred to in Article III(C)(2) reproduced below. If you believe that some or all of your shares are entitled to ten votes, you may follow one of two procedures. First, you may write a letter to the Company describing the reasons for your belief. The letter should contain your name (unless you prefer to remain anonymous), the name of the brokerage firm, bank or other nominee holding your shares, your account number with such nominee and the number of shares you have beneficially owned continuously since May 30, 1987. Alternatively, you may ask your broker, bank or other nominee to write a letter to the Company on your behalf stating your account number and indicating the number of shares that you have beneficially owned continuously since May 30, 1987. In either case, your letter should indicate how you wish to have your shares voted.
     Other. The Company will consider all letters received prior to the date of the Annual Meeting and, when a return address is provided in the letter, will advise the party furnishing such letter of its decision, although in many cases the Company will not have time to inform an owner or nominee of its decision prior to the time the shares are voted. In limited circumstances, the Company may require additional information before making a determination. If you have any questions about the Company’s voting procedures, please call the Company at (318) 388-9500.
Participants in Benefit Plans
     Participants in the Company’s Dollars & Sense Plan or Union 401(k) Plan have received voting instruction cards in lieu of a proxy card. Only the trustees of these plans, in their capacity as directed trustees, can vote the plan shares at the Annual Meeting. However, if you are a participating current or former CenturyTel employee, you are designated as a “Named Fiduciary” for voting purposes, which entitles you, on a confidential basis, to instruct the trustees how to cast the votes attributable to the shares allocated to your plan account, as well as a proportionate number of plan shares for which properly executed instructions are not timely received. By signing and returning your voting instruction card, you are accepting your designation under the plans as a “Named Fiduciary,” and you therefore are required to exercise your voting rights prudently and in the interest of all plan participants. If you elect not to vote the shares allocated to your accounts, your shares will be voted in accordance with voting instructions received by the trustees from those plan participants who do vote.
* * * *
Excerpts from the Company’s Articles of Incorporation
     Paragraph C of Article III of the Company’s articles of incorporation provides as follows:
     (1) Each share of Common Stock . . . which has been beneficially owned continuously by the same person since May 30, 1987 will entitle such person to ten votes with respect to such share on each matter properly submitted to the shareholders of the Corporation for their vote, consent, waiver, release or other action . . .
(2) (a) For purposes of this paragraph C, a change in beneficial ownership of a share of the Corporation’s stock will be deemed to have occurred whenever a change occurs in any person or group of persons who, directly or indirectly, through any contract, arrangement, understanding, relationship or otherwise has or shares (i) voting power, which includes the power to vote, or to direct the voting of such share; (ii) investment power, which includes the power to direct the sale or other disposition of such share; (iii) the right to receive or retain the proceeds of any sale or other disposition of such share; or (iv) the right to receive distributions, including cash dividends, in respect to such share.
     (b) In the absence of proof to the contrary provided in accordance with the procedures referred to in subparagraph (4) of this paragraph C, a change in beneficial ownership will be deemed to have occurred whenever a share of stock is transferred of record into the name of any other person.
     (c) In the case of a share of Common Stock . . . held of record in the name of a corporation, general partnership, limited partnership, voting trustee, bank, trust company, broker, nominee or clearing agency, or in any other name except a natural person, if it has not been established pursuant to the procedures referred to in subparagraph (4) that such share was beneficially owned continuously since May 30, 1987 by the person who possesses all of the attributes of beneficial ownership referred to in clauses (i) through (iv) of subparagraph (2)(a) of this paragraph C with respect to such share of Common Stock . . . then such share of Common Stock . . . will carry with it only one vote regardless of when record ownership of such share was acquired.
     (d) In the case of a share of stock held of record in the name of any person as trustee, agent, guardian or custodian under the Uniform Gifts to Minors Act, the Uniform Transfers to Minors Act or any comparable statute as in effect in any state, a change in beneficial ownership will be deemed to have occurred whenever there is a change in the beneficiary of such trust, the principal of such agent, the ward of such guardian or the minor for whom such custodian is acting.
     (3) Notwithstanding anything in this paragraph C to the contrary, no change in beneficial ownership will be deemed to have occurred solely as a result of:
     (a) any event that occurred prior to May 30, 1987, including contracts providing for options, rights of first refusal and similar arrangements, in existence on such date to which any holder of shares of stock is a party;
     (b) any transfer of any interest in shares of stock pursuant to a bequest or inheritance, by operation of law upon the death of any individual, or by any other transfer without valuable consideration, including a gift that is made in good faith and not for the purpose of circumventing this paragraph C;
     (c) any change in the beneficiary of any trust, or any distribution of a share of stock from trust, by reason of the birth, death, marriage or divorce of any natural person, the adoption of any natural person prior to age 18 or the passage of a given period of time or the attainment by any natural person of a specified age, or the creation or termination of any guardianship or custodian arrangement; or
     (d) any appointment of a successor trustee, agent, guardian or custodian with respect to a share of stock.
     (4) For purposes of this paragraph C, all determinations concerning changes in beneficial ownership, or the absence of any such change, will be made by the Corporation. Written procedures designed to facilitate such determinations will be established by the Corporation and refined from time to time. Such procedures will provide, among other things, the manner of proof of facts that will be accepted and the frequency with which such proof may be required to be renewed. The Corporation and any transfer agent will be entitled to rely on all information concerning beneficial ownership of a share of stock coming to their attention from any source and in any manner reasonably deemed by them to be reliable, but neither the Corporation nor any transfer agent will be charged with any other knowledge concerning the beneficial ownership of a share of stock.
* * * *
     (8) Shares of Common Stock held by the Corporation’s employee benefit plans will be deemed to be beneficially owned by such plans regardless of how such shares are allocated to or voted by participants, until the shares are actually distributed to participants.
* * * *

CenturyTel, Inc.
100 CenturyTel Drive
Monroe, Louisiana 71203
(318) 388-9500

Notice of Annual Meeting of Shareholders

TIME AND DATE	2:00 p.m. local time on Thursday, May 7, 2009

PLACE	Corporate Conference Room
CenturyTel Headquarters
100 CenturyTel Drive
Monroe, Louisiana

ITEMS OF BUSINESS	(1) To elect as Class III directors the four nominees named in the attached proxy statement

(2) To ratify the appointment of KPMG LLP as our independent auditor for 2009

(3) To act upon three separate shareholder proposals if properly presented at the annual meeting

(4) To transact such other business as may properly come before the annual meeting and any adjournment.

RECORD DATE	You can vote if you are a shareholder of record on March 25, 2009.

ANNUAL REPORT	Our 2008 annual report is in two parts:

(1) our 2008 Financial Report, which is contained in Appendix A to this proxy statement

(2) our 2008 Review and Chairman’s Message, furnished as a separate booklet.

Neither of these documents is a part of our proxy soliciting materials.

PROXY VOTING	Shareholders are invited to attend the annual meeting in person. Even if you expect to attend, it is important that you vote by telephone or the Internet, or by completing and returning your enclosed proxy card.
Stacey W. Goff
Secretary
March 30, 2009

i

CenturyTel, Inc.
100 CenturyTel Drive
Monroe, Louisiana 71203
(318) 388-9500

PROXY STATEMENT
March 30, 2009

GENERAL INFORMATION
Background
     Our Board of Directors is soliciting proxies for use at the CenturyTel, Inc. Annual Meeting of Shareholders to be held at the time and place described in the accompanying notice, and at any adjournments thereof. On or about April 3, 2009, we began mailing this proxy statement to our shareholders of record as of March 25, 2009.
     On October 26, 2008, we entered into an Agreement and Plan of Merger among Embarq Corporation, us and one of our subsidiaries (which we refer to in this proxy statement as the “Merger Agreement”), and on January 27, 2009 our shareholders approved certain transactions relating thereto. As described in greater detail under the heading “— Embarq Merger,” our management and certain provisions of our bylaws and other governance documents will be impacted by the transactions contemplated by the Merger Agreement.
Voting and Solicitation of Proxies
     If your shares are held in your name, you may vote by telephone or the Internet, or by completing, signing, dating and returning the enclosed proxy card in the envelope provided. Voting by any of these methods will not affect your right to attend the meeting and vote.
     If you are a participant in our Automatic Dividend Reinvestment and Stock Purchase Service or our Employee Stock Purchase Plans, our enclosed proxy card covers shares credited to your account under each plan, as well as any shares directly registered in your name. You should not, however, use the proxy card to vote any shares held for you in our Dollars & Sense Plan (which we refer to below as our qualified 401(k) plan) or Union 401(k) Plan. Instead, participants in these plans will receive from the plan trustees separate voting instruction cards covering these shares. Plan participants should complete and return these voting instruction cards in the manner provided by such cards and the instructions appearing on the reverse side of the chairman’s letter above.
     As of March 25, 2009, the record date for determining shareholders entitled to notice of and to vote at the Annual Meeting, we had outstanding 100,539,406 shares of common stock and

9,434 shares of Series L preferred stock that vote together with the common stock as a single class on all matters. In this proxy statement, we refer to these shares as our “Common Shares” and “Preferred Shares,” respectively, and as our “Voting Shares,” collectively. Our Amended and Restated Articles of Incorporation (which we refer to in this proxy statement as our “Articles”) generally provide that holders of Common Shares that have been beneficially owned continuously since May 30, 1987 are entitled to cast ten votes per share, subject to compliance with certain procedures. In this proxy statement, we sometimes refer to these holders as our “Long-Term Shareholders.” Article III of our Articles and the voting procedures that we have adopted thereunder contain several provisions governing the voting power of Common Shares, including a presumption that each Common Share held by nominees or by any holder other than a natural person or estate entitles such holder to one vote, unless the holder furnishes us with proof to the contrary. Applying the presumptions described in Article III and information known to us, our records indicate that 138,896,221 votes are entitled to be cast at the Annual Meeting, of which 138,886,787 (99.99%) are attributable to the Common Shares. Unless otherwise indicated, we have calculated all percentages of voting power in this proxy statement based on this number of votes. For information on a pending proposal to eliminate the enhanced voting rights of our Long-Term Shareholders after the Annual Meeting, see “– Embarq Merger.”
     We will pay all expenses of soliciting proxies for the Annual Meeting. Proxies may be solicited personally, by mail, by telephone or by facsimile by our directors, officers and employees, who will not be additionally compensated therefor. We will also request persons holding Voting Shares in their names for others, such as brokers, banks and other nominees, to forward proxy materials to their principals and request authority for the execution of proxies, and we will reimburse them for their expenses incurred in connection therewith. We have retained Innisfree M&A Incorporated, New York, New York, to assist in the solicitation of proxies, for which we will pay Innisfree fees anticipated to be $12,000 and will reimburse Innisfree for certain of its out-of-pocket expenses.
Embarq Merger
     On January 27, 2009, our shareholders approved proposals to:
•	issue Common Shares in connection with the merger (which we refer to in this proxy statement as the “Embarq Merger”) of one of our subsidiaries with Embarq Corporation, pursuant to the terms of the Merger Agreement;

•	amend our Articles to eliminate the rights of our Long-Term Shareholders to cast ten votes per Common Share and to provide instead that all holders of Common Shares will be entitled to one vote per share; and

•	amend our Articles to increase the authorized number of Common Shares.
     Completion of the Embarq Merger is subject to the receipt of federal and state regulatory approvals and other customary closing conditions. Subject to these conditions, we currently expect to complete the Embarq Merger after the Annual Meeting but before the end of the second quarter of 2009. The two above-listed proposals to amend our Articles will be implemented only upon consummation of the Embarq Merger. Therefore, we do not expect the proposal to eliminate the enhanced voting rights of our Long-Term Shareholders to apply until after the Annual Meeting.
     Following the Embarq Merger, our Board of Directors will be expanded to consist of 15 directors, eight of whom will be designated by us and seven of whom will be designated by Embarq Corporation. Upon the completion of the Embarq Merger, our Board is expected to include Virginia Boulet, W. Bruce Hanks, Gregory J. McCray, C.G. Melville, Jr., Fred R. Nichols, Harvey P. Perry, Glen F. Post, III, and Joseph R. Zimmel, who are currently directors of CenturyTel, and Peter C. Brown, Steven A. Davis, Richard A. Gephardt, Thomas A. Gerke, William A. Owens, Stephanie M. Shern and Laurie A. Siegel, who are currently directors of Embarq Corporation. To accommodate these changes, the following CenturyTel directors have agreed to resign upon completion of the Embarq Merger:  William R. Boles, Jr., Calvin Czeschin, James B. Gardner and Jim D. Reppond.
     As of the effective time of the Embarq Merger, the 15 directors will be allocated into three classes of five directors each. At such time, CenturyTel-designated directors will constitute a majority of the members of each of the committees of the Board of Directors, with directors designed by Embarq Corporation constituting one less than the number of CenturyTel-designated directors on each Board committee. Embarq Corporation will designate the initial chairperson of the Compensation Committee, and we will designate the initial chairpersons of the remaining committees, including the Nominating and Corporate Governance Committee.
     Following the Embarq Merger, Glen F. Post, III, currently Chairman of the Board and Chief Executive Officer of CenturyTel, will continue to serve as Chief Executive Officer and will also serve as President. Admiral William A. Owens, currently the non-executive Chairman of the board of Embarq Corporation, will serve as CenturyTel’s non-executive Chairman of the Board. Thomas A. Gerke, currently the President and Chief Executive Officer of Embarq Corporation, will serve as executive Vice Chairman of the Board. Harvey P. Perry, currently non-executive Vice Chairman of the Board of CenturyTel, will continue to serve as non-executive Vice Chairman of the Board. R. Stewart Ewing, Jr., currently Chief Financial Officer of CenturyTel, Karen A. Puckett, currently Chief Operating Officer of CenturyTel, and Stacey W. Goff, currently General Counsel of CenturyTel, will continue to serve in those positions. Dennis G. Huber, currently Chief Technology Officer of Embarq Corporation, will serve as the executive responsible for Network and Information Technology. William E. Cheek, currently President, Wholesale Markets, of Embarq Corporation, will serve as the executive responsible for Wholesale Operations.
     In connection with completing the Embarq Merger, we intend to:
•	amend our corporate governance guidelines to, among other things, define the scope of duties of the lead outside director and any non-executive chairman.

•	amend our bylaws to, among other things, effect changes necessitated by the Merger Agreement, including a new bylaw providing that for a period of one year following the Embarq Merger, if William A. Owens ceases to be chairman or lead outside director, his successor will be chosen from among the seven directors designated by Embarq Corporation.

•	amend the charter of the Nominating and Corporate Governance Committee of the Board to grant such committee additional responsibilities for executive succession.
     Additional information about Embarq Corporation and its management is included in documents that it has filed with the Securities and Exchange Commission (which we sometimes refer to in this proxy statement as the “SEC”). You may obtain these documents from the SEC’s website at www.sec.gov or Embarq Corporation’s website at www.EMBARQ.com. Embarq Corporation’s documents are not a part of these proxy soliciting materials.
ELECTION OF DIRECTORS
(Item 1 on Proxy or Voting Instruction Card)
     Currently, the Board of Directors is fixed at 12 members, which are divided under our Articles into three classes. Members of the respective classes hold office for staggered terms of three years, with one class elected at each annual shareholders’ meeting. The shareholders will elect four Class III directors at the Annual Meeting. Acting upon the recommendation of its Nominating and Corporate Governance Committee, the Board of Directors has nominated the four individuals listed below to serve as Class III directors. Unless authority is withheld, all votes attributable to the shares represented by each duly executed and delivered proxy will be cast for the election of each of these below-named nominees. Under our bylaw nominating procedures, these nominees are the only individuals who may be elected at the Annual Meeting. For additional information on our nomination process, see “Corporate Governance - Director Nomination Process.” If for any reason any such nominee should decline or become unable to stand for election as a director, which we do not anticipate, votes will be cast instead for another candidate designated by the Board, without resoliciting proxies.
     The following provides certain information with respect to each nominee, each other director whose term will continue after the Annual Meeting, and each of our executive officers named in the compensation tables appearing elsewhere herein. Unless otherwise indicated, each person has been engaged in the principal occupation shown for more than the past five years. As discussed in greater detail elsewhere herein, upon completion of the Embarq Merger, (i) four of the 12 directors named below have agreed to resign, (ii) seven additional directors designated by Embarq Corporation will be included in our new 15-member Board and (iii) the 15 directors will be allocated among the three classes shown below. For information on the composition of the Board of Directors following the Embarq Merger, see “General Information - Embarq Merger.”

Class III Directors (for terms expiring in 2012, subject to re-allocation in connection with the Embarq Merger):

(PHOTO OF FRED R. NICHOLS)	Fred R. Nichols, age 62; a director since 2003; retired in 2000 after serving as an executive officer of Cox Communications, Inc. or TCA Cable TV, Inc. for several years prior to his retirement.

Committee Memberships: Audit; Compensation

(PHOTO OF HARVEY P. PERRY)	Harvey P. Perry, age 64; a director since 1990; non-executive Vice Chairman of the Board of Directors of CenturyTel since January 1, 2004; retired from CenturyTel on December 31, 2003 after serving as Executive Vice President and Chief Administrative Officer for almost five years, as Secretary for 18 years and as General Counsel for 20 years.

Committee Membership: Executive

(PHOTO OF JIM D. REPPOND)	Jim D. Reppond, age 67; a director since 1986; retired from CenturyTel in 1996 after serving as President-Telephone Group (or a comparable predecessor position) for several years; has agreed to resign as a director upon completion of the Embarq Merger.

Committee Memberships: Executive; Nominating and Corporate Governance

(PHOTO OF JOSEPH R. ZIMMEL)	Joseph R. Zimmel, age 55; a director since 2003; provides business and financial advisory services; retired in 2002 after serving as a managing director of the investment banking division of The Goldman Sachs Group, Inc. from 1996 to 2001; a director of FactSet Research Systems Inc.

Committee Membership: Audit

The Board unanimously recommends a vote FOR each of these nominees.

Class I Directors (term currently expires in 2010):

(PHOTO OF WILLIAM R. BOLES, JR.)	William R. Boles, Jr., age 52; a director since 1992; an attorney with The Boles Law Firm, of which Mr. Boles is owner and director; has agreed to resign as a director of CenturyTel upon completion of the Embarq Merger.

Committee Membership: Risk Evaluation

(PHOTO OF W. BRUCE HANKS)	W. Bruce Hanks, age 54; a director since 1992; a consultant with Graham, Bordelon and Co., Inc., an investment management and financial planning company, since December 1, 2005; Athletic Director of the University of Louisiana at Monroe from March 2001 to June 2004; a senior or executive officer of CenturyTel with operational or strategic development responsibilities for several years prior to such time; an advisory director of IberiaBank Corporation.

Committee Memberships: Risk Evaluation (Chairman); Audit

(PHOTO OF C. G. MELVILLE, JR)	C. G. Melville, Jr., age 68; a director since 1968; private investor since 1992; retired executive officer of an equipment distributor.

Committee Memberships: Compensation (Chairman); Nominating and Corporate Governance

(PHOTO OF GLEN F. POST, III)	Glen F. Post, III, age 56; a director since 1985; Chairman of the Board of CenturyTel since June 2002 and Chief Executive Officer of CenturyTel since 1993.

Committee Membership: Executive (Chairman)

Class II Directors (term currently expires in 2011):

(PHOTO OF VIRGINIA BOULET)	Virginia Boulet, age 55; a director since 1995; Special Counsel at Adams and Reese LLP, a law firm; a director of W&T Offshore, Inc.

Committee Membership: Nominating and Corporate Governance (Chairperson)

(PHOTO OF CALVIN CZESCHIN)	Calvin Czeschin, age 73; a director since 1975; President and Chief Executive Officer of Yelcot Telephone Company and Ultimate Auto Group; has agreed to resign as a director upon completion of the Embarq Merger.

Committee Memberships: Executive; Risk Evaluation

(PHOTO OF JAMES B. GARDNER)	James B. Gardner, age 74; a director since 1981; Chairman of Commerce Street Capital, LLC, a financial services firm spun off from Samco Capital Markets, Inc., since October 1, 2007; Senior Managing Director of Samco Capital Markets, Inc. from May 17, 2006 to September 30, 2007; Managing Director or Senior Managing Director of the capital markets division of Samco for 12 years prior to 2006; has agreed to resign as a director upon completion of the Embarq Merger.

Committee Memberships: Audit (Chairman); Executive; Compensation

(PHOTO OF GREGORY J. McCRAY)	Gregory J. McCray, age 46; a director since 2005; Chief Executive Officer of Antenova Limited, a British company which develops and markets wireless components, since January 2003.

Committee Membership: Risk Evaluation

Executive Officers Who Are Not Directors:
     Listed below is current information on each of our executive officers who are not directors. For further information on the duties and responsibilities of these executive officers after the Embarq Merger, see “General Information – Embarq Merger.”

(PHOTO OF KAREN A. PUCKETT)	Karen A. Puckett, age 48; President and Chief Operating Officer.

(PHOTO OF R. STEWART EWING, JR)	R. Stewart Ewing, Jr., age 57; Executive Vice President and Chief Financial Officer.

(PHOTO OF DAVID D. COLE)	David D. Cole, age 51; Senior Vice President – Operations Support.

(PHOTO OF STACEY W. GOFF)	Stacey W. Goff, age 43; Senior Vice President, General Counsel and Secretary.

(PHOTO OF MICHAEL E. MASLOWSKI)	Michael E. Maslowski, age 61; Senior Vice President and Chief Information Officer.

CORPORATE GOVERNANCE
Governance Guidelines
     Listed below are excerpts from our corporate governance guidelines, which the Board reviews at least annually. As discussed further under “General Information — Embarq Merger,” we intend to revise our guidelines upon completing the Embarq Merger. For information on how you can obtain a complete copy of our guidelines, see “— Access to Information” below.
1.	Director Qualifications
•	The Board of Directors will have a majority of independent directors. The Nominating and Corporate Governance Committee is responsible for reviewing with the Board, on an annual basis, the requisite skills and characteristics of new Board members as well as the composition of the Board as a whole. This assessment will include members’ independence qualifications, as well as consideration of diversity, age, character, judgment, skills and experience in the context of the needs of the Board. It is the general sense of the Board that no more than two management directors should serve on the Board.

•	The Board expects directors who change the job or responsibility they held when they were elected to the Board to volunteer to resign from the Board. It is not the sense of the Board that in every such instance the director should necessarily leave the Board. There should, however, be an opportunity for the Board, through the Nominating and Corporate Governance Committee, to review the continued appropriateness of Board membership under the circumstances.

•	No director may serve on more than two other unaffiliated public company boards, unless this prohibition is waived by the Board. No director may be appointed or nominated to a new term if he or she would be age 75 or older at the time of the election or appointment.

•	The Nominating and Corporate Governance Committee will review each director’s continuation on the Board at least once every three years.

•	Directors will be deemed to be “independent” if (i) the Board affirmatively confirms that neither the director nor any organization with which the director is affiliated receives any payments from the Company other than Permissible Directors Compensation (as defined below) and (ii) none of the disqualifying events or conditions specified in Rule 303A(2)(b) of the NYSE Listed Company Manual apply to the director. For purposes hereof, “Permissible Directors Compensation” means (i) director and committee fees, (ii) reimbursement for an annual physical, continuing education, travel and other out-of-pocket expenses in accordance with the Company’s applicable policies and (iii) a pension or other form of deferred compensation for prior service, provided such compensation is not contingent in any way on continued service. The Board may make determinations or interpretations under this paragraph, provided that they are consistent with the foregoing standards.

•	Once the Board has determined that a director is independent, the director may not engage in any transaction with the Company, either directly or indirectly through an immediate family member or related entity, without such transaction being approved by the Board.
2.	Director Responsibilities
•	The Chairman will establish the agenda for each Board meeting. Each Board member is free to suggest the inclusion of items on the agenda. Each Board member is free to raise at any Board meeting subjects that are not on the agenda for that meeting. The Board will review the Company’s long-term strategic plans and the principal issues that the Company will face in the future during at least one Board meeting each year.

•	The non-management directors will meet in executive session at least quarterly. The director who presides at these meetings will be an independent director chosen annually by the non-management directors, and his or her name will be disclosed in the annual proxy statement.
3.	Board Committees
•	The Board will have at all times an Audit Committee, a Compensation Committee and a Nominating and Corporate Governance Committee. All of the members of these committees will be independent directors, as defined in Section 1 above.

•	The Chair of each committee, in consultation with the committee members, will determine the frequency and length of the committee meetings consistent with any requirements set forth in the committee’s charter. The Chair of each committee, in consultation with members of the committee and others specified in the committee’s charter, will develop the committee’s agenda.

•	The Board and each committee have the power to hire independent legal, financial or other advisors as they may deem necessary, without consulting or obtaining the approval of any officer of the Company in advance.

•	Each committee may meet in executive session as often as it deems appropriate.
4.	Director Access to Officers and Employees
•	Directors have full and free access to officers and employees of the Company.

•	The Board welcomes regular attendance at each Board meeting of senior officers of the Company.
5.	Director Compensation
•	The form and amount of director compensation will be determined by the Nominating and Corporate Governance Committee on the terms and conditions

(and subject to the exceptions) set forth in its charter, and such Committee will review director compensation annually.
6.	Director Orientation and Continuing Education
•	The Nominating and Corporate Governance Committee shall maintain an Orientation Program for new directors. All new directors must participate in the Company’s Orientation Program, which should be conducted as soon as practicable after new directors are elected or appointed.

•	The Company will also maintain a Continuing Education Program for directors, pursuant to which it will endeavor to periodically update directors on industry, technological and regulatory developments, and to provide adequate resources to support directors in understanding the Company’s business and matters to be acted upon at board and committee meetings.
7.	CEO Evaluation and Management Succession
•	The Nominating and Corporate Governance Committee will conduct an annual review of the CEO’s performance. The Nominating and Corporate Governance Committee will provide a report of its findings to the Board of Directors (with appropriate recusals of the CEO and other management directors, as necessary) to enable the Board to ensure that the CEO is providing the best leadership for the Company in the long- and short-term.

•	The Nominating and Corporate Governance Committee should report periodically to the Board on succession planning. The entire Board will consult periodically with the Nominating and Corporate Governance Committee regarding potential successors to the CEO. The CEO should at all times make available his or her recommendations and evaluations of potential successors, along with a review of any development plans recommended for such individuals.
8.	Annual Evaluation
•	The Board of Directors will conduct an annual self-evaluation to determine whether it and its committees are functioning effectively. The Nominating and Corporate Governance Committee will receive comments from all directors and report annually to the Board with an assessment of the Board’s performance, which will be discussed with the full Board. The assessment will focus on the Board’s contribution to the Company and specifically focus on areas in which the Board or management believes that the Board could improve.
9.	Standards of Business Conduct and Ethics
•	All of the Company’s directors, officers and employees are required to abide by the Company’s long-standing Corporate Compliance Program, which includes standards of business conduct and ethics. The Company’s program and related procedures cover all areas of professional conduct, including employment policy, conflicts of interests, protection of confidential information, as well as strict adherence to all laws and regulations applicable to the conduct of the Company’s business.

•	Any waiver of the Company’s policies, principles or guidelines relating to business conduct or ethics for executive officers or directors may be made only by the Audit Committee and will be promptly disclosed as required by applicable law or stock exchange regulations.
Independence
     Based on the information made available to it, the Board of Directors has affirmatively determined that Virginia Boulet, James B. Gardner, W. Bruce Hanks, C. G. Melville, Jr., Gregory J. McCray, Fred R. Nichols, Harvey P. Perry, Jim D. Reppond and Joseph R. Zimmel qualify as independent directors under the standards referred to above under “- Governance Guidelines.” In making these determinations, the Board, with assistance from counsel, evaluated responses to a questionnaire completed by each director regarding relationships and possible conflicts of interest. In its review of director independence, the Board considered all known commercial, consulting, legal, accounting, charitable, and familial relationships any director may have with CenturyTel or its management.
Committees of the Board
     During 2008, the Board of Directors held four regular meetings, 16 special meetings, and a three-day strategic planning session.
     During 2008, the Board’s Audit Committee held seven meetings. The Audit Committee is currently composed of four independent directors, all of whom the Board has determined to be audit committee financial experts, as defined under the federal securities laws. The Audit Committee’s functions are described further below under “Audit Committee Report.”
     The Board’s Compensation Committee met once during 2008. The Compensation Committee is composed of three directors, all of whom qualify as “non-employee directors” under Rule 16b-3 promulgated under the Securities Exchange Act of 1934 and as “outside directors” under Section 162(m) of the Internal Revenue Code. The Compensation Committee is described further below under “Compensation Discussion and Analysis.”
     The Board’s Nominating and Corporate Governance Committee (which we refer to below as the “Nominating Committee”) met five times during 2008. The Nominating Committee is responsible for, among other things, (i) recommending to the Board nominees to serve as directors and officers, (ii) monitoring the composition and size of the Board and its committees, (iii) periodically reassessing our corporate governance guidelines described above, (iv) leading the Board in its annual review of the Board’s performance, (v) reviewing annually the Chief Executive Officer’s performance and reporting to the Board on succession planning for senior executive officers and (vi) overseeing the cash compensation of our non-employee directors. For information on the director nomination process, see “- Director Nomination Process” below.

     Each of the committees listed above is composed solely of independent directors under the standards referred to above under “- Governance Guidelines.”
     The Board also maintains a Risk Evaluation Committee, which met three times during 2008.
     If you would like additional information on the responsibilities of the committees listed above, please refer to the committees’ respective charters, which can be obtained in the manner described below under “— Access to Information.”
     We expect all of our directors to attend our annual shareholders meetings. Each director attended the 2008 annual shareholders meeting.
Director Nomination Process
     Nominations for the election of directors at our annual shareholder meetings may be made by the Board (upon the receipt of recommendations of the Nominating Committee) or by any shareholder of record who complies with our bylaws. Under our bylaws, any shareholder of record interested in making a nomination generally must deliver written notice to CenturyTel’s secretary not more than 180 days and not less than 90 days in advance of the first anniversary of the preceding year’s annual shareholders meeting. For the Annual Meeting this year, the Board has nominated the four nominees listed above under “Election of Directors” to stand for election as Class III directors, and no shareholders submitted any nominations. For further information on deadlines for submitting nominations for our 2009 annual shareholders meeting, see “Other Matters - Shareholder Nominations and Proposals.”
     The written notice required to be sent by any nominating shareholder must include (i) the name, age, business address and residential address of the nominating shareholder and any other person acting in concert with such shareholder, (ii) a representation that the nominating shareholder is a record holder of Voting Shares, and intends to make his nomination in person, (iii) a description of all agreements among the nominating shareholder, any person acting in concert with him, each proposed nominee and any other person pursuant to which the nomination or nominations are to be made and (iv) various biographical information about each proposed nominee, including principal occupation, holdings of Voting Shares and other information required to be disclosed in our proxy statement. The notice must also be accompanied by the written consent of each proposed nominee to serve as a director if elected, and an affidavit certifying that each proposed nominee meets the qualifications for service specified in the bylaws and summarized below. We may require a proposed nominee to furnish other reasonable information or certifications. Shareholders interested in bringing before a shareholders meeting any matter other than a director nomination should consult our bylaws for additional procedures governing such requests. We may disregard any nomination or submission of any other matter that fails to comply with these bylaw procedures.
     The Nominating Committee will consider candidates nominated by shareholders in accordance with our bylaws. Upon receipt of any such nominations, the Committee will review the submission for compliance with our bylaws, including determining if the proposed nominee meets the bylaw qualifications for service as a director. These provisions disqualify any person who fails to respond satisfactorily to any inquiry for information to enable us to make certifications required by the Federal Communications Commission under the Anti-Drug Abuse Act of 1988, or who has been arrested or convicted of certain specified drug offenses or engaged in actions that could lead to such an arrest or conviction.
     In the past, the Nominating Committee has considered director candidates suggested by Committee members, other directors, senior management and shareholders. In the recent past, the Nominating Committee has retained, on an as-needed basis and at our expense, national search firms to help identify potential director candidates. Each of our three newest directors were initially identified or screened by national search firms retained by the Nominating Committee. With respect to this year’s annual meeting, all of the nominees are incumbent directors with several years of prior service. The Nominating Committee may retain search firms from time to time in the future to help identify potential director candidates.
     Under our corporate governance guidelines, the Nominating Committee assesses director candidates based on their independence, diversity, age, character, skills and experience in the context of the needs of the Board. Although the guidelines permit the Nominating Committee to adopt additional selection guidelines or criteria, it has chosen not to do so. Instead, the Nominating Committee periodically assesses skills and characteristics then required by the Board based on its membership and needs at the time of the assessment. In evaluating the needs of the Board, the Nominating Committee considers the qualification of incumbent directors and consults with other members of the Board and senior management. In addition, the Nominating Committee seeks candidates committed to representing the interests of all shareholders and not any particular constituency. The Nominating Committee believes this flexible approach enables it to respond to changes caused by director retirements and industry developments.
     Although we do not have a history of receiving director nominations from shareholders, the Nominating Committee envisions that it would evaluate any such candidate on the same terms as other proposed nominees, but would place a substantial premium on retaining incumbent directors who are familiar with our management, operations, business, industry, strategies and competitive position, and who have previously demonstrated a proven ability to provide valuable contributions to the Board and CenturyTel.
Presiding Director
     As indicated above, the non-management directors meet in executive session at least quarterly. The non-management directors have selected Fred R. Nichols to preside over such meetings. As explained further on our website, you may contact Mr. Nichols by writing a letter to the Presiding Director, c/o Post Office Box 5061, Monroe, Louisiana 71211. As discussed further under “General Information — Embarq Merger,” Admiral William A. Owens will serve as our Chairman and lead outside director upon completion of the Embarq Merger.
Access to Information
     The following documents are filed as exhibits to our Annual Report on Form 10-K for the year ended December 31, 2008, and are posted on our website at www.centurytel.com:
•	Corporate governance guidelines

•	Charters of our Board committees

•	Corporate compliance program (which includes our code of ethics)
We will furnish printed copies of these materials upon the request of any shareholder.
RATIFICATION OF THE SELECTION OF THE INDEPENDENT AUDITOR
(Item 2 on Proxy or Voting Instruction Card)
     The Audit Committee of the Board has appointed KPMG LLP as our independent auditor for the fiscal year ending December 31, 2009, and we are submitting that appointment to our shareholders for ratification at the Annual Meeting. Although shareholder ratification of KPMG’s appointment is not legally required, we are submitting this matter to the shareholders, as in the past, as a matter of good corporate practice.
     If the shareholders fail to vote on an advisory basis in favor of the appointment, the Audit Committee will reconsider whether to retain KPMG LLP, and may appoint that firm or another without re-submitting the matter to the shareholders. Even if the shareholders ratify the appointment, the Audit Committee may, in its discretion, select a different independent auditor at any time during the year if it determines that such a change would be in CenturyTel’s best interests. In connection with selecting the independent auditor, the Audit Committee reviews the auditor’s qualifications, control procedures, cost, proposed staffing, prior performance and other relevant factors.
     In connection with the audit of the 2009 financial statements, we entered into an engagement letter with KPMG LLP which sets forth the terms by which KPMG will provide audit services to us. That agreement is subject to alternative dispute resolution procedures and excludes punitive damage claims.
     The following table lists the aggregate fees and costs billed to us by KPMG and its affiliates for the 2007 and 2008 services identified below:

	Amount Billed
	2007	2008
Audit Fees (1)	$2,877,000	$2,793,000
Audit-Related Fees(2)	152,000	101,000
Tax Fees(3)	397,000	181,000
All Other Fees(4)	1,000	0

Total Fees	$3,427,000	$3,075,000

(1)	Includes the cost of (i) services rendered in connection with auditing our annual consolidated financial statements, (ii) auditing our internal control over financial reporting in accordance with Section 404 of the Sarbanes-Oxley Act of 2002, (iii) reviewing our quarterly financial statements, (iv) auditing the financial statements of several of our telephone subsidiaries, and (v) services rendered in connection with reviewing our registration statements and issuing related comfort letters.

(2)	Includes the cost of auditing our benefit plans and general accounting consulting services.

(3)	Includes costs associated with (i) assistance in preparing income tax returns (which were approximately $249,000 in 2007 and $111,000 in 2008), (ii) assistance with various tax audits (which were approximately $24,000 in 2007 and $23,000 in 2008), (iii) assistance with a pending acquisition (which was approximately $17,000 in 2008), and (iv) general tax planning, consultation and compliance (which were approximately $124,000 in 2007 and $30,000 in 2008).

(4)	Represents a payment we made to KPMG on behalf of an audit committee member for continuing education.

     The Audit Committee maintains written procedures that require it to annually review and pre-approve the scope of all services to be performed by our independent auditor. This review includes an evaluation of whether the provision of non-audit services by our independent auditor is compatible with maintaining the auditor’s independence in providing audit and audit-related services. The Committee’s procedures prohibit the independent auditor from providing any non-audit services unless the service is permitted under applicable law and is pre-approved by the Audit Committee or its Chairman. The Chairman is authorized to pre-approve projects expected to cost no more than $75,000, provided the total cost of all projects pre-approved by the Chairman during any fiscal quarter does not exceed $125,000. The Audit Committee has pre-approved the Company’s independent auditor to provide up to $40,000 per quarter of miscellaneous tax services that do not constitute discrete and separate projects. The Chief Financial Officer is required periodically to advise the full Committee of the scope and cost of services not pre-approved by the full Committee. Although applicable regulations waive these pre-approval requirements in certain limited circumstances, the Audit Committee did not use these waiver provisions in either 2007 or 2008.
     KPMG has advised us that one or more of its partners will be present at the Annual Meeting. We understand that these representatives will be available to respond to appropriate questions and will have an opportunity to make a statement if they desire to do so.
     Ratification of KPMG’s appointment as our independent auditor for 2009 will require the affirmative vote of at least a majority of the voting power present or represented at the Annual Meeting.
The Board unanimously recommends a vote FOR this proposal.
AUDIT COMMITTEE REPORT
     Management is responsible for our internal controls and the financial reporting process. Our independent auditor is responsible for performing an independent audit of our consolidated financial statements and the effectiveness of our internal control over financial reporting, and to issue reports thereon. The Committee’s responsibility is to monitor and oversee these processes, and, subject to shareholder ratification, to appoint the independent auditor.
     In this context, the Committee has met and held discussions with management and our internal auditors and independent auditor for 2008, KPMG LLP. Management represented to the Committee that our consolidated financial statements were prepared in accordance with generally accepted U.S. accounting principles. The Committee has reviewed and discussed with management and KPMG the consolidated financial statements, and management’s report and KPMG’s report and attestation on internal control over financial reporting in accordance with Section 404 of the Sarbanes-Oxley Act of 2002. The Committee also discussed with KPMG matters required to be discussed by Statement on Auditing Standards No. 61.
     KPMG also provided to the Committee the written disclosures required by the applicable requirements of the Public Company Accounting Oversight Board regarding the independent auditor’s communications with audit committees concerning independence. The Committee discussed with KPMG that firm’s independence, and considered the effects that the provision of non-audit services may have on KPMG’s independence.

     Based on and in reliance upon the reviews and discussions referred to above, and subject to the limitations on the role and responsibilities of the Committee referred to in its charter, the Committee recommended that the Board of Directors include the audited consolidated financial statements in our Annual Report on Form 10-K for the year ended December 31, 2008.
     If you would like additional information on the responsibilities of the Audit Committee, please refer to its charter, which you can obtain in the manner described above under “Corporate Governance — Access to Information.”
Submitted by the Audit Committee of the Board of Directors.

James B. Gardner (Chairman)	Fred R. Nichols
W. Bruce Hanks	Joseph R. Zimmel
SHAREHOLDER PROPOSALS
(Items 3, 4 and 5 on Proxy or Voting Instruction Card)
     We periodically receive suggestions from our shareholders, some as formal shareholder proposals. We give careful consideration to all suggestions, and assess whether they promote the best long-term interests of CenturyTel and its shareholders.
     We expect Items 3 through 5 to be presented by shareholders at the Annual Meeting. Following SEC rules, other than minor formatting changes, we are reprinting the proposals and supporting statements as they were submitted to us. We take no responsibility for them. On request to the Secretary at the address listed under “Other Matters — Annual Financial Report,” we will provide information about the sponsors’ shareholdings, as well as the names, addresses, and shareholdings of any co-sponsors. Adoption of each of these three proposals requires the affirmative vote of at least a majority of the voting power present or represented at the Annual Meeting.
     The Board recommends you vote AGAINST Items 3 through 5 for the reasons we give after each one.
Director Election Majority Vote Proposal (Item 3)
     The following proposal was submitted by the Sheet Metal Workers’ National Pension Fund, Edward F. Carlough Plaza, 601 N. Fairfax Street, Suite 500, Alexandria, Virginia 22314.
     “Resolved: That the shareholders of CenturyTel, Inc. (“Company”) hereby request that the Board of Directors initiate the appropriate process to amend the Company’s governance documents (articles of incorporation or bylaws) to provide that director nominees shall be elected by the affirmative vote of the majority of votes cast at an annual meeting of shareholders, with a plurality vote standard retained for contested director elections, that is, when the number of director nominees exceeds the number of board seats.

     Supporting Statement: In order to provide shareholders a meaningful role in director elections, the Company’s director election vote standard should be changed to a majority vote standard. A majority vote standard would require that a nominee receive a majority of the votes cast in order to be elected. The standard is particularly well-suited for the vast majority of director elections in which only board nominated candidates are on the ballot. We believe that a majority vote standard in board elections would establish a challenging vote standard for board nominees and improve the performance of individual directors and entire boards. The Company presently uses a plurality vote standard in all director elections. Under the plurality standard, a board nominee can be elected with as little as a single affirmative vote, even if a substantial majority of the votes cast are “withheld” from the nominee.
     In response to strong shareholder support for a majority vote standard, a strong majority of the nation’s leading companies, including Intel, General Electric, Motorola, Hewlett Packard, Morgan Stanley, Home Depot, Gannett, Marathon Oil, and Pfizer, have adopted a majority vote standard in company bylaws or articles of incorporation. Additionally, these companies have adopted director resignation policies in their bylaws or corporate governance policies to address post-election issues related to the status of director nominees that fail to win election. Other companies have responded only partially to the call for change by simply adopting post election director resignation policies that set procedures for addressing the status of director nominees that receive more “withhold” votes than “for” votes. At the time of this proposal submission, our Company and its board had not taken either action.
     We believe that a post election director resignation policy without a majority vote standard in company governance documents is an inadequate reform. The critical first step in establishing a meaningful majority vote policy is the adoption of a majority vote standard. With a majority vote standard in place, the board can then take action to develop a post election procedure to address the status of directors that fail to win election. A majority vote standard combined with a post election director resignation policy would establish a meaningful right for shareholders to elect directors, and reserve for the board an important post election role in determining the continued status of an unelected director. We urge the Board to take this important step of establishing a majority vote standard in the Company’s governance documents.”
     The Board recommends that you vote AGAINST this proposal for the following reasons:
     Our directors, like those of most other public corporations, are elected by a plurality of votes cast by shareholders. This means that the nominees receiving the greatest number of votes from holders of our Voting Stock at the Annual Meeting will be elected as directors. The Board believes that this system of electing directors best serves the interests of our shareholders. The plurality voting system is fair and impartial in that it applies equally to any candidate who is nominated for election to the Board. The nominees who receive the most votes cast will be elected to our Board, whether those candidates are nominated by the Board or by shareholders.
     The proposal recognizes the inherent fairness of the plurality vote standard by retaining this standard in the case of contested elections. The majority vote standard set forth in the proposal would only apply to director elections where the shareholders have chosen not to nominate a new director.

     Over the last several years, each of our director nominees was elected by more than 89% of the total votes cast. The proposal suggests that our directors are being elected by a minimal number of votes cast and that our voting system needs to be reformed. However, our elections for the last several years clearly indicate this is not the case.
     Implementation of the proposal could have the unintended consequence of unnecessarily increasing the cost of soliciting shareholder votes. For example, the implementation of this proposal could provide special interest shareholder groups the power to promote expensive and time-consuming “vote withholding” campaigns that are not in the best interest of all shareholders, forcing us to implement proactive telephone solicitations, additional mailings of proxy soliciting materials or other strategies to obtain the required vote. This could result in increased spending in routine elections. The Board believes this would be a poor use of our assets.
     Additionally, the proposal defers action on how to address the situation in which one or more incumbent directors fail to receive a majority of votes, which certain leading governance experts have cited as a potential shortcoming. If the proposal was implemented, an incumbent director who did not receive a majority of the votes cast would nonetheless remain in office until such person’s successor is elected and qualified. If the incumbent director were to leave office, our Board has the right under our Articles to fill the vacancy, or the position could remain vacant. These alternatives would not necessarily reflect the views of shareholders that have chosen to exercise their right to vote for the directors of their choice. As a result, adoption of the proposed majority vote standard could result in a less democratic process than the election of directors by plurality vote.
     The possibility of failed elections could have other adverse consequences as well. For example, the failure to elect director candidates could impair our ability to comply with the independence requirements in the NYSE listing standards and our Corporate Governance Guidelines, and could also adversely affect our ability to retain and attract qualified directors.
     The value of requiring a majority vote to elect directors is being actively discussed and evaluated by a number of independent groups, companies and interested investors. Unless and until a consensus develops that majority voting systems are an improvement, we believe retaining our current plurality voting standard is in our shareholders’ best interest.
Executive Compensation Advisory Vote Proposal (Item 4)
     The following proposal was submitted by the AFL-CIO Reserve Fund, 815 Sixteenth Street, N.W., Washington, D.C. 20006.
     “Resolved, That the shareholders of CenturyTel, Inc. (the “Company”) request that the Board of Directors adopt a policy that provides shareholders the opportunity at each annual shareholder meeting to vote on an advisory resolution, proposed by management, to ratify the compensation of the named executive officers (“NEOs”) set forth in the proxy statement’s Summary Compensation Table (the “SCT”) and the accompanying narrative disclosure of material factors provided to understand the SCT (but not the Compensation Discussion and Analysis). The proposal submitted to shareholders should make clear that the vote is non-binding and would not affect any compensation paid or awarded to any NEO.

     Supporting Statement: Investors are increasingly concerned about mushrooming executive compensation, especially when insufficiently linked to performance. In 2008, shareholders filed close to 100 “Say on Pay” resolutions. Votes on these resolutions have averaged 43% in favor, with 10 votes over 50%, demonstrating strong shareholder support for this reform.
     An Advisory Vote establishes an annual referendum process for shareholders about senior executive compensation. We believe the results of this vote would provide the board and management useful information about shareholder views on the Company’s senior executive compensation.
     In its 2008 proxy, Aflac submitted an Advisory Vote resulting in a 93% vote in favor, indicating strong investor support for good disclosure and a reasonable compensation package. Aflac Chairman and CEO Daniel Amos said, “An advisory vote on our compensation report is a helpful avenue for our shareholders to provide feedback on our pay-for-performance compensation philosophy and pay package.”
     To date, 10 other companies have agreed to an Advisory Vote, including Verizon, MBIA, H&R Block, Ingersoll Rand, Blockbuster and Tech Data. TIAA-CREF, the country’s largest pension fund, has successfully utilized the Advisory Vote twice.
     Influential proxy voting service RiskMetrics Group recommends votes in favor, noting: “RiskMetrics encourages companies to allow shareholders to express their opinions of executive compensation practices by establishing an annual referendum process. An advisory note on executive compensation is another step forward in enhancing board accountability.”
     The Council of Institutional Investors endorsed advisory votes, and a bill to allow annual Advisory Votes passed the House of Representatives by a 2-to-1 margin. We believe company leaders should adopt an Advisory Vote voluntarily before required by law.
     We believe that existing U.S. Securities and Exchange Commission rules and stock exchange listing standards do not provide shareholders with sufficient mechanisms for providing input to boards on senior executive compensation. In contrast, in the United Kingdom, public companies allow shareholders to cast a vote on the “directors’ remuneration report,” which discloses executive compensation. Such a vote is not binding, but gives shareholders a clear voice that could help shape senior executive compensation.
     We believe that a company that has a clearly explained compensation philosophy and metrics, reasonably links pay to performance, and communicates effectively to investors would find a management sponsored Advisory Vote a helpful tool.
     We urge CenturyTel’s Board to allow shareholders to express their opinion about senior executive compensation through an Advisory Vote.”
     The Board recommends that you vote AGAINST this proposal for the following reasons:

     We believe ensuring that executive compensation is appropriate is an important issue for all shareholders, and we share that goal. Nonetheless, we believe this proposal is unnecessary, unworkable and potentially harmful.
     The proposal is unnecessary. The proposal is unnecessary because we already employ a thorough process designed to pay appropriate levels of executive compensation to attract and retain the managerial talent necessary to maintain our competitiveness. As explained in greater detail under the heading “Compensation Discussion and Analysis,” the Board has delegated its powers to set executive compensation to its Compensation Committee, which is composed solely of independent directors who have a fiduciary duty to establish programs that are in the best interests of the shareholders. The Committee works with its independent consultant to establish compensation programs designed to match programs of comparable companies and to create incentives to maintain and increase shareholder value. In connection with performing its duties, the Committee spends a substantial amount of time reviewing a wide range of information impacting executive compensation, including trends in executive compensation and detailed benchmarking data on prevailing compensation levels at comparable companies. In accordance with the federal proxy rules, we explain in detail the Committee’s processes and conclusions in our annual proxy statements. In short, we believe our current structure is appropriately designed and balanced to achieve and communicate our executive compensation goals.
     The proposal is unworkable. We believe it is unrealistic to expect this proposal would enable shareholders to provide meaningful input on decisions that entail a thorough understanding of a wide variety of factors, including prevailing compensation philosophies and practices nationwide and in our industry. Establishing appropriate executive compensation arrangements is a complex process requiring careful balancing of a wide range of factors, including proprietary information about our strategies and performance, changing industry conditions, accounting requirements, tax laws, and the competitive compensation practices of other companies. We believe this balancing should continue to be the responsibility of disinterested independent fiduciaries who have the time, experience, expertise, resources and access to proprietary data that is necessary to design and administer effective programs. We further believe the proposal is a blunt instrument that would not provide us with meaningful insight into specific shareholder concerns regarding our programs, and could lead to confusion about what prompted the shareholders’ vote. For instance, if the shareholders adopt a general resolution disapproving our executive compensation, we would be unable to determine (i) whether the shareholders disapproved of all or only some of our specific compensation components, (ii) whether they disapproved of compensation paid to all or only some of our executives and (iii) the magnitude or rationale of the shareholders’ concerns. As such, we would be unable to react to the shareholders’ concerns in a meaningful fashion. We believe it would be far more helpful if shareholder concerns are specifically addressed, and we already have processes in place to facilitate effective shareholder communications. See “Corporate Governance — Presiding Director.” Instead of encouraging shareholders to take advantage of our current policies and procedures, we believe the proposal advocates substituting a less effective mechanism.
     The proposal is potentially harmful. Finally, the proposal is potentially harmful in several respects, including the following:

•	by requiring a practice not followed by most other U.S. companies, the proposal could harm our ability to retain or attract talented managers to the extent that they perceive this new practice as a threat to our long-standing commitment to pay competitive compensation

•	by creating the risk that the good faith judgments of our disinterested independent directors could be “second-guessed,” the proposal could negatively impact the willingness of members of our Compensation Committee to continue to serve

•	by requiring us to provide new disclosures, implement new processes, and incur new legal risks, the proposal would require us to incur unnecessary legal and proxy solicitation expenses and could increase our expenditures on directors’ fees and insurance

•	by creating a blunt instrument of shareholder input, the proposal could result in unclear directives that create confusion over corporate goals, distract management, and interfere with more effective means of facilitating useful shareholder communications.
     In summary, we do not believe the proposal will enhance our governance practices or improve our shareholder communications, nor is it in the best interests of shareholders.
Network Management Practices Report Proposal (Item 5)
     The following proposal was submitted by Trillium Asset Management Corporation, 711 Atlantic Avenue, Boston, Massachusetts 02111-2809.
     “The Internet is becoming the defining infrastructure of our economy and society in the 21st century. Its potential to open new markets for commerce, new venues for cultural express and new modalities of civic engagement is without historic parallel.
     Internet Service Providers (ISPs) serve as gatekeepers to this infrastructure: providing access, managing traffic, insuring communication, and forging rules that shape, enable and limit the public’s use of the Internet.
     As such, ISPs have a weighty responsibility in devising network management practices. ISPs must give far-ranging thought to how these practices serve to promote — or inhibit — the public’s participation in the economy and in civil society.
     Of fundamental concern is the effect ISPs’ network management practices have on public expectations of privacy and freedom of expression on the Internet.
     Whereas:
•	More than 211 million Americans — 70% of the U.S. population — now use the Internet;

•	The Internet serves as an engine of opportunity for social, cultural and civil participation in society;

•	46% of Americans report they have used the Internet, e-mail or text messaging to participate in the 2008 political process;

•	The Internet yields significant economic benefits to society, with online U.S. retailing revenues — only one gauge of e-commerce — exceeding $200 billion in 2008;

•	The Internet plays a critical role in addressing societal challenges such as provision of health care, with over 8 million Americans looking for health information online each day;

•	72% of Americans are concerned that their online behaviors are being tracked and profiled by companies;

•	53% of Americans are uncomfortable with companies using their email content or browsing history to send relevant ads;

•	54% of Americans are uncomfortable with third parties collecting information about their online behavior;

•	Our Company provides Internet access to a very large number of subscribers and is considered a leading ISP;

•	Our Company’s network management practices have come under public scrutiny by consumer and civil liberties groups, regulatory authorities and shareholders;

•	Class action lawsuits in several states are challenging the propriety of ISPs’ network management practices;

•	Internet network management is a significant public policy issue; failure to fully and publicly address this issue poses potential competitive, legal and reputational harm to our Company;

•	Any perceived compromise by ISPs of public expectations of privacy and freedom of expression on the Internet could have a chilling effect on the use of the Internet and detrimental effects on society.
     Therefore, be it resolved, that shareholders request that the Board of Directors prepare a report, excluding proprietary and confidential information, and to be made available to shareholders no later than November 30, 2009, examining the effects of the Company’s Internet network management practices in the context of the significant public policy concerns regarding the public’s expectations of privacy and freedom of expression on the Internet.”
     The Board recommends that you vote AGAINST this proposal for the following reasons:
     CenturyTel’s emphasis on providing and expanding access to internet services in rural areas and small towns in the United States fosters the freedom of expression of hundreds of thousands of people residing in those areas. Our business practices are designed to promote, among other things, freedom of expression, privacy and other fundamental personal freedoms. Our employee policies and guidelines reflect these goals by incorporating ethical principles stressing the critical importance of the privacy rights of our customers and the confidentiality of their information. Our commitment to expanding internet access to rural areas and small towns has enhanced freedom of expression, participation in the internet-based economy and a sense of community in those areas. We share the proponents’ desire to promote privacy and freedom of expression on the internet, and are continually evaluating and addressing these issues in our business practices and the communities in which we operate. We are committed to evolving and enhancing these practices. We also have a strict requirement of compliance with U.S. government policies. Therefore, we believe that the preparation of the report requested by the proposal is unnecessary in light of our current efforts and established policies and practices relating to privacy and freedom of expression.
     Our Board and management invest significant time and resources to ensure that our services and policies promote, and are consistent with, our goals and initiatives regarding the improvement of privacy and freedom of expression. Our management is continuously studying policies for the acceptable use of customer information to ensure that we provide our customers with the best possible service while safeguarding their privacy. In particular, we have formed a management committee that reviews industry procedures regarding privacy and makes recommendations regarding the effective implementation of procedures that will further protect the privacy of our customers. Management has also developed and put in place a comprehensive set of policies that strictly prohibit employees from viewing or distributing customer information other than that required for proper provision of services.
     Although we cooperate with government agencies, which request data from us from time to time, we are committed to the goal of preventing the dissemination of our customers’ information to the maximum extent possible. Our legal department reviews each request for information from government agencies to determine the propriety of such request (unless the matter is a routine tax audit, safety or health inspection, employment law review or any other similar routine matter). We do not divulge customer information unless the request is made through a subpoena, warrant or other lawful means.
     In short, we believe our dedication to providing internet access to rural communities fosters freedom of expression and our current confidentiality policies and procedures provide substantial protection of our customers’ privacy. The preparation of a report on this subject would be an unnecessary cost to the Company and its shareholders, and therefore the Board recommends that you vote against this proposal.
OWNERSHIP OF OUR SECURITIES
Principal Shareholders
     The following table sets forth information regarding ownership of our Common Shares by each person known to us to have beneficially owned more than 5% of the outstanding Common Shares or to have controlled more than 5% of the total voting power on December 31, 2008.

	Amount and
	Nature of
	Beneficial	Percent of	Percent
	Ownership of	Outstanding	of Voting
Name and Address	Common Shares(1)	Common Shares(1)	Power(2)
Capital Research Global Investors 333 South Hope Street Los Angeles, California 90071	9,060,670(3)	9.0%	6.5%

LSV Asset Management 1 North Wacker Drive Suite 4000 Chicago, Illinois, 60606	5,288,587 (4)	5.3	3.8

State Street Bank and Trust Company State Street Financial Center One Lincoln Street Boston, Massachusetts 02111	5,134,832 (5)	5.1	3.7

Trustees of CenturyTel benefit plans c/o T. Rowe Price Retirement Plan Services T. Rowe Price Investment Services, Inc. 4515 Painters Mill Road Owings Mills, Maryland 21117-4903	4,010,280 (6)	4.0	19.4

(1)	Determined in accordance with Rule 13d-3 of the Securities and Exchange Commission based upon information furnished by the persons listed. In addition to Common Shares, we have outstanding Preferred Shares that vote together with the Common Shares as a single class on all matters. One or more persons beneficially own more than 5% of the Preferred Shares; however, the percentage of total voting power held by such persons is immaterial. For additional information regarding the Preferred Shares, see page 2 of this proxy statement.

(2)	Based on our records and, with respect to all shares held of record by our benefit plan trustees, based on information the trustees periodically provide to us to establish that certain of these shares entitle the trustees to cast ten votes per share. As noted on page 2 of this proxy statement, the shareholders have adopted a proposal to eliminate the right of our Long-Term Shareholders to cast ten votes per share, effective upon completion of the Embarq Merger.

(3)	Based on information contained in a Schedule 13G Report dated as of February 6, 2009 that this investor filed with the Securities and Exchange Commission. In this report, the investor indicated that, as of December 31, 2008, it held sole voting power and sole dispositive power with respect to all of these shares.

(4)	Based on information contained in a Schedule 13G Report dated as of February 11, 2009 that this investor filed with the Securities and Exchange Commission. In this report, the investor indicated that, as of December 31, 2008, it held sole voting power and sole dispositive power with respect to all of these shares.

(5)	Based on information contained in a Schedule 13G Report dated as of February 13, 2009 that this investor filed with the Securities and Exchange Commission. In this report, the investor indicated that, as of December 31, 2008, it held sole voting and shared dispositive power with respect to all of these shares.

(6)	Consists of shares held by the trustees of our qualified 401(k) plan (including shares credited to separate ESOP, stock bonus and PAYSOP accounts maintained under such plan) and our union 401(k) plan. All of the voting power attributable to these shares is directed by the plan participants, each of whom is deemed to tender such instructions as a “named fiduciary” for all shares under each such plan, which requires the participants to direct their votes in a manner that they believe to be prudent and in the best interests of the plan participants.

Executive Officers and Directors
     The following table sets forth information, as of the Record Date, regarding the beneficial ownership of Common Shares by our executive officers and directors. Except as otherwise noted, all beneficially owned shares are held with sole voting and investment power and are not pledged to third parties.

	Components of Total Shares Owned
				Options
	Shares		Unvested	Exercisable	Total Shares
	Beneficially		Restricted	Within 60	Beneficially
Name	Owned(1)		Stock(2)	Days(3)	Owned(4)
Executive Officers:
Glen F. Post, III	289,164		318,611	1,106,000	1,713,775
Karen A. Puckett	53,410	(5)	119,562	260,001	432,973
R. Stewart Ewing, Jr.	54,184		99,591	124,767	278,542
Michael E. Maslowski	19,284		64,710	54,001	137,995
David D. Cole	65,470	(6)	64,710	301,002	431,182
Stacey W. Goff	17,658		64,710	117,501	199,869

Outside Directors:
William R. Boles, Jr.	13,054		5,318	0	18,372
Virginia Boulet	10,300	(7)	5,318	0	15,618
Calvin Czeschin	29,591	(8)	5,318	0	34,909
James B. Gardner	9,239		5,318	16,000	30,557
W. Bruce Hanks	5,739		5,318	46,000	57,057
Gregory J. McCray	3,767		5,318	0	9,085
C.G. Melville, Jr.	5,951	(9)	5,318	0	11,269
Fred R. Nichols	4,682		5,318	0	10,000
Harvey P. Perry	40,777		5,318	0	46,095
Jim D. Reppond	50,739		5,318	0	56,057
Joseph R. Zimmel	11,050	(10)	5,318	13,667	30,035

All directors and executive officers as a group (17 persons)	684,059	(11)	790,392	2,038,939	3,513,390

(1)	This column includes the following number of shares allocated to the officer’s account under our qualified 401(k) plan: 90,983 — Mr. Post; 2,479 — Ms. Puckett; 21,230 — Mr. Ewing; 752 — Mr. Maslowski; 31,052 — Mr. Cole; and 3,443 — Mr. Goff. Participants in this plan are entitled to direct the voting of their plan shares, as described in greater detail elsewhere herein.

(2)	Constitutes unvested shares of Restricted Stock over which the person holds sole voting power but no investment power.

(3)	Constitutes shares that the person has the right to acquire within 60 days of the Record Date pursuant to options granted under our incentive compensation plans.

(4)	None of the persons named in the table beneficially owns more than 1% of the outstanding Common Shares or is entitled to cast more than 1% of the total voting power, except that (i) the shares beneficially owned by Mr. Post constitute 1.7% of the outstanding Common Shares and entitle Mr. Post to cast 1.6% of the total voting power and (ii) the shares beneficially owned by all directors and executive officers as a group constitute 3.4% of the outstanding Common Shares and entitle such group to cast 3.3% of the total voting power (in each case calculated in accordance with rules of the Securities and Exchange Commission assuming that all options listed in the table have been exercised in exchange for Common Shares retained by the recipient).

(5)	Includes 200 shares held by Ms. Puckett as custodian for the benefit of her children.

(6)	Includes 5,329 plan shares beneficially held by Mr. Cole’s wife as one of our former employees in her accounts under the qualified 401(k) plan, as to which Mr. Cole disclaims beneficial ownership.

(7)	Includes 955 shares held by Ms. Boulet as custodian for the benefit of her children.

(8)	Includes 11,997 shares owned by Mr. Czeschin’s wife, as to which he disclaims beneficial ownership.

(9)	Includes 5,894 shares pledged as security under a margin account.

(10)	Includes 5,000 shares held by a private charitable foundation, as to which Mr. Zimmel is a trustee.

(11)	Includes (i) 17,326 shares held of record or beneficially by the spouses of certain of these individuals, as to which beneficial ownership is disclaimed, and (ii) 1,155 shares held as custodian for the benefit of children of such individuals.

COMPENSATION DISCUSSION AND ANALYSIS
General Compensation Philosophy
     We compensate our senior management through a mix of salary, annual bonuses, long-term equity compensation and employee benefits designed to be competitive with the compensation of comparable officers and to reward annual and long-term performance that we believe correlates with maintaining and increasing shareholder value. With respect to each component of compensation, we generally seek to match the compensation of comparable employees at other companies, although we typically provide our executive officers with above-average salaries if justified by corporate and individual performance. We generally seek to base our executives’ annual cash incentive compensation principally upon our company-wide performance and secondarily upon the executives’ individual performance. Officers and managers with lower levels of responsibility typically receive incentive compensation that places a greater emphasis on individual, departmental or divisional goals. We seek to align the interests of our senior managers with the long-term interests of shareholders through award opportunities that can result in ownership of our Common Shares, with top executives receiving a greater proportion of their total compensation in the form of equity grants compared to more junior officers. Substantial amounts of our executives’ compensation are subject to the risk of forfeiture if they quit or engage in detrimental activity. Whenever possible, we attempt to promote teamwork by offering the same compensation to executives whom we expect to make roughly equivalent contributions. We have a long-standing practice of not providing employment agreements to our officers, but do provide customary change of control, pension and welfare benefits to our key personnel.
Compensation Methodologies
     When establishing compensation programs, we rely predominantly on annual reviews of multiple benchmarks that assist us in establishing compensation levels designed to be competitive with the compensation of comparable officers. We describe these benchmarks in detail below. As described further below, we also review the individual performance of each senior manager, as well as all other factors deemed relevant to us. To assist us in this process, we review “tally sheets” that comprehensively reflect the multiple sources of each executive’s compensation, as well as the wealth accumulated by the executives under our compensation programs. We also review data on the relationship of the compensation of our top executives to lower paid employees. Our review of this data on wealth accumulation and internal pay levels provides us with additional information on our pay practices, but to date, for the reasons discussed below, neither of these have been major factors in setting compensation levels.

Allocation of Compensation
     We do not use fixed ratios to allocate total compensation between cash and non-cash compensation or among the various compensation components. Instead, we seek to pay our executives the target levels of salary and bonus discussed further below, all of which are set in relation to compensation levels paid to comparable executives at other companies. We believe this allows us to maintain competitive compensation packages, and adjust quickly to changes in prevailing compensation practices.
     We seek to design our incentive compensation programs to reward annual and long-term performance that correlates as highly as possible to maintaining and increasing shareholder value, while at the same time providing incentives that are equitable, realistic and reasonably within the control of the award recipient. We believe that our top executives have the greatest opportunity to directly impact our performance, and therefore believe it is appropriate to provide a greater portion of their total compensation in the form of long-term incentives that focus solely on company-wide performance. On the other hand, because our less senior officers have less control over our company-wide performance, we award them a relatively higher percentage of their total compensation in the form of salary and annual bonuses which frequently focus on individual, departmental or divisional goals within their control.
     Although we favor the use of incentive compensation, we believe it is necessary and prudent to pay a portion of total compensation in the form of a competitive fixed salary. We believe the payment of a fixed salary to our officers helps maintain productivity by alleviating concerns that an economic or industry downturn could undercut their personal financial planning. Equally importantly, we believe our failure to pay a competitive salary could harm our ability to recruit and retain management.
     Implementation of our compensation practices has generally resulted in our CEO receiving a higher percentage of his total compensation in the form of long-term equity incentives, and a smaller percentage in salary and cash bonuses. On the other hand, less senior officers typically receive in most (but not all) years a relatively smaller percentage of their total compensation in the form of long-term equity incentives, and a higher percentage in salary and cash bonuses. This allocation is illustrated in the table below, which shows the percentage of 2008 compensation attributable to our three main components of compensation:

			Equity
	Cash Compensation		Compensation
	% from	% from	% from Long-
	Salary	Annual Bonus	Term Bonus
CEO	24.6%	21.3%	54.1%
President and Executive VP	28.0	18.7	53.3
Senior Vice Presidents	25.7	14.8	59.5
We expect that these allocations will change from year to year as we adjust to changes in prevailing compensation practices.

Salary
     We generally seek to compensate our long-standing executives with cash salaries equivalent to the 75th percentile of salaries paid to similarly-situated executives at comparable companies, if justified by corporate and individual performance. We believe this gives us the flexibility to pay above-market salaries to talented executives who could be viewed as attractive targets by other companies, many of whom are larger than us with far greater resources. The Compensation Committee of our Board uses these percentile targets as starting points in its analysis, which we describe below under the heading “- Our Compensation Decision-Making Process.”
     In February 2008, the Compensation Committee determined that the salary of each of its executives was generally in alignment with the 75th percentile target salary based on 2007 compensation data provided by PricewaterhouseCoopers LLP, the Committee’s compensation consultant. The Committee also determined that our corporate performance and the executives’ individual performance over the prior year justified paying salaries in alignment with these 75th percentile targets. After applying the other factors described under the heading “- Our Compensation Decision-Making Process” and considering input from the CEO, the Committee elected to raise the salary of each executive by 3%, except for (i) the CEO, whose salary was left unchanged principally due to the tax advantages of limiting his annual salary to $1 million under Section 162(m) of the Internal Revenue Code, and (ii) the General Counsel, who received a 4% raise to better align the correlation of his actual and target salaries to that of the other executives. Based on input from PricewaterhouseCoopers, the Committee determined that these 3% and 4% raises were necessary to keep the recipients in alignment with their respective 75th percentile target salaries, which the Committee estimated would increase in connection with raises given during 2008 to similarly-situated executives at comparable companies. These raises were also generally consistent with our goal to promote teamwork through equal treatment to the extent possible.
     In February 2009, the Compensation Committee and the Board elected to leave executive salaries unchanged.
Annual Incentive Bonuses
     Our practice is to award annual cash bonuses to key employees based on performance objectives that, if attained, can reasonably be expected to maintain or increase our value. We strive to award bonus opportunities that can reasonably be expected to result in our total cash compensation (consisting of salary and cash bonuses) to equal or exceed the 50% percentile of total cash compensation paid to similarly-situated executives at comparable companies. We currently offer annual incentive bonuses to approximately 1,075 of our employees. As described in greater detail under the heading “- Our Compensation Decision-Making Process,” our Compensation Committee annually establishes “target” levels of one or more company performance objectives under our annual incentive bonus programs.
     For 2008, the Committee elected to base 60% of the executives’ potential bonuses upon CenturyTel attaining targeted levels of operating cash flow and the remaining 40% upon attaining targeted levels of end-user revenue. The Committee selected these targets based on management’s view that attainment of the targets would likely correlate with maintaining or increasing shareholder value. In connection with acting upon management’s recommendations, the Committee assessed the relationship of the targets to the Company’s publicly-disclosed financial guidance and discussed with PricewaterhouseCoopers the bonus targets used by other comparable companies. For 2008, the executive officers were granted an opportunity to earn a specified percentage (ranging between 40% to 65%) of their respective salaries if “target” performance levels were met, with up to triple these amounts if the “maximum” levels of performance were met and no bonuses if the “minimum” threshold performance levels were not attained. In selecting these percentages, the Committee attempted to produce opportunities for each executive’s total cash compensation to equal or exceed the 50th percentile targets described in the preceding paragraph. To promote teamwork, three of our six executives were granted an opportunity to earn the same percentage of their respective salaries (45%) if “target” performance levels were met.
     For both of the 2008 performance measures, the executives were entitled to receive:

• no payment	if we failed to achieve the minimum threshold performance level

• a prorated payment of at least 50% but less than 100% of the target award	if we attained or exceeded the minimum threshold performance level but not the target performance level

• a prorated payment of at least 100% but less than 300% of the target award	if we attained or exceeded the target performance level but not the maximum performance level

• a payment of 300% of the target award	if we attained or exceeded the maximum performance level.
     As described in greater detail under the heading “- Our Compensation Decision-Making Process,” the CEO and Committee may exercise their negative discretion to reduce awards based on each executive’s individual performance during the prior year. Neither the CEO nor the Committee exercised his or its negative discretion to reduce awards based upon 2008 performance. Finally-determined awards made to our executives on February 23, 2009 for 2008 performance are reflected in the Summary Compensation Table appearing below under the column “Non-Equity Incentive Plan Compensation.” For additional information concerning these awards and our 2008 performance targets, see “Executive Compensation — Incentive Compensation — 2008 Awards.”
     Compared to our executive officers, the remainder of our senior officers have more diverse performance goals. When an officer or manager has responsibility for a particular business unit, division or region, the performance goals are typically heavily weighted toward the operational performance of those units or areas. Other individuals may receive individual performance goals. Depending on the level of seniority, these individuals may also receive a portion of their bonus based on overall corporate performance. As discussed below under the heading “- Our Compensation Decision-Making Process,” the CEO approves the performance goals of the non-executive officers under the general supervision of the Compensation Committee.
Long-Term Equity Incentive Programs
     Our shareholder-approved long-term incentive compensation programs authorize the Compensation Committee to grant stock options, restricted stock, and various other stock-based incentives to key personnel. We believe stock incentive awards (i) encourage key personnel to focus on our long-term performance, (ii) strengthen the relationship between compensation and growth in the market price of the Common Shares and thereby align management’s financial interests with those of the shareholders and (iii) help attract and retain talented personnel. We currently offer long-term incentive compensation awards to approximately 480 of our employees.
     Incentives granted under these programs become exercisable based upon criteria established by the Committee. The Committee generally determines the size of equity grants based on the recipient’s responsibilities and duties, and on information furnished by the Committee’s consultants regarding equity incentive practices among comparable companies. The Committee’s general philosophy is to provide long-term incentive compensation valued at the 50th percentile of that paid to similarly-situated officers at comparable companies. Since 2001, the Committee has elected to award annual incentive grants as opposed to larger, multi-year grants. The Committee believes annual grants provide us with greater flexibility than multi-year grants to respond to changes in compensation practices.
     We strive to pay equity compensation in forms that create appropriate incentives to optimize performance at reasonable cost, and are competitive with incentives offered by other companies. For several years prior to 2004, we paid all long-term equity compensation in the form of stock options. We selected this form partly because of favorable accounting and tax treatments. For the last several years, however, it has been clear that the favorable accounting treatment of stock options was subject to change, and beginning in 2006 the adoption of Statement of Financial Accounting Standards No. 123(R) (which we frequently refer to as SFAS 123(R)) has eliminated the favorable accounting treatment of options. Moreover, for a variety of reasons many executive compensation experts have advised companies to avoid over-reliance on stock options. As a result, many experts, including ours, began to recommend other forms of equity compensation.
     Between 2004 and 2007, the Compensation Committee paid the executives’ long-term compensation with a combination of stock options and restricted stock. The Committee believes that restricted stock, when compared to stock option grants, provides us an opportunity to provide similar performance incentives to increase share prices with the issuance of fewer Common Shares, thereby reducing potential dilution. Moreover, unlike options, restricted stock still affords motivation to increase stock prices even if the share price becomes substantially depressed. On the other hand, the Committee believes that stock option grants also provide various advantages, including the potential for favorable tax treatment under Section 162(m) of the Internal Revenue Code. Based on this, the Committee concluded during this period that paying equity incentives jointly in the form of restricted stock and stock options was consistent with the goal of creating appropriate incentives at reasonable costs. Using a ratio that valued a share of restricted stock 337.5% higher than an option to purchase a share, we paid during this period half of the value of our long-term incentive awards in restricted stock and half in options. You should note, however, that other valuation methods (including those that we are required to use under the federal proxy rules) may assign different relative or aggregate valuations to our grants.
     For 2008, the Committee elected to issue all of our 2008 long-term equity compensation in the form of time-vested restricted stock for a variety of reasons, including the Committee’s recognition of the growing use of restricted stock by our peers and its desire to minimize the dilution associated with our rewards. The Committee also considered the retentive value of restricted stock under varying market conditions, and the loss of accounting advantages formerly associated with stock options. For similar reasons, in early 2009 the Committee again issued all of our 2009 long-term equity compensation in the form of time-vested restricted stock.
     Currently, all of our outstanding stock options vest over a two- or three-year period. All of our restricted stock granted between 2005 and 2008 vests over a five-year period, provided the recipient remains employed by us. In early 2009, the Committee granted restricted stock with a three-year vesting period for the reasons described further under “- Compensation Matters Relating to Embarq Merger.” For additional information on the vesting terms of our equity awards, see “Executive Compensation — Incentive Compensation — Outstanding Awards.”
     In establishing equity award levels, we review the equity ownership levels of the recipients and prior awards, but do not place great weight on this factor. We believe each annual grant of long-term compensation should match prevailing practices in order for our compensation packages to remain competitive from year to year, and to mitigate the risk of competitors offering compensation packages to our executives that have superior long-term incentives. Moreover, the accumulation of substantial awards (awarded in reasonable annual increments) significantly increases each executive’s motivation to increase our share price and remain employed by us, and could deter executives from accepting job offers that trigger equity forfeitures. For these reasons, we do not place great weight on equity ownership levels or prior grants in connection with granting new awards.
     In early 2008, the Compensation Committee awarded equity incentive grants for the first year of a three-year program developed and approved by the Committee, with assistance from its consultant, PricewaterhouseCoopers LLP. Based on data compiled by PricewaterhouseCoopers, the Committee determined that the target amount of long-term compensation proposed for 2008, 2009 and 2010 was consistent with its goal of granting long-term incentive awards with a value commensurate with those paid to similarly-situated executives at comparable companies. To promote teamwork, three of our six executives received identical awards in 2008. In February 2009, the Committee confirmed the continued appropriateness of the methodologies it used in 2008 to set long-term compensation targets over the three-year period ending in 2010. However, in light of the sharp drop in worldwide equity prices over the prior year, the Committee considered whether to issue the same number of shares of restricted stock as granted in 2008 or to issue a greater number of shares with a value equal to that of the restricted stock issued in 2008. After conferring with its consultant, the Committee elected to issue in 2009 a number of shares of restricted stock equal to 115% of the number of shares granted in 2008, which approximated the mathematical average of the number of shares derived under these two methods. For more information, see the tables included under the heading “Executive Compensation” and the additional discussion below under the heading “- Our Compensation Decision-Making Process.”
Other Benefits
     As a final component of executive compensation, we provide a broad array of benefits designed to be competitive, in the aggregate, with similar benefits provided by our peers. We summarize these additional benefits below.
     Retirement Plans. We maintain a traditional qualified defined benefit retirement plan for most of our employees who have completed at least five years of service, plus a traditional qualified defined contribution 401(k) plan for a similar group of our employees. With respect to both of these qualified plans, we maintain nonqualified plans that permit our officers to receive or defer supplemental amounts in excess of federally-imposed caps that limit the amount of benefits highly-compensated employees are entitled to receive under qualified plans. When we review overall compensation levels for our senior management, we factor in the benefits expected to be received under these retirement plans and their contribution to our executives’ total compensation. However, we continue to place our primary emphasis on ensuring that our compensation programs do not lag behind those of our competitors, which could subject us to the risk of losing talented senior managers. Additional information regarding our retirement plans is provided in the tables and accompanying discussion included below under the heading “Executive Compensation.”
     Change of Control Arrangements. As described in more detail under “Executive Compensation — Potential Termination Payments — Payments Made Upon a Change of Control,” in 2000 we entered into agreements under which we agreed to pay each of our executive officers who is terminated without cause or resigns under certain specified circumstances within three years of any change of control of CenturyTel (i) a lump sum cash severance payment equal to three times the sum of such officer’s annual salary and bonus, (ii) the officer’s currently pending bonus, (iii) additional tax gross-up cash payments described further below and (iv) certain welfare benefits for three years.
     We believe these benefits enhance shareholder value because
•	prior to a takeover, these protections (i) help us recruit and retain talented officers by providing assurances that their compensation and benefits will not be reduced or eliminated upon a takeover and (ii) help maintain the productivity of our workforce by alleviating day-to-day concerns over economic security, and

•	during or after a takeover, these protections (i) help our personnel, when evaluating a possible business combination, to focus on the best interest of CenturyTel and its shareholders, rather than being distracted by personal concerns, and (ii) reduce the risk that personnel will accept job offers from competitors during takeover discussions.

In recommending and approving these change of control agreements in 2000, our Compensation Committee and Board, respectively, analyzed the terms of similar arrangements for comparable executives at other peer companies. This approach was used to set the amounts payable and the events triggering payment. We monitor the aggregate amount of payments that could potentially be made to our executives if they are terminated following a change of control, and believe these potential payments are relatively small in relation to our current aggregate equity value. We further believe our change of controls benefits are substantially consistent with the general practice among our peers, although we have not commissioned any recent study specifically designed to confirm this. In late 2008, we amended and restated each of the change of control agreements with our officers to ensure that payments made under these agreements would not result in the imposition of penalties under the deferred compensation provisions of Section 409A of the Internal Revenue Code.
     The change of control benefits are payable to our executive officers if within three years following a change in control the officer is terminated without cause or resigns with “good reason,” which is defined to include a diminution of responsibilities, an assignment of inappropriate duties, an increase in responsibilities or duties without a commensurate increase in compensation, and a transfer of the officer exceeding 35 miles. For the CEO’s agreement only, any failure of the CEO to be named the chief executive officer of the parent company surviving the change of control transaction is deemed to be diminution of responsibilities entitling the CEO to resign with “good reason.” All of these provisions are designed to assure our officers that they will retain a job with responsibilities, stature and career opportunities consistent with those enjoyed by them prior to the takeover. In addition, change-of-control benefits are payable to our executive and senior officers if the officer resigns for any reason during the 30-day period immediately following the first anniversary of the change of control. We believe this latter provision would help assure the acquirer of the services of our management team for at least one year following the change of control, while at the same time hastening the acquirer’s incentive to deal quickly and fairly in offering our officers appropriate career and compensation opportunities.
     If change of control benefits become payable, the cash payment to our key employees is based on the following multiples of salary and bonus, and the right to health and welfare benefits continues for the following number of years:

	Multiple of	Years of
	Salary and	Welfare
	Bonus	Benefits
Executive Officers	3 times	3 years
Senior Officers (Job Grades 66 or 67)	2 times	2 years
Other Officers (Job Grades 64 or 65)	1.5 times	1.5 years
Other Key Personnel (Job Grades 61-63)	1.0 times	1.0 year
     Based on our survey of prevailing practices in 2000, we agreed in our 2000 change of control agreements to reimburse only our executive and senior officers for any taxes imposed as a result of change in control benefits. For the remainder of management, we cap their change in control benefits so that no taxes will be imposed.
     In connection with our pending business combination with Embarq Corporation, most of our officers have agreed to forego certain benefits that would otherwise be available to them upon completion of such transaction. See “- Compensation Matters Relating to Embarq Merger.” For more information on our change of control arrangements, see “Executive Compensation — Potential Termination Payments — Payments Made Upon a Change of Control.”
     Reduction in Force Benefits. We pay severance benefits to non-union full-time employees who are terminated in connection with a reduction in force. Benefits are not paid if the employee voluntarily resigns or is terminated for performance reasons or in connection with the sale of a business unit or in a transaction that gives rise to the change-of-control payments described above. The amount of any applicable severance payment is based on the terminated employee’s tenure with us and willingness to waive claims, and can range from two to 65 weeks of the terminated employee’s base salary or wages.
     Perquisites. Since 1999, we have made cash payments to our officers in lieu of previously-offered perquisites, many of which continue to be offered by our peers. During 2008, these payments to our executives ranged from $22,880 to $34,320.
     Officers are entitled to be reimbursed for the cost of an annual physical examination, plus related travel expenses.
     Under our aircraft usage policy, the CEO may use our aircraft for personal travel without reimbursing us, and each other executive officer may use our aircraft for up to $10,000 per year in personal travel without reimbursing us. In all such cases, personal travel is permitted only if aircraft is available and not needed for superseding business purposes. For purposes of valuing and reporting the use of our aircraft, we determine the incremental cost of aircraft usage on an hourly basis, calculated in accordance with applicable guidelines of the Securities and Exchange Commission. The cost of this usage may be substantially higher under certain alternative cost calculation methodologies.
     As explained in greater detail in our 2006 proxy statement, prior to the Sarbanes-Oxley Act of 2002, we funded supplemental life insurance benefits to our officers in excess of those generally afforded to employees. These benefits were provided pursuant to endorsement “split-dollar” insurance agreements between us and our officers in which CenturyTel and the officer’s beneficiaries would share death benefits payable under life insurance policies procured by us. In 2002, we suspended payment of further premiums under the “split-dollar” policies insuring the lives of our executive officers, but resumed paying premiums in 2006 under restructured arrangements approved by the Compensation Committee. These restructured arrangements, among other things, obligate us to pay premiums on the executive officers’ respective insurance policies sufficient to provide the same death benefits available under the prior agreements, and entitle the executive officers to purchase additional post-retirement coverage at their cost and to receive related tax gross-up cash payments in amounts sufficient to compensate them for income and employment taxes incurred as a result of our premium payments.

     For more information on each of the items under this heading, see the Summary Compensation Table appearing below under the heading “Executive Compensation.”
     Other Employee Benefits. We maintain stock purchase plans that enable most of our employees to purchase Common Shares on attractive terms. We also maintain certain broad-based employee welfare benefit plans in which the executive officers are generally permitted to participate on terms that are either substantially similar to those provided to all other participants or which provide our executives with enhanced benefits upon their death or disability. We also maintain a supplemental disability plan designed to ensure disability payments to our officers in the event payments are unavailable from our disability insurer. The Board has elected to invest CenturyTel’s matching contribution under the 401(k) Plan in Common Shares so as to further align employees’ and shareholders’ financial interests.
Our Compensation Decision-Making Process
     Compensation Committee. The Compensation Committee of our Board establishes, implements, administers and monitors our programs for compensating executive officers. The Committee engages its own consultants. As described in more detail below under “- Triennial Review Process,” the consultants assist the Committee to design executive compensation programs, to determine whether the Committee’s philosophy and practices are reasonable and compatible with prevailing practices, to gather data on the compensation paid to executives at other companies, and to provide guidance on specific compensation levels based on industry trends and practices.
     As described further below, the Compensation Committee’s compensation decision-making process requires a careful balancing of a wide range of factors involving the group and individual performance and responsibilities of our executives and the competitive compensation practices of other companies. Except with respect to annual cash bonuses, the Committee does not typically use quantitative formulas to determine compensation or assign weights to the various factors considered.
     The Compensation Committee also establishes, implements, administers and monitors our director equity compensation programs. The Nominating and Corporate Governance Committee of the Board is responsible for approving cash compensation of our directors, and typically works closely with the Compensation Committee and its consultants to review prevailing director compensation trends and practices.
     As explained further in our committee charters, our Board reviews all compensation actions taken by the Board’s committees. Unless otherwise provided by our charters or applicable law, these committee actions are subject to ratification by the Board.
     Triennial Review Process. Over the past decade, the Committee has retained independent consulting firms every three years to conduct a detailed review of compensation philosophy, practices and programs, including the structure of our annual and long-term incentive compensation programs. During these comprehensive triennial reviews, the Committee has typically sought to confirm that its philosophy and practices are reasonable and comparable to those of similar companies, to reconfigure our executive compensation programs if necessary to improve them or conform them to prevailing practices, to set annual salaries, and to establish target levels of incentive compensation to be granted to each executive officer during the upcoming three-year period. During the second and third year of each of these three-year periods, the Committee generally consults with its independent consultants to determine if changes to the three-year program are necessary or appropriate, and to establish the specific salary and annual incentive compensation payable to the executives for the upcoming year.
     For several years, the Committee has completed its triennial or annual review in February in conjunction with the first regularly scheduled board meeting of the year. This enables the Committee to approve in February all executive salary adjustments and bonus awards shortly following the completion of our performance review process and the release of our financial results for the previously-completed calendar year. The Committee also periodically adjusts salaries at other times of the year if necessary to reflect promotions or other changes in job responsibilities.
     Since late 2004, the Committee has engaged PricewaterhouseCoopers LLP as its compensation consultant. In February 2008, the Committee, following several months of work with PricewaterhouseCoopers, adopted a three-year executive compensation program covering 2008, 2009 and 2010. In connection with this triennial review, the Committee and PricewaterhouseCoopers compared our officer compensation to the following three benchmarks:
•	broad-based compensation data for top executives from telecommunications companies and from other companies with revenues comparable to ours, all of which was derived from various national surveys and adjusted for aging

•	a 15-company “financial” peer group of communications companies with median revenues generally comparable to ours

•	a 14-company “industry” peer group of telecommunications and cable companies.
Although the Committee reviews all three of these benchmarks, it affords the greatest weight to the broad-based survey data, and the next greatest weight to the “financial” peer group. The “industry” peer group is used principally to confirm the relevancy of the first two benchmarks to our industry. Each year the Committee reviews the appropriateness of the peer groups, and makes adjustments to reflect mergers, sales, corporate reorganizations or other industry changes.
     In connection with our review of executive compensation in early 2008, we compared our officer compensation to the three benchmarks described above. As part of this review, in early 2008 the Committee expanded the “industry” peer group to consist of the following 14 companies: Cincinnati Bell, Citizens Communications, Windstream, Telephone & Data Systems, Embarq Corporation, Alltel, Qwest Communications, Sprint Nextel, AT&T, Verizon Communications, Comcast, Time Warner Cable, Charter Communications and Mediacom Communications, and the Committee adjusted the “financial” peer group to consist of the following 15 companies: Alltel, Primus Telecomm Group, Cincinnati Bell, IDT Corporation, Liberty Global, Citizens Communications, US Cellular, Telephone & Data Systems, Cablevision Systems, Qwest Communications, Embarq Corporation, Windstream, Global Crossing, MetroPCS Communications and Dobson Communications.

     In each year since 2005, the Committee and PricewaterhouseCoopers used the benchmarking data to determine median amounts of salary, annual bonuses and equity compensation paid to executives comparable to ours (as well as salary levels equal to the 75th percentile). In determining how much to compensate each officer, the Committee also extensively reviewed a wide range of other factors, including the officer’s individual performance and particular set of skills, the anticipated degree of difficulty of replacing the officer with someone of comparable experience and skill, the role the officer plays in maintaining a cohesive management team and improving the performance of others, the role the officer may have played in any recent extraordinary corporate achievements, the officer’s tenure with us and within the telecommunications industry, the officer’s pay relative to other officers and employees, the officer’s prior compensation in recent years, the financial community’s assessment of management’s performance, and the recent performance of CenturyTel. In assessing our performance, we typically review how our actual revenues, cash flows, net income and other measures of financial performance relate to amounts previously projected by us or market participants, as well as the results of peer telecommunications companies. We also assess operational benchmarks, such as our access line losses or customer growth in relation to our competitors. Although we assess each officer’s individual performance in connection with establishing all components of compensation, we typically weigh this factor more heavily for salary determinations and less heavily for bonuses, which tend to be allocated among the officers primarily on the basis of their level of responsibility and pay grade.
     Each year, we compile lists of compensation data relating to each of our executives. These “tally sheets” include the executive’s salary, annual cash incentive award, equity-based compensation, perquisites, pension benefit accruals and other compensation. The tally sheet also shows the executive’s holdings of our Common Shares and accumulated unrealized gains under prior equity-based compensation awards. The Compensation Committee uses these tally sheets to estimate the total annual compensation of the executive officers, and to assess the executive officers’ wealth accumulation from our compensation programs. During 2008, the Committee’s review of tally sheets helped confirm that our compensation levels were generally commensurate with those of our peers, which helped us to attain our predominate goal of offering competitive compensation packages.
     Annual Bonus Procedures. To administer our annual bonus program, we maintain (i) a shareholder-approved short-term incentive plan for certain of the executive officers and (ii) an annual incentive bonus plan for other officers and managers. In connection with both of these bonus plans, in February of each year our Compensation Committee
•	establishes performance objectives, and for each determines a “target” level of performance, as well as “minimum” and “maximum” threshold levels of performance

•	determines the relative weight each performance objective should receive in connection with calculating aggregate bonus payments

•	establishes the amount of bonus payable if the “target” level of performance is attained, which is typically defined in terms of a percentage of each officer’s salary.

     Upon completion of the fiscal year, the CFO adjusts our actual operating results in accordance with the Committee’s long-standing written procedures designed to eliminate the effects of extraordinary or non-recurring transactions that were not known or anticipated on the date the performance goals were established. The CFO then compares our adjusted operating results to the pre-determined minimum, target and maximum levels for each performance objective, and calculates a blended rate of our attainment of the performance objectives. These determinations and calculations are provided in writing to the Committee for its review and approval.
     We have traditionally believed that company-wide performance should be the major determinant of the amount of annual incentive bonuses for our executive officers. Nonetheless, the bonus payable to the CEO in accordance with these procedures is subject to the “negative discretion” of the Committee to reduce the calculated bonus payment. The bonuses payable to each other executive officer in accordance with these procedures is subject to the “negative discretion” of the CEO to reduce the calculated bonus payment based on his assessment of the officer’s performance during the prior year, including an assessment of the degree to which such officer attained his or her individual performance goals for such year.
     Under our annual bonus programs, the Committee may pay the annual bonuses in cash or stock. Since 2000, the Committee has paid these bonuses entirely in cash. The Committee believes paying annual bonuses to our executives in cash is appropriate because:
•	the executives are already receiving over half of their overall compensation in the form of equity grants

•	the executive has fully earned his bonus, which we do not believe should be subject to the further risk of loss associated with equity grants, and

•	use of cash diversifies the compensation mix and prevents us from over-reliance on equity grants.
     Annual Equity Grant Procedures. Under our equity incentive plans, the exercise price of any stock options awarded by us must equal or exceed the closing price of our stock on the date of grant (or, if the markets are closed on such date, the immediately preceding trading date). As explained further above, any annual grants of stock awards to executives are made at the Committee’s regularly scheduled meeting in February. Grants of stock awards to newly hired executive officers who are eligible to receive them are made at the next regularly scheduled Committee meeting following their hire date. Under our option pricing policies that govern all other employees, (i) employees receive their options as of the fifth business day of the month that follows immediately after the month in which we complete our annual merit review process (typically in February or March) and (ii) newly hired or promoted employees receive their award of stock options on the fifth business day of the month that follows immediately after the month in which they are hired or promoted.
     Role of CEO in Compensation Decisions. Although the Compensation Committee approves all compensation decisions for the executive officers, each year it receives the CEO’s recommendations, particularly with respect to executive salaries. The Committee believes the CEO is better able than it to assess:

•	the relative strengths and weakness of the other executives and their recent performance

•	the possibility that differences in compensation among similarly situated executives could negatively impact morale, cohesion, teamwork or the overall viability of the executive group, and

•	the relative vulnerability of executives to job solicitations from competitors.
The Committee considers the CEO’s recommendations as one of the many factors it uses to establish compensation levels for each executive.
     In addition, the CEO is responsible for approving the annual salaries and bonuses of our non-executive officers, including approval of appropriate annual performance goals for such officers. The CEO also approves all equity compensation awards to the non-executive officers, acting under authority delegated by the Compensation Committee in accordance with our long-term incentive plans. The Committee oversees these processes and receives an annual report from the CEO.
Compensation Matters Relating to Embarq Merger
     Completion of the pending Embarq Merger will constitute a change of control of CenturyTel. As a result, each executive and other officer covered by change of control arrangements will be entitled to compensation and benefits commensurate with those in effect at the time of the closing of the transaction, and will further be entitled to the benefits described above if they are terminated without cause or resign with “good reason” during certain specified periods after the closing. See “- Other Benefits — Change of Control Arrangements.” In connection with the Embarq Merger, (i) substantially all of our top officers agreed to forego the right under their change of control agreements to resign during the 30-day period following the first anniversary of the closing and receive severance benefits in connection therewith, (ii) we amended several of our broad-based and executive benefit plans, including amendments to our incentive compensation plans that defer accelerated vesting of outstanding equity awards until the consummation of a change of control, and (iii) substantially all of our top officers and managers agreed that their outstanding equity awards will not vest solely as a result of the Embarq Merger, provided that such awards will vest upon a termination of the award holder’s employment by us without cause or by the award holder’s resignation with “good reason.” For information on rights that certain of our directors have waived in connection with the Embarq Merger, see “Director Compensation — Cash and Stock Payments.”
     Prior to the closing of the Embarq Merger, we intend to establish a retention program that will pay cash awards to various of our employees who agree to remain employed by us for certain specified periods to assist with the post-closing integration of the companies. We currently do not expect any of our executive officers to participate in this program. In addition, in early 2009 the Compensation Committee shortened to three years the vesting period of restricted stock issued to our officers to increase its potential to retain them over the next couple of years and to align our vesting period to that of Embarq Corporation.

Discontinuance of Supplemental Executive Retirement Plan
     As noted above, in early 2008 the Compensation Committee completed a comprehensive triennial review of our compensation philosophies, practices and programs. In connection with this review, we decided to discontinue our Supplemental Executive Retirement Plan. Specifically, we (i) froze future benefit accruals effective February 29, 2008 and (ii) approved plan amendments permitting participants to receive in January 2009 a lump sum distribution of the present value of their accrued plan benefits. In connection with making this decision, the Committee determined that fewer companies were providing these type of benefits and that the plan was no longer necessary in order to ensure that CenturyTel was providing a competitive mix of pension and other compensation benefits. To a lesser extent, the Committee was also motivated by a desire to remove the impact of plan liabilities and expenses from CenturyTel’s financial statements. The Committee noted that freezing the plan could unsettle the financial planning of officers who had relied upon future accruals under the plan. To partially alleviate these future lost benefits, the Committee enhanced plan benefits by (i) crediting each active participant with three additional years of service and (ii) crediting each participant not accruing additional plan benefits with three additional years of age in connection with calculating the present value of any lump sum distributions made in 2009.
Forfeiture of Prior Compensation
     Our officers have agreed to forfeit certain of their equity compensation awards (and to return to us any cash, securities or other assets received by them upon the sale of Common Shares they acquired through certain prior awards) if at any time during their employment with us or within 18 months after termination of employment they engage in activity contrary or harmful to our interests. The Compensation Committee is authorized to waive these forfeiture provisions if it determines in its sole discretion that such action is in our best interests. We have filed with the Securities and Exchange Commission copies of our form of incentive agreements containing these forfeiture provisions.
     We have never to our knowledge restated our financial statements, and currently have no formal policies regarding whether we would adjust previously-awarded annual incentive bonuses in the event we restated the financial statements upon which such bonuses were based. Under certain circumstances, however, equity awards to culpable executives could be subject to forfeiture under the provisions summarized in the preceding paragraph. In addition, certain laws would require our CEO and CFO to reimburse us for incentive compensation paid or trading profits earned following the release of financial statements that are subsequently restated due to material noncompliance with SEC reporting requirements caused by misconduct.
Other Compensation Matters
     To the extent that it is practicable and consistent with our executive compensation objectives, we seek to comply with Section 162(m) of the Internal Revenue Code and the regulations adopted thereunder in order to preserve the tax deductibility of performance-based compensation in excess of $1 million per taxable year to each of our officers. Since 2006, the Compensation Committee has elected to maintain our CEO’s salary at $1 million principally to preserve its tax deductibility. However, if compliance with Section 162(m) conflicts with our compensation objectives or is contrary to the best interests of the shareholders, we will pursue those objectives, regardless of the attendant tax implications. In each of the last several years, we granted time-vested restricted stock that did not qualify as performance-based compensation under Section 162(m).
     We believe that our compensation programs create an appropriate incentive for our senior managers to benefit from appreciation in the value of our stock. Although we have reviewed the merits of imposing mandatory security ownership requirements, we have thus far chosen not to do so, primarily because such requirements could cause hardships for officers with less tenure or lower net worth, and because we saw no compelling need to mandate rigid requirements. Similarly, we have not adopted any formal prohibition against our officers hedging the economic risk of their holdings of our Common Shares. Although we believe that excessive use of such hedging could undercut the benefits of our equity incentive programs, we do not believe that our officers have acted in such manner. We plan to continue to periodically assess the merits of adopting ownership requirements or hedging prohibitions in the future.
COMPENSATION COMMITTEE REPORT
     The Compensation Committee has reviewed and discussed with management the report included above under the heading “Compensation Discussion and Analysis.” Based on this review and discussion, the Compensation Committee recommended to the Board that the Compensation Discussion and Analysis report be included in this proxy statement and incorporated into our Annual Report on Form 10-K for the year ended December 31, 2008.
Submitted by the Compensation Committee of the Board of Directors.
C. G. Melville, Jr. (Chairman)       James B. Gardner       Fred R. Nichols
EXECUTIVE COMPENSATION
Overview
     The following table sets forth certain information regarding the compensation of (i) our principal executive and financial officers and (ii) each of our four most highly compensated executive officers other than our principal executive and financial officers. In this proxy statement, we sometimes refer to these six executive officers as the “named officers.” Following this table is additional information regarding incentive compensation, pension benefits, deferred compensation and potential termination payments pertaining to the named officers. For additional information on the compensation summarized below and other benefits, see “Compensation Discussion and Analysis.”

Summary Compensation Table

Name and			Restricted	Stock	Non-Equity	Change in
Principal			Stock	Option	Incentive Plan	Pension		All Other
Position	Year	Salary	Awards(1)	Awards(1)(2)	Compensation(3)	Value(4)		Compensation(5)	Total
Glen F. Post, III	2008	$1,000,000	$2,200,174	$—	$864,500	$6,759,670		$1,079,056	$11,903,400
Chairman of the	2007	1,000,000	1,437,290	4,610,606	1,358,500	—	(6)	567,364	8,973,760
Board and Chief	2006	1,000,000	1,244,231	1,449,394	702,000	497,552		586,051	5,479,228
Executive Officer

Karen A. Puckett	2008	640,772	851,550	751,861	468,725	1,770,115		447,375	4,930,398
President and Chief	2007	622,088	565,459	684,823	715,090	93,902		254,988	2,936,350
Operating Officer	2006	602,384	492,855	287,062	357,816	180,781		252,838	2,173,736

R. Stewart Ewing, Jr.	2008	574,924	708,760	—	344,092	2,778,643		484,084	4,890,503
Executive Vice	2007	558,112	470,359	1,041,250	524,904	—	(6)	328,168	2,922,793
President and Chief	2006	540,448	409,966	852,500	262,658	359,134		110,561	2,535,267
Financial Officer

David D. Cole	2008	412,828	462,905	406,005	247,078	1,591,316		270,634	3,390,766
Senior Vice	2007	400,744	308,432	369,805	376,900	—	(6)	171,853	1,627,734
President —	2006	388,020	268,830	155,013	188,578	172,849		170,419	1,343,709
Operations Support

Stacey W. Goff	2008	401,088	462,905	406,005	240,051	835,889		251,956	2,597,894
Senior Vice President,	2007	385,628	308,432	369,805	362,683	14,076		153,190	1,593,814
General Counsel	2006	339,184	268,830	155,013	178,848	110,675		142,492	1,195,042
and Secretary

Michael E.Maslowski	2008	353,712	462,905	507,772	188,175	858,851		301,355	2,672,770
Senior Vice President	2007	343,396	308,432	455,445	287,079	134,115		196,850	1,725,317
and Chief Information	2006	332,524	268,830	155,013	143,650	294,977		196,276	1,391,270
Officer

(1)	The amounts shown in this column reflect the expense recognized by us with respect to these awards for financial statement reporting purposes for the respective years under SFAS 123(R), which requires us to spread the compensation cost of the award of each recipient proportionately over the requisite service period. See footnote 14 entitled “Stock Compensation Programs” of the notes to our audited financial statements included in Appendix A for an explanation of material assumptions that we used to calculate the fair value of these stock awards.

(2)	Under SFAS 123(R), the amounts reflected in this column are higher for named officers who have attained early retirement age because their awards are amortized over a shorter period. Because Mr. Post and Mr. Ewing are eligible to retire early, related compensation costs associated with their 2006 and 2007 option grants have been recognized over the period from date of grant through their respective retirement eligible dates. All of Mr. Post’s and Mr. Ewing’s grant date fair value related to their 2006 and 2007 grants was recognized as compensation expense for the year in which such grants were made, except that only approximately 53% of Mr. Post’s grant date fair value related to his 2006 option grant was recognized as 2006 compensation expense. Before the end of the vesting period for his 2007 restricted stock awards, Mr. Maslowski will become eligible to retire early under the agreements governing his stock awards. As such, all of the related compensation expense associated with his 2007 awards is being recognized over the period from the date of grant through March 22, 2009, his early retirement eligibility date. For all other named officers, the compensation cost is spread proportionately over the full length of the award’s multi-year vesting period. See Note 1 above.

(3)	The amounts shown in this column reflect cash payments made under our annual incentive bonus plans for performance in the respective years. For additional information on the most recent bonus payments, see “— Incentive Compensation — 2008 Awards” below.

(4)	Reflects the net change during each of the years reflected in the present value of the executives’ accumulated benefits under the three defined benefit plans discussed under “— Pension Benefits.” The 2008 increases in value are attributable primarily to enhancements made to our Supplemental Executive Retirement Plan in connection with discontinuing the plan and distributing account balances to each executive. For additional information, see “Compensation Discussion and Analysis — Discontinuance of Supplemental Executive Retirement Plan.”

(5)	The amounts shown in this column are comprised of (i) the payment of cash in lieu of previously-offered perquisites, (ii) reimbursements for the cost of an annual physical examination, (iii) personal use of our aircraft, (iv) contributions or other allocations to our defined contribution plans, (v) the payment of premiums on life insurance policies, (vi) cash payments to compensate the executives for taxes incurred by such life insurance premium payments and (vii) the value of dividends paid on the executives’ unvested restricted stock, in each case for and on behalf of the named officers as follows:

							Insurance
						Insurance	Premium Tax	Restricted
		Cash	Physical	Aircraft	Contributions	Premiums	Reimbursement	Stock
Name	Year	Allowance	Exam	Use	to Plans	Paid	Payments	Dividends	Total
Mr. Post	2008	$34,320	$4,536	$15,000	$94,340	$193,901	$131,164	$605,795	$1,079,056
	2007	34,320	2,415	8,460	148,432	193,901	131,164	48,672	567,364
	2006	34,320	2,103	5,350	144,386	215,854	146,013	38,025	586,051

Ms. Puckett	2008	27,950	4,930	3,300	54,234	71,515	48,376	237,070	447,375
	2007	27,950	1,670	2,655	83,374	71,515	48,376	19,448	254,988
	2006	27,950	1,670	0	80,619	75,874	51,325	15,400	252,838

Mr. Ewing	2008	27,950	0	0	43,993	128,122	86,668	197,351	484,084
	2007	27,950	0	0	69,251	128,122	86,668	16,177	328,168
	2006	27,950	2,697	825	66,279	0	0	12,810	110,561

Mr. Cole	2008	27,950	0	0	31,589	49,119	33,226	128,750	270,634
	2007	27,950	0	0	50,950	49,119	33,226	10,608	171,853
	2006	27,950	0	2,275	47,997	49,985	33,812	8,400	170,419

Mr. Goff	2008	27,950	0	6,075	30,551	34,973	23,657	128,750	251,956
	2007	27,950	2,428	5,330	48,244	34,973	23,657	10,608	153,190
	2006	27,950	0	6,422	42,840	33,929	22,951	8,400	142,492

Mr. Maslowski	2008	22,880	4,916	0	25,632	71,089	48,088	128,750	301,355
	2007	22,880	2,336	0	41,849	71,089	48,088	10,608	196,850
	2006	22,880	3,378	0	36,971	74,352	50,295	8,400	196,276

The increase in each executive’s restricted stock dividends for 2008 reflects the increase in our quarterly dividend rate effected mid-year 2008. For additional information on these payments and benefits, see “Compensation Discussion and Analysis — Other Benefits — Perquisites.”

(6)	Messrs. Post, Ewing, and Cole experienced negative changes in the value of their pensions in 2007 (primarily due to changes in our calculation methodologies designed to enhance the accuracy of our valuations). Mr. Post’s pension decreased in value by $169,272, Mr. Ewing’s pension decreased in value by $47,970, and Mr. Cole’s pension decreased in value by $68,885. SEC rules dictate that such decreases be treated as a $0 Change in Pension Value for purposes of calculating total compensation.

Incentive Compensation
     2008 Awards. The table and discussion below summarizes (i) the range of potential payouts under the annual incentive bonus awards granted in February 2008 (and paid in February 2009) and (ii) grants of restricted stock made on February 21, 2008.
Grants of Plan-Based Awards

					Estimated
					Future Share
					Payouts
					Under Equity	Grant Date
		Range of Payouts Under 2008 Non-			Incentive	Fair Value of
	Type of Award and	Equity Incentive Plan Awards(1)			Plan Awards	Stock
Name	Grant Date	Minimum	Target	Maximum	Target	Awards(2)
Glen F. Post, III	Annual Bonus	$325,000	$650,000	$1,950,000	—	—
	Restricted Stock (2/21/08)	—	—	—	127,390	$4,651,009

Karen A. Puckett	Annual Bonus	176,212	352,425	1,057,274	—	—
	Restricted Stock (2/21/08)	—	—	—	47,775	1,744,265

R. Stewart Ewing, Jr.	Annual Bonus	129,358	258,716	776,147	—	—
	Restricted Stock (2/21/08)	—	—	—	39,810	1,453,463

David D. Cole	Annual Bonus	92,886	185,773	557,318	—	—
	Restricted Stock (2/21/08)	—	—	—	25,800	941,958

Stacey W. Goff	Annual Bonus	90,245	180,490	541,469	—	—
	Restricted Stock (2/21/08)	—	—	—	25,800	941,958

Michael E. Maslowski	Annual Bonus	70,742	141,485	424,454	—	—
	Restricted Stock (2/21/08)	—	—	—	25,800	941,958

(1)	These columns provide information on the potential bonus payouts approved with respect to 2008 performance. For information on the actual amounts paid based on 2008 performance criteria, see the column of the Summary Compensation Table labeled “Non-Equity Incentive Plan Compensation.” As described further below, the failure to meet the “minimum” threshold levels of performance would result in no annual bonus payment.

(2)	Calculated in accordance with SFAS 123(R).

     In February 2008, the Compensation Committee of our Board elected to base the amount of the senior officers’ 2008 annual incentive bonuses on whether we attained “minimum,” “target” or “maximum” threshold levels of 2008 operating cash flow (established at $1.173, $1.235 and $1.297 billion, respectively) and 2008 end-user revenues (established at $1.382,$1.455 and $1.528 billion, respectively). In each case, attainment of less than 95% of the target amount was designed to result in no bonus payment, and attainment of more than 105% of the target amount was designed to result in three times the bonus payable for attaining the target level of performance. For these purposes, “operating cash flow” meant our operating income plus depreciation and amortization, and “end-user revenues” meant our total operating revenues less “network access” revenues and certain other smaller revenue components included in the category described as “other” revenue in Appendix A to this proxy statement. In both cases, we adjusted these amounts to eliminate the effects of extraordinary or non-recurring transactions in accordance with procedures further described elsewhere herein. For purposes of calculating the aggregate bonus payment, attainment of the operating cash flow and end-user revenue targets were weighed 60% and 40%, respectively. As reported in the Summary Compensation Table above, these awards resulted in cash payments to our named officers ranging from $188,175 to $864,500. For additional information, see “Compensation Discussion and Analysis — Annual Incentive Bonuses.”
     The restricted stock issued to our executive officers on February 21, 2008 vests over a five-year period, with one-fifth of the shares having vested on February 21, 2009 and one-fifth vesting on February 21, 2010, February 21, 2011, February 21, 2012, and February 21, 2013, respectively. The holders of these shares of restricted stock are recognized as the owners of such shares, and, accordingly, receive dividends with respect thereto.
     Subject to limited exceptions, the vesting of the above-described restricted stock will accelerate if the officer dies or becomes disabled or CenturyTel experiences a change of control, and may accelerate under certain other circumstances. These vesting provisions are described further in our shareholder-approved 2005 Management Incentive Compensation Plan, a copy of which we have filed with the Securities and Exchange Commission. As described further under “Compensation Discussion and Analysis — Compensation Matters Relating to Embarq Merger,” substantially all of our top officers have agreed to waive certain of their rights to accelerated vesting in connection with the Embarq Merger. All of these awards are subject to forfeiture if the officer competes with us or engages in certain other activities harmful to us, all as specified further in the forms of incentive agreements that we have filed with the Securities and Exchange Commission. See “- Potential Termination Payments.”
     Outstanding Awards. The table below summarizes information on stock options and unvested restricted stock outstanding at December 31, 2008.

Outstanding Equity Awards at December 31, 2008(1)

	Option Awards					Stock Awards
									Market
							Number of		Value of
	Number of Securities Underlying			Option	Option		Shares That		Shares That
	Unexercised Options			Exercise	Expiration	Grant	Have Not		Have Not
Name	Exercisable		Unexercisable(2)	Price	Date	Date	Vested(3)		Vested

Glen F. Post, III	320,000		0	$34.63	2/21/2010	2/25/04	46,800	(4)	$1,279,044
	92,666		0	32.99	2/25/2012	2/17/05	23,400		639,522
	160,000		0	28.34	2/25/2014	2/20/06	35,100		959,283
	200,000		0	33.40	2/17/2015	2/26/07	46,800		1,279,044
	133,334		66,666	35.41	2/20/2016	2/21/08	127,390		3,481,569
	66,668		133,332	45.90	2/26/2017

Karen A. Puckett	60,000		0	$32.99	2/25/2012	2/25/04	22,000	(4)	601,260
	75,000		0	33.40	2/17/2015	2/17/05	8,800		240,504
	50,000		25,000	35.41	2/20/2016	2/20/06	13,200		360,756
	25,000		50,000	45.90	2/26/2017	2/26/07	17,600		481,008
						2/21/08	47,775		1,305,691

R. Stewart Ewing, Jr.	40,000	(5)	0	$32.99	2/25/2012	2/25/04	18,300	(4)	500,139
	62,500	(5)	0	28.34	2/25/2014	2/17/05	7,320		200,056
	62,100	(5)	0	33.40	2/17/2015	2/20/06	10,980		300,083
	41,667		20,833	35.41	2/20/2016	2/26/07	14,640		400,111
	20,834		41,666	45.90	2/26/2017	2/21/08	39,810		1,088,007

David D. Cole	85,000		0	$34.63	2/21/2010	2/25/04	12,000	(4)	327,960
	81,000		0	32.99	2/25/2012	2/17/05	4,800		131,184
	27,001		0	28.34	2/25/2014	2/20/06	7,200		196,776
	40,500		0	33.40	2/17/2015	2/26/07	9,600		262,368
	27,000		13,500	35.41	2/20/2016	2/21/08	25,800		705,114
	13,500		27,000	45.90	2/26/2017

Stacey W. Goff	50,000		0	$34.20	8/26/2013	2/25/04	12,000	(4)	327,960
	27,000		13,500	35.41	2/20/2016	2/17/05	4,800		131,184
	13,500		27,000	45.90	2/26/2017	2/20/06	7,200		196,776
						2/26/07	9,600		262,368
						2/21/08	25,800		705,114

Michael E. Maslowski	19,142		0	$45.54	3/24/2009	2/25/04	12,000	(4)	327,960
	13,500		13,500	35.41	2/20/2016	2/17/05	4,800		131,184
	13,500		27,000	45.90	2/26/2017	2/20/06	7,200		196,776
						2/26/07	9,600		262,368
						2/21/08	25,800		705,114

(1)	All information on exercisability, vesting and market value is solely as of December 31, 2008. Some of the options or restricted stock listed above may have vested, become exercisable or been exercised since such date. Each of the named officers other than Mr. Maslowski has agreed that his or her outstanding equity awards will not vest upon the consummation of the Embarq Merger, but will instead vest upon a termination of the executive’s employment by CenturyTel without “cause” or by the executive for “good reason,” in each case as defined pursuant to each executive’s change of control agreement.

(2)	Our options generally vest at a rate of one-third per year over the first three years of the ten-year option term. Our options expiring in 2014 and 2015 vested one-third immediately with the remainder vesting over the following two years. Also, in late 2005, the Company accelerated the vesting of all then-outstanding options. In addition, subject to footnote 1, our options accelerate and become immediately exercisable in full upon a change of control of CenturyTel or if the recipient dies, becomes disabled or retires.

(3)	Except as noted in footnote 4, all shares listed under this column are shares of restricted stock that generally vest as a rate of 20% per year during the first five years after their grant date. In addition, subject to footnote 1, vesting of our restricted stock accelerates upon a change of control of CenturyTel or upon termination of the officer’s employment as a result of death or disability, or, if permitted by the Compensation Committee, retirement or termination by CenturyTel.

(4)	All of these shares of restricted stock vested in full on February 25, 2009.

(5)	In 2006, Mr. Ewing transferred to his ex-wife all of his options expiring in 2012 and 2014 and two-thirds of his options expiring in 2015 (relating to 185,000 Common Shares in the aggregate), of which 41,000 options have been exercised as of December 31, 2008.

     2008 Exercises and Vesting. The following table provides information on Common Shares acquired by the named officers during 2008 in connection with the exercise of options and the vesting of restricted stock.
Option Exercises and Stock Vested

	Option Awards		Stock Awards
	Number of		Number of
	Shares		Shares
	Acquired	Value Realized	Acquired	Value Realized
Name	on Exercise	On Exercise	on Vesting	on Vesting(1)
Glen F. Post, III	0	$0	35,100	$1,227,798
Karen A. Puckett	0	0	13,200	461,736
R. Stewart Ewing, Jr.	0	0	10,980	384,080
David D. Cole	0	0	7,200	251,856
Stacey W. Goff	0	0	7,200	251,856
Michael E. Maslowski	0	0	7,200	251,836

(1)	Based on the closing price of the Common Shares on the vesting date.

Pension Benefits
     The following table and discussion summarizes pension benefits payable to the named officers under (i) our retirement plan qualified under Internal Revenue Code Section 401(a), which permits most of our employees (including officers) who have completed at least five years of service to receive pension benefits upon attaining early or normal retirement age, (ii) our nonqualified supplemental plan, which is designed to pay supplemental retirement benefits to officers in amounts equal to the benefits such officers would otherwise forego due to federal limitations on compensation and benefits under qualified plans, and (iii) our nonqualified supplemental executive retirement plan, which, prior to being frozen (as described further in “Compensation Discussion and Analysis — Discontinuance of Supplemental Executive Retirement Plan”), offered additional retirement benefits to a select group of our senior officers who had completed at least five years of service. We refer to these defined benefit plans below as our qualified plan, our supplemental plan and our SERP, respectively.

Pension Benefits

			Present
		Numbers of	Value of
		Years Credited	Accumulated
Name	Plan Name	Service(1)	Benefit(2)
Glen F. Post, III	Qualified Plan	10	$ 879,309
	Supplemental Plan	10	606,202
	SERP	25	11,926,166

Karen A. Puckett	Qualified Plan	8	436,062
	Supplemental Plan	8	204,485
	SERP	11	2,485,672

R. Stewart Ewing, Jr.	Qualified Plan	10	946,082
	Supplemental Plan	10	269,288
	SERP	25	4,623,234

David D. Cole	Qualified Plan	10	640,286
	Supplemental Plan	10	108,356
	SERP	25	2,372,743

Stacey W. Goff	Qualified Plan	10	261,553
	Supplemental Plan	10	83,068
	SERP	9	997,204

Michael E. Maslowski	Qualified Plan	9	1,209,987
	Supplemental Plan	9	137,091
	SERP	12	1,014,126

(1)	In accordance with our plans and practices, these figures correspond to the named officers’ tenure at CenturyTel, unless otherwise noted in the discussion below.

(2)	For the qualified plan and supplemental plan, these figures represent accumulated benefits as of December 31, 2008 (assuming the executive remains employed by us and begins receiving retirement benefits at the normal retirement age of 65), discounted from the normal retirement age to December 31, 2008 using a discount rate of 6.6%. See Note 11 entitled “Defined Benefit and Other Retirement Plans” of the notes to our audited financial statements included in Appendix A for additional information. For the SERP, these figures represent the present value of the named officer’s accrued SERP benefits, paid in a lump sum cash distribution in early 2009.

     The aggregate amount of a participant’s total monthly pension payment under the qualified and supplemental plans is equal to the participant’s years of service since 1999 (up to a maximum of 30 years) multiplied by the sum of (i) 0.5% of his final average pay plus (ii) 0.5% of his final average pay in excess of his compensation subject to Social Security taxes. For these purposes, “final average pay” means the participant’s average monthly compensation during the 60 consecutive month period within his last ten years of employment in which he received his highest compensation.
     Prior to the SERP being frozen in early 2008, participants in the SERP were entitled to receive a retirement benefit equal to (i) 3% of the officer’s “average monthly compensation” (defined below) times the officer’s years of service with us (not to exceed ten years) plus (ii) 1% of the officer’s “average monthly compensation” times his years of service in excess of ten years of service with us (up to 15 additional years), minus (iii) 4% of his estimated monthly Social

Security benefits times his years of service with us (up to a maximum of 25 years). Prior to the plan freeze, “average monthly compensation” was defined as the officer’s average monthly compensation during the 36 consecutive month period within his last ten years of employment in which he received his highest compensation. Participants added to the plan after January 1, 2000 received credit only for service while a plan participant. In connection with freezing the SERP in 2008, we credited each named officer with three additional years of service. For further discussion of changes made in early 2008 to benefits available to SERP participants, see “Compensation Discussion and Analysis — Discontinuance of Supplemental Executive Retirement Plan.”
     Under each of the retirement plans, the compensation upon which benefits are based equals the aggregate amount of the participant’s salary and annual cash incentive bonus. Although the pension benefits described above are provided through separate plans, the Company reserves the right to transfer benefits from the supplemental plan or the SERP to the qualified plan to the extent allowed under Treasury regulations and other guidance. The value of benefits transferred to the qualified plan directly offsets the value of benefits in the supplemental plan or the SERP. In 2005, 2006 and 2007, we transferred benefits from the supplemental plan and the SERP to the qualified plan, the incremental value of which will be payable to the recipients in the form of enhanced annuities or supplemental benefits.
     The normal form of benefit payment under each retirement plan is (i) in the case of unmarried participants, a monthly annuity payable for the life of the participant, and (ii) in the case of married participants, an actuarially equivalent monthly annuity payable for the lifetime of the participant and a survivor annuity payable for the lifetime of the spouse upon the participant’s death. Participants may elect optional forms of annuity benefits under each plan and, in the case of the qualified plan, an annuity that guarantees ten years of benefits, all of which are actuarially equivalent in value to the normal form of benefit. The enhanced annuities described in the prior paragraph may be paid in the form of a lump sum, at the participant’s election. As discussed further in “Compensation Discussion and Analysis — Discontinuance of Supplemental Executive Retirement Plan,” SERP participants were given the opportunity to receive in early 2009 a lump sum distribution of the present value of their accrued plan benefits. Most of the plan participants (including all of the named officers) elected to receive a lump sum distribution of benefits.
     The normal retirement age under both of the above-described active plans is 65. Participants may receive benefits under both plans upon “early retirement,” which is defined as attaining age 55 with five years of service. Under our qualified and supplemental plans, the benefit payable upon early termination is calculated under formulas that pay between 60% to 100% of the base plan benefit and 48% to 92% of the excess plan benefit, in each case with the lowest percentage applying to early retirement at age 55 and proportionately higher percentages applying to early retirement after age 55. For additional information on early retirement benefits, please see the early retirement provisions of our pension plans, copies of which are filed with the Securities and Exchange Commission.
     Glen Post, Stewart Ewing and Mike Maslowski are currently eligible for early retirement under the qualified and supplemental plans.

Deferred Compensation
     The following table and discussion provides information on our supplemental dollars & sense plan, which is designed to permit officers to defer a portion of their salary in excess of the amounts that may be deferred under federal law governing qualified 401(k) plans.
Non-Qualified Deferred Compensation

	Executive	CenturyTel			Aggregate
	Contributions	Contributions	Aggregate	Aggregate	Balance at
	in	in	Losses in	Withdrawals/	December 31,
Name	2008(1)	2008(2)	2008(3)	Distributions	2008
Glen F. Post, III	$200,350	$86,532	$(199,389)	$0	$655,691
Karen A. Puckett	85,609	51,341	(69,124)	0	339,813
R. Stewart Ewing, Jr.	51,572	34,793	(62,574)	0	200,821
David D. Cole	50,785	23,108	(61,012)	0	142,349
Stacey W. Goff	83,946	27,672	(77,363)	0	218,982
Michael E. Maslowski	127,016	20,781	(45,218)	0	238,290

(1)	All of these amounts in this column reflect contributions by the officer of salary paid in 2008 and reported as 2008 salary compensation in the Summary Compensation Table.

(2)	This column includes our match of the officer’s contribution under the terms of the plan. We have reflected all of these amounts as 2008 compensation in the column of the Summary Compensation Table labeled “All Other Compensation.”

(3)	Aggregate losses in 2008 are net of interest, dividends and distributions earned with respect to deferred compensation invested by the officers in the manner described in the text below.

     Under our supplemental dollars & sense plan, certain of our senior officers may defer up to 25% of their salary in excess of the federal limit on annual contributions to qualified 401(k) plans. (Participants may also defer up to 25% of the restricted stock portion of their annual incentive bonus award, but this deferral has been unavailable since 1999, which was the last year that our annual bonuses included a restricted stock portion.) For every dollar that participants contribute to this plan up to 5% of their excess salary, we add an amount equal to the total matching percentage then in effect for matching contributions made by us under our qualified 401(k) plan (which for 2008 equaled the sum of all of the initial 3% contributed and half of the next 2% contributed). All amounts contributed under this supplemental plan by the participants or us may be invested by the participants in the same broad array of money market and mutual funds offered under our qualified 401(k) plan. Participants may change their investments in these funds at any time. We reserve the right to transfer benefits from the supplemental dollars & sense plan to our qualified 401(k) or retirement plans to the extent allowed under Treasury regulations and other guidance. The value of benefits transferred to our qualified plans directly offsets the value of benefits in the supplemental dollars & sense plan. We made transfers of this type in 2005 and 2006. Participants in the supplemental dollars & sense plan normally receive payment of their account balances in a lump sum once they cease working full-time for us.

Potential Termination Payments
     The materials below discuss payments and benefits that our officers are eligible to receive if they (i) resign or retire, (ii) are terminated by us, with or without cause, (iii) die or become disabled or (iv) become entitled to termination benefits following a change of control of CenturyTel.
     Notwithstanding the information appearing below, you should be aware that our officers have agreed to forfeit their equity compensation awards (and profits derived therefrom) if they compete with us or engage in other activity harmful to our interests while employed with us or within 18 months after termination. Certain other compensation might also be recoverable by us under certain circumstances after termination of employment. See “Compensation Discussion and Analysis — Forfeiture of Prior Compensation” for more information.
     Payments Made Upon All Terminations. Regardless of the manner in which our employees’ employment terminates prior to a change of control, they are entitled to receive amounts earned during their term of employment (subject to the potential forfeitures discussed above). With respect to each such terminated employee, such amounts include his or her:
•	salary and unused vacation pay through the date of termination, payable immediately in cash

•	restricted stock that has vested

•	benefits accrued and vested under our qualified and supplemental defined benefit pension plans, with payouts generally occurring at early or normal retirement age

•	benefits held in our qualified and supplemental defined contribution plans, which the employee is generally free to receive at the time of termination

•	rights to continued health care benefits to the extent required by law.
     Payments Made Upon Voluntary or Involuntary Terminations. In addition to benefits described under the heading immediately above, employees terminated by us without cause prior to a change of control are also entitled to:
•	exercise all vested options within 190 days of the termination date

•	keep all unvested restricted stock if approved by our Compensation Committee

•	if the termination qualifies as a layoff, (i) a cash severance payment in the amount described under “Compensation Discussion and Analysis — Other Benefits — Reduction in Force Benefits,” (ii) receipt of their annual target incentive bonus, and (iii) outplacement assistance benefits.
None of the benefits listed immediately above are payable if the employee resigns or is terminated for cause, except that resigning employees are entitled to exercise their vested options within 190 days and employees terminated for cause could request the Compensation Committee to accelerate their unvested restricted stock (which is unlikely to be granted).
     Payments Made Upon Retirement. Employees who retire in conformity with our retirement policies are entitled to:

•	exercise all of their options, all of which accelerate upon retirement, within three years of their retirement date

•	keep all unvested restricted stock if approved by our Compensation Committee

•	payment of their annual target incentive bonus

•	post-retirement life, health and welfare benefits

•	all of the benefits described under the heading “— Payments Made Upon All Terminations”
     Payments Made Upon Death or Disability. Upon death or disability, officers (or their estates) are entitled to (without duplication of benefits):
•	payments under our disability or life insurance plans, as applicable

•	exercise all of their options, all of which accelerate upon death or disability, within two years

•	keep all of their restricted stock, whether vested or unvested

•	payment of their annual target incentive bonus

•	continued rights to receive (i) life, health and welfare benefits at early or normal retirement age, in the event of disabilities of employees with ten years of prior service, or (ii) health and welfare benefits payable to surviving eligible dependents, in the event of death of employees meeting certain age and service requirements

•	all of the benefits described under the heading “— Payments Made Upon All Terminations,” except that (i) upon death benefits under our retirement plans are generally available only to surviving spouses and (ii) benefits payable to mentally disabled employees under our nonqualified defined benefit retirement plans may be paid prior to retirement age.
     Payments Made Upon a Change of Control. We have entered into agreements that entitle each of our executive officers who are terminated without cause or resign under certain specified circumstances within three years of any change in control of CenturyTel to (i) receive a lump sum cash severance payment equal to three times the sum of such officer’s annual salary and bonus, (ii) receive such officer’s currently pending bonus, (iii) receive any such additional tax gross-up cash payments as may be necessary to compensate him or her for any federal excise taxes, penalties or interest imposed upon contingent change in control payments and (iv) continue to receive certain welfare benefits for three years.
     Under the above-referenced agreements, a “change in control” of CenturyTel would be deemed to occur upon (i) any person (as defined in the Securities Exchange Act of 1934) becoming the beneficial owner of 30% or more of the outstanding Common Shares or 30% or more of combined voting power of our voting securities, (ii) a majority of our directors being replaced, (iii) consummation of certain mergers, substantial asset sales or similar business combinations, or (iv) approval by the shareholders of a liquidation or dissolution of CenturyTel.
     All of the above-referenced agreements provide the benefits described above if the officer resigns with “good reason,” which we describe further under the heading “Compensation Discussion and Analysis — Other Benefits — Change of Control Arrangements.” Except as otherwise described under such heading, all of the change in control agreements for our executives are substantially similar. We have filed forms of these agreements with the Securities and Exchange Commission.
     In the event of a change in control of CenturyTel, our benefit plans provide, among other things, that all restrictions on outstanding restricted stock will lapse and all outstanding stock options will become fully exercisable. In addition, participants in the supplemental defined benefit plan whose service is terminated within two years of the change in control will receive a cash payment equal to the present value of their plan benefits (after providing age and service credits of up to three years if the participant is terminated by us without cause or resigns with “good reason”), determined in accordance with actuarial assumptions specified in the plan. Certain account balances under our qualified retirement plan and Union 401(k) Plan will also fully vest upon a change of control of CenturyTel.
     As we describe elsewhere above, completion of the Embarq Merger will constitute a change of control of CenturyTel under the change of control agreements and arrangements covering our executives and other officers. As described further above, substantially all of our top officers have agreed in connection with the Embarq Merger to forego certain rights to which they would otherwise be entitled upon a change of control. See “Compensation Discussion and Analysis — Other Benefits — Change of Control Arrangements.”
     Estimated Potential Termination Payments. The table below provides estimates of the value of payments and benefits that would become payable if the named officers were terminated in the manner described below, in each case based on the assumptions described in the table’s notes.

Potential Termination Payments

		Type of Termination of Employment(1)
		Involuntary					Termination
	Type of	Termination					Upon a
	Termination	Without					Change of
Name	Payment(2)	Cause(3)	Retirement(4)		Disability	Death	Control(5)
Glen F. Post, III	Annual Bonus	$864,500	$864,500		$864,500	$864,500	$945,083
	Equity Awards(6)	0	7,638,462		7,638,462	7,638,462	7,638,462
	Pension and Welfare(7)	10,000	22,000		0	0	1,815,040
	Cash Severance(8)	1,000,000	0		0	0	5,835,250

		$1,874,500	$8,524,962		$8,502,962	$8,502,962	$16,233,835

Karen A. Puckett	Annual Bonus	$468,725	$—		$468,725	$468,725	$487,509
	Equity Awards(6)	0	—		2,989,219	2,989,219	2,989,219
	Pension and Welfare(7)	10,000	—		0	0	777,617
	Cash Severance(8)	149,040	—		0	0	3,400,045

		$627,765	—		$3,457,944	$3,457,944	$7,654,390

R. Stewart Ewing, Jr.	Annual Bonus	$344,092	$344,092		$344,092	$344,092	$352,430
	Equity Awards(6)	0	2,488,397		2,488,397	2,488,397	2,488,397
	Pension and Welfare(7)	10,000	42,000		0	0	926,746
	Cash Severance(8)	579,488	0		0	0	2,795,753

		$933,580	$2,874,489		$2,832,489	$2,832,489	$6,563,326

David D. Cole	Annual Bonus	$247,078	$—		$247,078	$247,078	$282,195
	Equity Awards(6)	0	—		1,623,402	1,623,402	1,623,402
	Pension and Welfare(7)	10,000	—		0	0	473,720
	Cash Severance(8)	416,104	—		0	0	2,094,898

		$673,182	$—		$1,870,480	$1,870,480	$4,474,215

Stacey W. Goff	Annual Bonus	$240,051	$—		$240,051	$240,051	$241,098
	Equity Awards(6)	0	—		1,623,402	1,623,402	1,623,402
	Pension and Welfare(7)	10,000	—		0	0	420,620
	Cash Severance(8)	124,704	—		0	0	2,951,779

		$374,755	$—		$1,863,453	$1,863,453	$5,236,899

Michael A. Maslowski	Annual Bonus	$188,175	$188,175		$188,175	$188,175	$194,723
	Equity Awards(6)	0	1,623,402	(9)	1,623,402	1,623,402	1,623,402
	Pension and Welfare(7)	10,000	312,000		0	0	807,531
	Cash Severance(8)	89,128	0		0	0	1,653,704

		$287,303	$2,123,577		$1,811,577	$1,811,577	$4,279,360

(1)	All data in the table reflects estimates of the value of payments and benefits assuming the named officer was terminated on December 31, 2008. The closing price of the Common Shares on such date was $27.33. The table reflects only estimates of amounts earned or payable through or at such date. Actual amounts can be determined only at the time of termination. If a named officer voluntarily resigns or is terminated with cause, he or she will not be entitled to any special or accelerated benefits, but will be entitled to receive various payouts of benefits that vested before the termination date. The table reflects potential payments based upon a physical disability; additional benefits may be payable in the event of a mental disability.

(2)	As further described above, upon termination of employment, the named officers may become entitled to receive certain special, accelerated or enhanced benefits, including the right to receive payment of their annual cash incentive bonus, an acceleration of the vesting of their outstanding equity awards, current or enhanced pension and welfare benefits, or cash severance payments. The table excludes (i) payments or benefits made under broad-based plans or arrangements generally available to all salaried full-time employees and (ii) benefits, awards or amounts that the officer was entitled to receive prior to termination of employment.

(3)	The information in this column assumes the officer’s termination qualifies as a layoff under CenturyTel’s reduction in force policies. The amounts listed in this column will not be payable if the officer voluntarily resigns or is terminated for cause.

(4)	Of the named officers, only Messrs. Post, Ewing and Maslowski are eligible to retire early under our pension plans. The amounts reflected under the “Retirement” column do not reflect the amount of lifetime annuity payments payable upon early retirement. Assuming early retirement as of December 31, 2008, Messrs. Post, Ewing and Maslowski would have been entitled to monthly annuity payments of approximately $12,730, $10,150 and $10,870, respectively, over their lifetimes, some of which, in the case of Mr. Ewing, may be payable to his ex-wife under a qualified domestic relations order. For further information, see footnote 7.

(5)	The information in this column assumes the named officer became entitled at December 31, 2008 to the benefits described above under “- Payments Made Upon a Change of Control.” As described further under such heading, (i) some of these benefits will accrue immediately upon a change of control, regardless of whether the officer’s employment terminates, and (ii) some of these benefits have been waived by each named officer other than Mr. Maslowski in connection with the Embarq Merger.

(6)	The information in this row (i) reflects the incremental benefit to the named officer arising out of the accelerated vesting of his or her stock options and restricted stock caused by the termination of employment, based upon the intrinsic method of valuation, (ii) assumes that the Compensation Committee would not approve the acceleration of the named officer’s restricted stock in the event of an involuntary termination, and (iii) subject to footnote 9, assumes that the Compensation Committee would approve the acceleration of such restricted stock in the event of the early retirement of Mr. Post, Mr. Ewing or Mr. Maslowski.

(7)	The information in this row reflects only the incremental benefits that accrue upon an event of termination, and excludes benefits that were vested on December 31, 2008. For information on the present value of the named officers’ accumulated benefits under our defined benefit pension plans (including the value of lump sum distributions payable under the SERP in early 2009), see “- Pension Benefits,” and for information on the aggregate balances of the named officers’ non-qualified deferred compensation, see “- Deferred Compensation.” As indicated above, the named officer would also be entitled to receive a distribution of his or her 401(k) benefits and various other broad-based benefits.

(8)	The information in this row excludes, in the case of disability or death, payments made by insurance companies. For Stacey W. Goff only, the information in this row includes, in the case of payments made in connection with termination following a change of control, payments to compensate Mr. Goff for any federal excise taxes, penalties or interest payable as a result of receiving change of control benefits.

(9)	Mr. Maslowski was not eligible for early retirement under certain of his equity incentive agreements until March 22, 2009; this amount assumes the full acceleration of all of Mr. Maslowski’s equity grants upon his early retirement at year end 2008.

DIRECTOR COMPENSATION
     Overview. The table and the discussion below summarizes how we compensated our outside directors in 2008.
2008 Compensation of Outside Directors

	Fees Earned or	Stock	All Other
Name	Paid in Cash	Awards(1)	Compensation(2)	Total
William R. Boles, Jr.	$107,500	$92,130	$11,505	$211,135
Virginia Boulet	138,500	92,130	11,505	242,135
Calvin Czeschin	110,000	92,130	11,505	213,635
James B. Gardner	133,000	92,130	11,505	236,635
W. Bruce Hanks	135,500	92,130	18,850	246,480
Gregory J. McCray	118,000	92,130	11,505	221,635
C. G. Melville, Jr.	134,500	92,130	11,505	238,135
Fred R. Nichols	119,000	92,130	11,505	222,635
Harvey P. Perry	210,500	92,130	18,192	320,822
Jim D. Reppond	118,000	92,130	11,505	221,635
Joseph R. Zimmel	119,000	92,130	11,505	222,635

(1)	The amounts shown in this column reflect the dollar amount recognized for financial statement reporting purposes in 2008 in accordance with SFAS 123(R) related to grants of restricted stock on May 13, 2005, May 12, 2006, May 11, 2007 and May 9, 2008. These grants vest over three-year periods. The fair value of each award granted on May 9, 2008 was approximately $100,000, computed in accordance with SFAS 123(R). As of December 31, 2008, each of the above-listed directors held 5,318 shares of restricted stock and the following directors held the following number of options: Mr. Hanks — 46,000 options; Mr. Gardner — 16,000 options; and Mr. Zimmel — 13,667 options.

(2)	Represents (i) for all directors, $11,505 of dividends paid on their unvested restricted stock and (ii) for Messrs. Hanks and Perry, $7,345 and $6,687, respectively, of reimbursements for the cost of an annual physical examination and related travel expenses. For information on transactions with one of our directors, see “Related Party Transactions.”

     Cash and Stock Payments. Each director who is not employed by us (which we refer to as outside directors or non-management directors) is paid an annual fee of $50,000 plus $2,000 for attending each regular board meeting, $2,500 for attending each special board meeting and each day of the Board’s annual planning session, and $1,500 for attending each meeting of a board committee. Outside directors who attend a director education program are credited with attending an extra special board meeting (and are reimbursed for their related expenses).
     Currently the Vice Chairman of the Board is paid supplemental board fees at the rate of $100,000 per year. The Vice Chairman’s current duties include (i) assisting the Chairman by facilitating communications among the directors and monitoring the activities of the Board’s committees, (ii) serving at the Chairman’s request on the board of any company in which we have an investment, (iii) monitoring our strategies and (iv) performing certain executive succession functions.

     Currently (i) the chair of the Audit Committee is paid supplemental board fees at the rate of $20,000 per year and (ii) the chair of the Compensation Committee, the chair of the Nominating Committee and the chair of the Risk Evaluation Committee are each paid supplemental board fees at the rate of $10,000 per year.
     During 2008 the Compensation Committee authorized each outside director to receive 3,012 shares of Restricted Stock (which were valued under the 2005 Directors Stock Plan at $100,000 based on the average closing price of the Common Shares during the 15 trading day period preceding our 2008 annual meeting). In early 2009, the Compensation Committee authorized a similar grant payable to each outside director serving on the day after our 2009 annual meeting, including those who intend to resign in connection with the Embarq Merger. All of these shares of Restricted Stock will vest over a three-year period, and the total value of these awards will generally be allocated over these three-year vesting periods (as explained further in the footnotes to the table above).
     Under our director equity compensation plans, unvested shares of restricted stock immediately vest in full upon a change of control, such as our pending business combination with Embarq Corporation. The Merger Agreement requires us to use our commercially reasonable efforts to obtain from each of our current directors who will continue to serve after the transaction closing an agreement that his or her outstanding awards under these plans will not vest solely as a result of the closing.
     Other Benefits. Each outside director is entitled to be reimbursed (i) for expenses incurred in attending board and committee meetings, (ii) for expenses incurred in attending director education programs and (iii) up to $5,000 per year for the cost of an annual physical examination, plus related travel expenses and the estimated income taxes incurred by the director in connection with receiving these medical reimbursement payments.
     Our bylaws require us to indemnify our directors and officers to the fullest extent permitted by law so that they will be free from undue concern about personal liability in connection with their service to CenturyTel. We have signed agreements with each of those individuals contractually obligating us to provide these indemnification rights. We also provide our directors with customary directors and officers liability insurance.
     Directors may use our aircraft in connection with CenturyTel-related business. However, under our aircraft usage policy, neither directors nor their families may use our aircraft for personal trips (except on terms generally available to all of our employees in connection with a medical emergency). We have arranged a charter service that our outside directors can use at their cost for their personal air travel needs. Although none of our directors used this charter service during 2006 or 2008, one of our directors, Virginia Boulet, used this service at her cost for one round-trip in 2007.
PERFORMANCE GRAPH
     The graph below compares the cumulative total shareholder return on the Common Shares with the cumulative total return of the S&P 500 Index and the S&P Integrated Telecommunications Index for the period from December 31, 2003 to December 31, 2008, in each case assuming (i) the investment of $100 on January 1, 2004 at closing prices on December 31, 2003, and (ii) reinvestment of dividends.

	December 31,
	2003	2004	2005	2006	2007	2008
CenturyTel, Inc.	$100.00	$109.53	$103.12	$136.64	$130.48	$91.86
S&P 500 Index	100.00	110.87	116.31	134.66	142.05	89.51
S&P Telecom Index(1)	100.00	113.75	108.59	162.85	192.34	144.02

(1)	The S&P Integrated Telecommunication Services Index consists of American Tower, AT&T Inc., CenturyTel, Embarq Corporation, Frontier Communications, Qwest Communications International, Sprint Nextel, Verizon Communications and Windstream. The index is publicly available.

TRANSACTIONS WITH RELATED PARTIES
Recent Transactions
     In exchange for legal services rendered to us in 2008, we paid fees of $154,069 to The Boles Law Firm, a law firm owned by William R. Boles, Jr., and $8,105 to a separate law firm owned by his sister. Mr. Boles, a director of CenturyTel since 1992, is President and a director and practicing attorney with The Boles Law Firm, which has provided legal services to us since 1968. As indicated above under the heading “General Information — Embarq Merger,” Mr. Boles intends to resign as a director upon completion of the Embarq Merger.
     We are one of the largest employers in Monroe, Louisiana and in several of our other markets, and, as such, employ personnel related by birth or marriage throughout our organization. Several of our executive officers or directors have family members employed by us, although none of them earn compensation in excess of the threshold that would require detailed disclosures under the federal proxy rules.
Review Procedures
     Early each year, our director of internal audit distributes to the audit committee a written report listing our payments to vendors, including a list of transactions with our directors, officers or employees. This annual report permits the independent directors to assess and discuss our related party transactions. Although we have no formal written pre-approval procedure governing related party transactions, our CEO typically seeks approval of the board before engaging in any new related party transaction involving significant sums or risks.
SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE
     The Securities Exchange Act of 1934 requires our executive officers and directors, among others, to file certain beneficial ownership reports with the Securities and Exchange Commission. Joseph R. Zimmel, a director, filed a delinquent report of a change in beneficial ownership on Form 4 in 2008 to report a donation that he made to a private charitable foundation in 2006.
OTHER MATTERS
Conduct of the Meeting
     The presence, in person or by proxy, of holders of a majority of the total voting power of the Voting Shares is necessary to constitute a quorum to organize the Annual Meeting. Shareholders voting or abstaining from voting on any issue will be counted as present for purposes of constituting a quorum to organize the Annual Meeting.
     If a quorum to organize the Annual Meeting is present, directors will be elected by plurality vote and, as such, withholding authority to vote in the election of directors will not affect whether the nominees named herein are elected. Assuming a quorum to organize the Annual Meeting is present, the affirmative vote of the holders of a majority of the voting power present or represented at the Annual Meeting will be required to ratify the appointment of KPMG as our independent auditor for 2009 and to approve the shareholder proposals described further above. Shares as to which the proxy holders have been instructed to abstain from voting will be treated under the Company’s bylaws as not being present or represented for purposes of such vote, and will therefore not affect the outcome of the vote with respect to any of these matters.
     Under the rules of the New York Stock Exchange, brokers who hold shares in street name for customers may, subject to certain exceptions, vote in their discretion on matters when they have not received voting instructions from beneficial owners. Under these rules, brokers who do not receive such instructions will be entitled to vote in their discretion at the Annual Meeting with respect to the election of directors and the ratification of the appointment of the independent auditor, but will not be entitled to vote in their discretion with respect to any of the shareholder proposals. If brokers who do not receive voting instructions do not, or cannot, exercise discretionary voting power (a “broker non-vote”) with respect to any matter to be considered at the Annual Meeting, shares that are not voted will be treated as present for purposes of constituting a quorum to organize the Annual Meeting but not present or cast with respect to considering such matter. Because the election of directors must be approved by plurality vote and ratification of the independent auditor and approval of the shareholder proposals must be approved by the holders of a majority of the voting power present or represented at the Annual Meeting, broker non-votes with respect to these matters will not affect the outcome of the voting.
     Valid voting instructions or properly executed proxies received in time for the Annual Meeting will be voted at the Annual Meeting. You may revoke your instructions or proxy at any time before your votes are cast by filing with our Secretary a written revocation or by duly submitting voting instructions or an executed proxy at a later date, or by attending the Annual Meeting and voting in person. Unless revoked, all validly submitted voting instructions or properly executed proxies will be voted as specified and, if no specifications are made, will be voted in favor of the nominees, in favor of the ratification of the independent auditor, and against the shareholder proposal.
     Management has not timely received any notice that a shareholder desires to present any matter for action at the Annual Meeting in accordance with our bylaws (which are described below) other than the shareholder proposal described above, and is otherwise unaware of any matter for action by shareholders at the Annual Meeting other than those matters specified in the Notice of the Meeting. Our proxy and voting instruction cards, however, will confer discretionary voting authority with respect to any other matter that may properly come before the Annual Meeting. It is the intention of the persons named therein to vote in accordance with their best judgment on any such matter.
     The Chairman has broad responsibility and legal authority to conduct the Annual Meeting in an orderly and timely manner. This authority includes establishing rules for shareholders who wish to address the meeting. Copies of these rules will be available at the meeting. The Chairman may also exercise broad discretion in recognizing shareholders who wish to speak and in determining the extent of discussion on each item of business. In light of the number of business items on this year’s agenda and the need to conclude the meeting within a reasonable period of time, we cannot assure that every shareholder who wishes to speak on an item of business will be able to do so.
Shareholder Nominations and Proposals
     In order to be eligible for inclusion in our 2010 proxy materials pursuant to the federal proxy rules, any shareholder proposal to take action at such meeting must be received at our principal executive offices by November 30, 2009, and must comply with applicable federal proxy rules. In addition, our bylaws require shareholders to furnish timely written notice of their intent to nominate a director or bring any other matter before a shareholders’ meeting, whether or not they wish to include their proposal in our proxy materials. In general, notice must be received by our Secretary between November 8, 2009 and February 6, 2010 and must contain specified information concerning, among other things, the matters to be brought before such meeting and concerning the shareholder proposing such matters. (If the date of the 2010 annual meeting is more than 30 days earlier or later than May 7, 2010, notice must be received by our Secretary within 15 days of the earlier of the date on which notice of such meeting is first mailed to shareholders or public disclosure of the meeting date is made.) For additional information on these procedures, see “Corporate Governance — Director Nomination Process.”
Annual Financial Report
     Appendix A includes our Annual Financial Report, which is excerpted from portions of our Annual Report on Form 10-K for the year ended December 31, 2008 that we filed with the Securities and Exchange Commission on February 27, 2009. In addition, you have received or will receive a separate booklet entitled 2008 Review and Chairman’s Message. Neither of these documents is a part of our proxy soliciting materials.
     In connection with filing our Form 10-K report for the year ended December 31, 2008, our chief executive officer and chief financial officer made the certifications regarding our financial disclosures required under the Sarbanes-Oxley Act of 2002, and the regulations promulgated thereunder. In addition, during 2008 our chief executive officer certified to the New York Stock Exchange that he was unaware of any violation by us of the New York Stock Exchange’s corporate governance listing standards.
     You may obtain a copy of our Form 10-K report without charge by writing to Stacey W. Goff, Secretary, CenturyTel, Inc., 100 CenturyTel Drive, Monroe, LA 71203, or by visiting our website at www.centurytel.com.
     You may view online this proxy statement and related materials at www.proxydocs.com/ctl.

By Order of the Board of Directors

Stacey W. Goff
Secretary

Dated: March 30, 2009

APPENDIX A
to Proxy Statement
CenturyTel, Inc.
ANNUAL FINANCIAL REPORT
December 31, 2008

INDEX TO FINANCIAL ANNUAL REPORT
December 31, 2008
     The materials included in this Appendix A are excerpted from Items 5, 6, 7 and 8 of our Annual Report on Form 10-K for the year ended December 31, 2008, which we filed with the Securities and Exchange Commission on February 27, 2009. Please see the Form 10-K for additional information about our business and operations.

* All references to “Notes” in this Appendix A refer to these Notes.

INFORMATION ON OUR TRADING PRICE AND DIVIDENDS
     Our common stock is listed on the New York Stock Exchange and is traded under the symbol CTL. The following table sets forth the high and low sales prices, along with the quarterly dividends, for each of the quarters indicated.

	Sales prices		Dividend per
	High	Low	common share
2008:
First quarter	$42.00	32.00	.0675
Second quarter	$37.25	30.55	.0675
Third quarter	$40.35	34.13	1.3325
Fourth quarter	$40.00	20.45	.70

2007:
First quarter	$46.80	42.66	.065
Second quarter	$49.94	45.14	.065
Third quarter	$49.91	41.10	.065
Fourth quarter	$46.90	39.91	.065
     Common stock dividends during 2008 and 2007 were paid each quarter. As of February 20, 2009, there were approximately 3,900 stockholders of record of our common stock.

SELECTED FINANCIAL DATA
     The following table presents certain selected consolidated financial data as of and for each of the years ended in the five-year period ended December 31, 2008:
Selected Income Statement Data

	Year ended December 31,
	2008	2007	2006	2005	2004
	(Dollars, except per share amounts, and shares expressed in thousands)
Operating revenues	$2,599,747	2,656,241	2,447,730	2,479,252	2,407,372

Operating income	$721,352	793,078	665,538	736,403	753,953

Net income	$365,732	418,370	370,027	334,479	337,244

Basic earnings per share	$3.57	3.82	3.17	2.55	2.45

Diluted earnings per share	$3.56	3.72	3.07	2.49	2.41

Dividends per common share	$2.1675	.26	.25	.24	.23

Average basic shares outstanding	102,268	109,360	116,671	130,841	137,215

Average diluted shares outstanding	102,871	113,094	122,229	136,087	142,144

Selected Balance Sheet Data

	December 31,
	2008	2007	2006	2005	2004
	(Dollars in thousands)
Net property, plant and equipment	$2,895,892	3,108,376	3,109,277	3,304,486	3,341,401
Goodwill	$4,015,674	4,010,916	3,431,136	3,432,649	3,433,864
Total assets	$8,254,195	8,184,553	7,441,007	7,762,707	7,796,953
Long-term debt	$3,294,119	2,734,357	2,412,852	2,376,070	2,762,019
Stockholders’ equity	$3,163,240	3,409,205	3,190,951	3,617,273	3,409,765

     The following table presents certain selected consolidated operating data as of the following dates:

	December 31,
	2008	2007	2006	2005	2004

Telephone access lines (1) (2)	1,998,000	2,135,000	2,094,000	2,214,000	2,314,000
High-speed Internet customers (1)	641,000	555,000	369,000	249,000	143,000

(1)	In connection with our Madison River acquisition in April 2007, we acquired approximately 164,000 telephone access lines and 57,000 high-speed Internet customers.

(2)	Excluding adjustments during 2006 to reflect (i) the removal of test lines, (ii) database conversion and clean-up and (iii) the sale of our Arizona properties, access line losses for 2006 were approximately 107,000.

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL
CONDITION AND RESULTS OF OPERATIONS
RESULTS OF OPERATIONS
Overview
     CenturyTel, Inc., together with its subsidiaries, is an integrated communications company engaged primarily in providing an array of communications services to customers in 25 states. We currently derive our revenues from providing (i) local exchange and long distance voice services, (ii) network access services, (iii) data services, which include both high-speed (“DSL”) and dial-up Internet services, as well as special access and private line services, (iv) fiber transport, competitive local exchange and security monitoring services and (v) other related services.
     On October 26, 2008, we entered into a definitive merger agreement to acquire Embarq Corporation (“EMBARQ”) in a stock-for-stock transaction. Under the terms of the agreement, EMBARQ shareholders will receive 1.37 CenturyTel shares for each share of EMBARQ common stock they own at closing. On December 31, 2008, EMBARQ had outstanding approximately 142.4 million shares of common stock and $5.7 billion of long-term debt. The two companies have a combined operating presence in 33 states with approximately 7.7 million access lines and two million broadband customers. Completion of the transaction is subject to the receipt of regulatory approvals, including approvals from the Federal Communications Commission and certain state public service commissions, as well as other customary closing conditions. Subject to these conditions, we anticipate closing this transaction in the second quarter of 2009. For additional information, see Note 1 and Item 1 of our Annual Report on Form 10-K for the year ended December 31, 2008.
     As further discussed in Note 11, during the second quarter of 2008, we recognized an $8.2 million curtailment loss (reflected in selling, general and administrative expense) in connection with amending our Supplemental Executive Retirement Plan (“SERP”). We also recognized a $4.5 million pre-tax gain (reflected in other income (expense)) upon liquidation of our investments in marketable securities in the SERP trust in the second quarter of 2008. We will record a one-time settlement charge in the first quarter of 2009 of approximately $7.7 million in connection with the lump sum distributions made in early 2009.
     In 2008 and 2007, we recognized net after tax benefits of approximately $12.8 million and $32.7 million, respectively, related to the recognition of previously unrecognized tax benefits. See Note 12 for additional information.
     On April 30, 2007, we acquired all of the outstanding stock of Madison River Communications Corp. (“Madison River”). See Note 2 for additional information. We have reflected the results of operations of the Madison River properties in our consolidated results of operations beginning May 1, 2007.

     In the fourth quarter of 2007, we recorded a $16.6 million pre-tax impairment charge in order to write-down the value of certain long-lived assets in six of our northern competitive local exchange carrier markets to their estimated realizable value. We determined the estimated realizable value based on proposals received during our sales process of such properties commenced in 2007. We sold such properties in separate transactions in May and July 2008. Results of operations for these markets are included in our consolidated results of operations up to the respective sales dates.
     During 2007, we recognized approximately $49.0 million of network access revenues in connection with the settlement of a dispute with a carrier and approximately $42.2 million of revenues in connection with the lapse of a regulatory monitoring period (of which approximately $25.4 million is reflected in network access revenues and $16.8 million is reflected in data revenues). We do not expect this level of favorable revenue settlements to reoccur in the future.
     Effective January 1, 2007, we changed our relationship with our provider of satellite television service from a revenue sharing arrangement to an agency relationship and, in connection therewith, we received in the second quarter of 2007 a non-recurring reimbursement of $5.9 million, of which $4.1 million was reflected as a reduction of cost of services (which we previously incurred as subscriber acquisition costs) and the remainder was reflected as revenues. This change has also resulted in us recognizing higher levels of operating income compared to our prior arrangement.
     Over each of the past few years, we announced reductions of our workforce of an aggregate of approximately 700 jobs and, in connection therewith, incurred net pre-tax charges of approximately $1.7 million in 2008, $2.2 million in 2007 and $7.5 million in 2006 for severance and related costs. See Note 8 for additional information.
     In the second quarter of 2006, we recorded a one-time pre-tax gain of approximately $117.8 million upon redemption of our investment in the stock of the Rural Telephone Bank (“RTB”). Subsequently, in the fourth quarter of 2007, upon final distribution of the remaining proceeds from the RTB dissolution, we recorded a pre-tax gain of approximately $5.2 million. See Note 15 for additional information.
     During the last several years (exclusive of acquisitions and certain non-recurring favorable adjustments), we have experienced revenue declines in our voice and network access revenues primarily due to the loss of access lines and minutes of use. To mitigate these declines, we hope to, among other things, (i) promote long-term relationships with our customers through bundling of integrated services, (ii) provide new services, such as video and wireless broadband, and other additional services that may become available in the future due to advances in technology, wireless spectrum sales by the Federal Communications Commission or improvements in our infrastructure, (iii) provide our broadband and premium services to a higher percentage of our customers, (iv) pursue acquisitions of additional communications properties if available at attractive prices, (v) increase usage of our networks and (vi) market our products to new customers.
     Our net income for 2008 was $365.7 million, compared to $418.4 million during 2007 and $370.0 million during 2006. Diluted earnings per share for 2008 was $3.56 compared to $3.72 in 2007 and $3.07 in 2006. The number of average diluted shares outstanding declined 9.0% in 2008 and 7.5% in 2007 primarily due to our share repurchases during the past three years.

Year ended December 31,	2008	2007	2006
	(Dollars, except per share amounts, and shares in thousands)
Operating income	$721,352	793,078	665,538
Interest expense	(202,217)	(212,906)	(195,957)
Other income (expense)	40,954	38,770	121,568
Income tax expense	(194,357)	(200,572)	(221,122)

Net income	$365,732	418,370	370,027

Basic earnings per share	$3.57	3.82	3.17

Diluted earnings per share	$3.56	3.72	3.07

Average basic shares outstanding	102,268	109,360	116,671

Average diluted shares outstanding	102,871	113,094	122,229

     Operating income decreased $71.7 million in 2008 due to a $56.5 million decrease in operating revenues and a $15.2 million increase in operating expenses. Operating income increased $127.5 million in 2007 as a $208.5 million increase in operating revenues was partially offset by an $81.0 million increase in operating expenses.
     In addition to historical information, this management’s discussion and analysis includes certain forward-looking statements that are based on current expectations only, and are subject to a number of risks, uncertainties and assumptions, many of which are beyond our control. Actual events and results may differ materially from those anticipated, estimated or projected if one or more of these risks or uncertainties materialize, or if underlying assumptions prove incorrect. Factors that could affect actual results include but are not limited to: the timing, success and overall effects of competition from a wide variety of competitive providers; the risks inherent in rapid technological change; the effects of ongoing changes in the regulation of the communications industry (including the FCC’s proposed rules regarding intercarrier compensation and the Universal Service Fund described elsewhere herein); our ability to effectively adjust to changes in the communications industry; our ability to successfully complete our pending merger with EMBARQ, including timely receiving all regulatory approvals and realizing the anticipated benefits of the transaction; our ability to effectively manage our expansion opportunities, including successfully integrating newly-acquired businesses into our operations and retaining and hiring key personnel; possible changes in the demand for, or pricing of, our products and services; our ability to successfully introduce new product or service offerings on a timely and cost-effective basis; our continued access to credit markets on favorable terms; our ability to collect our receivables from financially troubled communications companies; our ability to pay a $2.80 per common share dividend annually, which may be affected by changes in our cash requirements, capital spending plans, cash flows or financial position; our ability to successfully negotiate collective bargaining agreements on reasonable terms without work stoppages; the effects of adverse weather; other risks referenced from time to time in this report or other of our filings with the Securities and Exchange Commission; and the effects of more general factors such as changes in interest rates, in tax rates, in accounting policies or practices, in operating, medical or administrative costs, in general market, labor or economic conditions, or in legislation, regulation or public policy. These and other uncertainties related to our business and our pending acquisition of EMBARQ are described in greater detail in Item 1A of our Annual Report on Form 10-K for the year ended December 31, 2008. You should be aware that new factors may emerge from time to time and it is not possible for us to identify all such factors nor can we predict the impact of each such factor on the business or the extent to which any one or more factors may cause actual results to differ from those reflected in any forward-looking statements. You are further cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date of our above-referenced Form 10-K. We undertake no obligation to update any of our forward-looking statements for any reason.
Operating Revenues

Year ended December 31,	2008	2007	2006
	(Dollars in thousands)
Voice	$874,041	889,960	871,767
Network access	820,383	941,506	878,702
Data	524,194	460,755	351,495
Fiber transport and CLEC	162,050	159,317	149,088
Other	219,079	204,703	196,678

Operating revenues	$2,599,747	2,656,241	2,447,730

     During 2007, we recognized revenues of approximately $42.2 million related to the expiration of a regulatory monitoring period, of which approximately $25.4 million is reflected in network access revenues and $16.8 million is reflected in data revenues. In addition, in 2007 we recognized approximately $49.0 million of network access revenues related to the settlement of a dispute with a carrier. We do not expect this level of favorable revenue settlements to reoccur in the future.
     Voice revenues. We derive voice revenues by providing local exchange telephone services and retail long distance services to customers in our service areas. The $15.9 million (1.8%) decrease in voice revenues in 2008 is primarily due to (i) a $22.5 million decrease due to a 5.9% decline in the average number of access lines (exclusive of our acquisition of Madison River properties); (ii) a $10.8 million decrease in custom calling feature revenues primarily due to the continued migration to bundled service offerings at a lower effective rate; and (iii) a $7.7 million decline as a result of a decrease in revenues associated with extended area calling plans. These decreases were partially offset by $17.0 million of additional revenues attributable to the Madison River properties acquired April 30, 2007 and a $9.9 million increase in long distance revenues attributable to an increase in the percentage of our customer base on fixed rate unlimited calling plans and the implementation of rate increases applicable to several rate plans in late 2007 and early 2008.
     The $18.2 million (2.1%) increase in voice revenues in 2007 is primarily due to $43.3 million of revenues attributable to the Madison River properties acquired April 30, 2007. Such increase was partially offset by (i) a $20.7 million decrease due to a 5.2% decline in the average number of access lines (normalized for acquisitions, dispositions and previously-disclosed adjustments made during 2006) and (ii) a $6.0 million decline as a result of a decrease in revenues associated with extended area calling plans.
     Total access lines declined 136,800 (6.4%) during 2008 compared to a normalized decline of 119,700 (5.7%) during 2007. We believe the decline in the number of access lines during 2008 and 2007 is primarily due to the displacement of traditional wireline telephone services by other competitive services and recent economic conditions. Based on our current retention initiatives, we estimate that our access line loss will be between 5.7% and 6.7% in 2009.
     Network access revenues. We derive our network access revenues primarily from (i) providing services to various carriers and customers in connection with the use of our facilities to originate and terminate their interstate and intrastate voice transmissions and (ii) receiving universal support funds which allows us to recover a portion of our costs under federal and state cost recovery mechanisms. Certain of our interstate network access revenues are based on tariffed access charges filed directly with the Federal Communications Commission (“FCC”); the remainder of such revenues are derived under revenue sharing arrangements with other local exchange carriers (“LECs”) administered by the National Exchange Carrier Association. Intrastate network access revenues are based on tariffed access charges filed with state regulatory agencies or are derived under revenue sharing arrangements with other LECs.

     Network access revenues decreased $121.1 million (12.9%) in 2008 and increased $62.8 million (7.1%) in 2007 due to the following factors:

	2008	2007
	increase	increase
	(decrease)	(decrease)
	(Dollars in thousands)
Favorable settlement of a dispute with a carrier in 2007	$(48,987)	48,987
Intrastate revenues due to decreased minutes of use, decreased access rates in certain states and recovery from state support funds	(29,022)	(20,912)
Revenue recognition upon expiration of regulatory monitoring periods in 2007	(25,402)	25,402
Partial recovery of operating costs through revenue sharing arrangements with other telephone companies, interstate access revenues and return on rate base	(15,857)	(21,311)
Recovery from the federal Universal Service High Cost Loop support program	(14,596)	2,231
Acquisition of Madison River	12,345	33,923
Prior year revenue settlement agreements	1,922	(2,346)
Other, net	(1,526)	(3,170)

	$(121,123)	62,804

     In March 2006, we filed a complaint against a carrier for recovery of unpaid and underpaid access charges for calls made using the carrier’s prepaid calling cards and calls that used Internet Protocol for a portion of their transmission. The carrier filed a counterclaim against us, asserting that we improperly billed them terminating intrastate access charges on certain wireless roaming traffic. In April 2007, we entered into a settlement agreement with the carrier and received approximately $49 million cash from them related to the issues described above.
     In 2008 and 2007, we experienced reductions in our intrastate revenues of approximately $29.0 million and $20.9 million, respectively, primarily due to a reduction in intrastate minutes (partially due to the displacement of minutes by wireless, electronic mail and other optional calling services). We believe that intrastate minutes will continue to decline in 2009, although we cannot estimate the magnitude of such decrease.
     In third quarter 2007, upon the lapse of the applicable 2003/2004 monitoring period for certain of our tariffed billings, we recognized approximately $42.2 million of revenues (of which approximately $25.4 million is reflected in network access revenues and $16.8 million is reflected in data revenues). Such amount represented billings from tariffs prior to July 2004 in excess of the authorized rate of return that we initially recorded as a deferred credit pending completion of such 2003/2004 monitoring period.

     Our revenues from the Universal Service High Cost Loop Fund decreased approximately $14.6 million in 2008 and increased $2.2 million in 2007. Such decrease in 2008 was primarily due to an increase in the nationwide average cost per loop factor used by the FCC to allocate funds among all recipients. We anticipate our 2009 revenues from the federal Universal Service High Cost Loop support program will decrease between $12 and $14 million compared to 2008.
     Data revenues. We derive our data revenues primarily by providing Internet access services (both DSL and dial-up services) and data transmission services over special circuits and private lines. Data revenues increased $63.4 million (13.8%) in 2008 substantially due to (i) a $57.8 million increase in DSL-related revenues primarily due to growth in the number of DSL customers and (ii) $16.3 million of additional revenues contributed by Madison River. Such increases were partially offset by $16.8 million of one-time revenues recorded in third quarter 2007 upon expiration of the previously described regulatory monitoring period. While we expect our data revenues to increase in 2009 as compared to 2008, we do not expect to recognize the same level of increase as we experienced in 2008 primarily due to the fact that our customer base is more highly penetrated with DSL services.
     Data revenues increased $109.3 million (31.1%) in 2007 substantially due to (i) a $66.4 million increase in DSL-related revenues due primarily to growth in the number of DSL customers; (ii) $34.5 million of revenues contributed by Madison River and (iii) $16.8 million of one-time revenues recorded in third quarter 2007 upon expiration of the previously described regulatory monitoring period. Such increases were partially offset by a $5.4 million decrease in special access revenues primarily due to certain customers disconnecting circuits and a $5.1 million decrease in dial-up Internet revenues due to a decline in the number of dial-up customers.
     Fiber transport and CLEC. Our fiber transport and CLEC revenues include revenues from our fiber transport, competitive local exchange carrier (“CLEC”) and security monitoring businesses. Fiber transport and CLEC revenues increased $2.7 million (1.7%) in 2008, of which $6.4 million was due to growth in our incumbent fiber transport business and $2.5 million was due to additional revenue contributed by Madison River. Such increases were partially offset by a $2.6 million decrease due to the sales of six CLEC markets that were consummated in the second and third quarters of 2008 and a $3.5 million decrease in CLEC revenues primarily due to customer disconnects.
     Fiber transport and CLEC revenues increased $10.2 million (6.9%) in 2007, of which $8.7 million was due to growth in our incumbent fiber transport business and $4.8 million was contributed by Madison River. Such increases were partially offset by a $3.5 million decrease in CLEC revenues primarily due to customer disconnects.

     Other revenues. We derive other revenues primarily by (i) leasing, selling, installing and maintaining customer premise telecommunications equipment and wiring, (ii) providing billing and collection services for third parties, (iii) participating in the publication of local directories and (iv) providing new service offerings, principally consisting of our new video and wireless reseller services. Other revenues increased $14.4 million (7.0%) in 2008 primarily due to (i) $7.7 million of additional revenues contributed by Madison River and (ii) a $2.8 million increase in directory revenues.
     Other revenues increased $8.0 million (4.1%) in 2007 primarily due to $13.9 million of revenues contributed by Madison River. In connection with receiving a one-time reimbursement as a result of our above-described change in our contractual relationship with our satellite television service provider, we recorded a $1.9 million one-time increase to revenues in 2007. The impact of the change in the arrangement from a gross to a net revenue presentation resulted in an $8.2 million decrease in recurring revenues for the twelve months ended December 31, 2007 compared to 2006.
Operating Expenses

Year ended December 31,	2008	2007	2006
	(Dollars in thousands)
Cost of services and products (exclusive of depreciation and amortization)	$955,473	937,375	888,414
Selling, general and administrative	399,136	389,533	370,272
Depreciation and amortization	523,786	536,255	523,506

Operating expenses	$1,878,395	1,863,163	1,782,192

     Cost of services and products. Cost of services and products increased $18.1 million (1.9%) in 2008 primarily due to (i) $22.7 million of additional costs incurred by the Madison River properties; (ii) a $12.3 million increase in DSL-related expenses due to growth in the number of DSL customers; (iii) a $4.9 million increase in costs associated with our recently launched switched digital video offering; and (iv) a $4.1 million increase due to a one-time reimbursement of costs received from our satellite television service provider in the second quarter of 2007 in connection with the change in our arrangement, as mentioned above. Such increases were partially offset by (i) a $16.6 million impairment charge recorded in 2007 related to certain of our CLEC assets that were subsequently sold in 2008; (ii) a $4.4 million reduction in costs due to the six CLEC markets sold and (iii) a $1.6 million decrease in salaries and benefits.
     Cost of services and products increased $49.0 million (5.5%) in 2007 primarily due to (i) $52.5 million of costs incurred by our Madison River properties; (ii) a $20.9 million increase in DSL-related expenses due to growth in the number of DSL customers; (iii) a $16.6 million impairment charge related to certain of our CLEC assets that were subsequently sold in 2008; and (iv) a $7.8 million increase in expenses associated with pole attachments primarily due to rate increases. Such increases were partially offset by (i) a $33.1 million decrease in salaries and benefits due to one-time costs associated with workforce reductions in 2006 and the impact of having fewer incumbent employees resulting from workforce reductions in 2007 and 2006 and (ii) a $19.7 million decrease in expenses associated with our satellite television service offering due to a change in our arrangement as mentioned above (such reduction includes a $4.1 million one-time reimbursement of costs received from the service provider in 2007 in connection with the change in the arrangement, as described above).
     Selling, general and administrative. Selling, general and administrative expenses increased $9.6 million (2.5%) in 2008 primarily due to (i) an $11.4 million increase in marketing expenses; (ii) an $8.2 million increase due to expenses related to the curtailment loss associated with our SERP; (iii) $5.0 million of costs associated with our pending acquisition of EMBARQ (see Accounting Pronouncements below for additional information) and (iv) $4.8 million of additional costs incurred by Madison River. Such increases were partially offset by (i) an $8.8 million decrease in operating taxes; (ii) a $5.4 million decrease in bad debt expense (most of which is attributable to a favorable settlement with a carrier in first quarter 2008); (iii) a $4.3 million decrease in salaries and benefits; and (iv) a $2.7 million decrease in information technology expenses.
     Selling, general and administrative expenses increased $19.3 million (5.2%) in 2007 primarily due to (i) $16.4 million of costs incurred by Madison River; (ii) an $8.2 million increase in salaries and benefits; and (iii) a $5.6 million increase in sales and marketing expenses. Such increases were partially offset by (i) a $5.7 million reduction in bad debt expense and (ii) a $4.3 million decrease in information technology expenses.
     Depreciation and amortization. Depreciation and amortization decreased $12.5 million (2.3%) primarily due to a $36.7 million reduction in depreciation expense due to certain assets becoming fully depreciated. Such decrease was partially offset by $13.7 million of additional depreciation and amortization incurred by Madison River and a $12.8 million increase due to higher levels of plant in service.
     Depreciation and amortization increased $12.7 million (2.4%) in 2007 primarily due to $32.5 million of depreciation and amortization incurred by Madison River and a $14.8 million increase due to higher levels of plant in service. Such increases were substantially offset by a $31.7 million reduction in depreciation expense due to certain assets becoming fully depreciated.
     Other. For additional information regarding certain matters that have impacted or may impact our operations, see “Regulation and Competition”.

Interest Expense
     Interest expense decreased $10.7 million (5.0%) in 2008 compared to 2007. An $18.0 million decrease due to lower average interest rates was partially offset by a $9.3 million increase due to increased average debt outstanding.
     Interest expense increased $16.9 million (8.6%) in 2007 compared to 2006. A $22.7 million increase due to increased average debt outstanding (primarily due to the $750 million of senior notes issued in March 2007 to fund the Madison River acquisition) was partially offset by a $5.9 million decrease due to lower average interest rates.
Other Income (Expense)
     Other income (expense) includes the effects of certain items not directly related to our core operations, including gains or losses from nonoperating asset dispositions and impairments, our share of the income from our 49% interest in a cellular partnership, interest income and allowance for funds used during construction. Other income (expense) was $41.0 million in 2008, $38.8 million in 2007 and $121.6 million in 2006. The years 2008, 2007 and 2006 were impacted by certain charges and credits that are not expected to occur in the future. Included in 2008 income are (i) approximately $10 million related to the recognition of previously accrued transaction related and other contingencies, (ii) aggregate pre-tax gains of approximately $7.3 million from the sales of certain non-operating investments and (iii) a $4.5 million gain realized upon liquidation of our investments in marketable securities in our SERP trust. Also included in 2008 is a $3.4 million pre-tax charge related to terminating certain derivative instruments that did not qualify for hedge accounting. The year 2007 includes a non-recurring pre-tax gain of $10.4 million related to the sale of our interest in a real estate partnership and a $5.2 million pre-tax gain resulting from the final distribution of funds from the RTB redemption mentioned below. Included in 2006 were pre-tax gains of approximately $118.6 million (substantially all of which related to the redemption of our RTB stock upon dissolution of the RTB), which was partially offset by pre-tax charges of approximately $11.7 million due to the impairment of certain non-operating investments.
     Our share of income from our 49% interest in a cellular partnership decreased $2.5 million in 2008 compared to 2007. We record our share of the partnership income based on unaudited results of operations until the time we receive audited financial statements for the partnership from the unaffiliated general partner. Upon receipt of the respective audited financial statements, we recorded unfavorable adjustments in 2008 (upon completion of the 2007 audit) and favorable adjustments in 2007 (upon completion of the 2006 and 2005 audits).

Income Tax Expense
     The effective income tax rate was 34.7%, 32.4%, and 37.4% for 2008, 2007 and 2006, respectively. Income tax expense was reduced by approximately $12.8 million in 2008 and $32.7 million in 2007 due to the recognition of previously unrecognized tax benefits (see Critical Accounting Policies below and Note 12). Income tax expense was reduced by approximately $1.7 million in 2008 and $6.4 million in 2006 due to the resolution of various income tax audit issues.
Accounting Pronouncements
     In December 2007, the Financial Accounting Standards Board issued Statement of Financial Accounting Standards No. 141 (revised), “Business Combinations” (“SFAS 141(R)”). Under SFAS 141(R), an acquiring entity will be required to recognize all of the assets acquired and liabilities assumed in a transaction at the acquisition date fair value with limited exceptions. SFAS 141(R) will change the accounting treatment for certain specific items, including acquisition costs, acquired contingent liabilities, restructuring costs, deferred tax asset valuation allowances and income tax uncertainties after the acquisition date. SFAS 141(R) is effective for us for all business combinations for which the acquisition date is on or after January 1, 2009. We will account for our pending acquisition of EMBARQ using the guidance of SFAS 141(R). Because it was probable that the acquisition date of the pending EMBARQ business combination would be subsequent to the January 1, 2009 effective date of SFAS 141(R), we elected to expense our EMBARQ acquisition related costs that had been incurred through December 31, 2008 in the fourth quarter of 2008 (which aggregated approximately $5.0 million). Such charge is reflected in selling, general and administrative expense in our 2008 consolidated statement of income. We will expense additional acquisition related costs as incurred after December 31, 2008.
     In September 2006, the Financial Accounting Standards Board issued Statement of Financial Accounting Standards No. 157 “Fair Value Measurements” (“SFAS 157”). SFAS 157, effective for us beginning January 1, 2008, defines fair value, establishes a framework for measuring fair value and expands the disclosures about fair value measurements required or permitted under other accounting pronouncements. SFAS 157 establishes a three-tier fair value hierarchy, which prioritizes the inputs used to measure fair value. These tiers include: Level 1 (defined as observable inputs such as quoted market prices in active markets); Level 2 (defined as inputs other than quoted prices in active markets that are either directly or indirectly observable); and Level 3 (defined as unobservable inputs in which little or no market data exists). See Note 17 for additional disclosures regarding SFAS 157.
     In December 2007, the Financial Accounting Standards Board issued Statement of Financial Accounting Standards No. 160, “Noncontrolling Interests in Consolidated Financial Statements – an Amendment of ARB No. 51” (“SFAS 160”). SFAS 160 requires noncontrolling interests to be recognized as equity in the consolidated financial statements. In addition, net income attributable to the noncontrolling interest will be included in consolidated net income. SFAS 160 is effective for fiscal years, and the interim periods within those fiscal years, beginning on or after December 15, 2008. We do not expect SFAS 160 to have a material impact to our consolidated financial statements.
     In June 2008, the Financial Accounting Standards Board issued FSP EITF 03-6-1, “Determining Whether Instruments Granted in Share-Based Payment Transactions Are Participating Securities”. Based on this pronouncement, we have concluded that our outstanding non-vested restricted stock is a participating security and therefore should be included in the earnings allocation in computing earnings per share using the two-class method. The pronouncement is effective for us beginning in first quarter 2009 and, upon adoption, will require us to recast our previously reported earnings per share. If our diluted earnings per share would have been calculated using the provisions of FSP EITF 03-6-1 for 2008, our diluted earnings per share would have been $3.52 per share as compared to $3.56 per share.
     In June 2006, the Financial Accounting Standards Board issued Interpretation No. 48, “Accounting for Uncertainty in Income Taxes” (“FIN 48”), which clarifies the accounting for uncertainty in income taxes recognized in financial statements. FIN 48 required us, effective January 1, 2007, to recognize and measure tax benefits taken or expected to be taken in a tax return and disclose uncertainties in income tax positions. See Note 12 for additional information related to our income tax uncertainties.
     On January 1, 2003, we adopted Statement of Financial Accounting Standards No. 143, “Accounting for Asset Retirement Obligations” (“SFAS 143”), which addresses financial accounting and reporting for legal obligations associated with the retirement of tangible long-lived assets and requires that the fair value of a liability for an asset retirement obligation be recognized in the period in which it is incurred and be capitalized as part of the book value of the long-lived asset. Although we generally have no legal obligation to remove obsolete assets, depreciation rates of certain assets established by regulatory authorities for our telephone operations subject to Statement of Financial Accounting Standards No. 71, “Accounting for the Effects of Certain Types of Regulation” (“SFAS 71”), have historically included a component for removal costs in excess of the related estimated salvage value. Notwithstanding the adoption of SFAS 143, SFAS 71 requires us to continue to reflect this accumulated liability for removal costs in excess of salvage value even though there is no legal obligation to remove the assets. Therefore, we did not adopt the provisions of SFAS 143 for our telephone operations subject to SFAS 71. For these reasons, the adoption of SFAS 143 did not have a material effect on our financial statements. For our telephone operations acquired from Verizon in 2002 (which are not subject to SFAS 71) and our other non-regulated operations, we have not accrued a liability for anticipated removal costs related to tangible long-lived assets.

Critical Accounting Policies
     Our financial statements are prepared in accordance with accounting principles that are generally accepted in the United States. The preparation of these financial statements requires management to make estimates and assumptions that affect the reported amounts of assets, liabilities, revenues and expenses. We continually evaluate our estimates and assumptions including those related to (i) revenue recognition, (ii) allowance for doubtful accounts, (iii) pension and postretirement benefits, (iv) intangible and long-lived assets, (v) business combinations and (vi) income taxes. Actual results may differ from these estimates and assumptions. We believe these critical accounting policies discussed below involve a higher degree of judgment or complexity.
     Revenue recognition. Certain of our interstate network access and data revenues are based on tariffed access charges filed directly with the FCC; the remainder of such revenues is derived from revenue sharing arrangements with other LECs administered by the National Exchange Carrier Association, with the exception of DSL-related revenues which were removed from our pooled interstate tariff filing effective July 1, 2006 and are now recognized as revenues when billed. We currently recognize such interstate network access revenues at the authorized rate of return, unless the actual achieved or projected rate of return is lower than authorized.
     The Telecommunications Act of 1996 allows local exchange carriers to file access tariffs on a streamlined basis and, if certain criteria are met, deems those tariffs lawful. Tariffs that have been “deemed lawful” in effect nullify an interexchange carrier’s ability to seek refunds should the earnings from the tariffs ultimately result in earnings above the authorized rate of return prescribed by the FCC. Certain of our telephone subsidiaries file interstate tariffs with the FCC using this streamlined filing approach. Since July 2004, we have recognized billings from our tariffs as revenue since we believe such tariffs are “deemed lawful”. There is no assurance that our future tariff filings will be “deemed lawful”. For those billings from tariffs prior to July 2004, we initially recorded as a deferred credit our earnings in excess of the authorized rate of return.
     Allowance for doubtful accounts. In evaluating the collectibility of our accounts receivable, we assess a number of factors, including a specific customer’s or carrier’s ability to meet its financial obligations to us, the length of time the receivable has been past due and historical collection experience. Based on these assessments, we record both specific and general reserves for uncollectible accounts receivable to reduce the related accounts receivable to the amount we ultimately expect to collect from customers and carriers. If circumstances change or economic conditions worsen such that our past collection experience is no longer relevant, we may need to increase our reserves from the levels reflected in our accompanying consolidated balance sheet.

     Pension and postretirement benefits. Accounting for pensions and postretirement benefits involves estimating the cost of benefits to be provided well into the future and attributing that cost over the time period each employee provides service to us. To accomplish this, extensive use is made of various assumptions, such as discount rates, investment returns, mortality, turnover, medical costs and inflation through a collaborative effort by management and independent actuaries. The results of this effort provide management with the necessary information on which to base its judgment and develop the estimates used to prepare the financial statements. Changes in assumptions used could result in a material impact to our financial results in any given period.
     A significant assumption used in determining our pension and postretirement expense is the expected long-term rate of return on plan assets. For 2008 and 2007, we utilized an expected long-term rate of return on plan assets of 8.25%, which we believe reflects the expected long-term rates of return in the financial markets based on our current plan asset allocation. We also reviewed the historical rates of return on those plan assets over long-term periods that ranged from 10 to 20 years. A 25 basis point decrease in the return on plan asset assumption would increase annual combined pension and postretirement expense approximately $870,000. During 2008, the loss on our pension plan assets was approximately 28%, which was significantly lower than our 8.25% expected return assumption. The effect of this large difference between actual and expected asset returns for 2008 has negatively impacted us in several ways, including (i) contributing largely to the $80.8 million after-tax increase in our accumulated other comprehensive loss (which reduced our consolidated stockholders’ equity balance as of December 31, 2008); (ii) an expected increase in our pension expense for 2009 compared to 2008 estimated to be approximately $20 million; and (iii) anticipated higher contributions to our pension plans in the near future than previously expected. We contributed $50 million to our primary pension plan in late 2008. Since our previous contributions to our primary pension plan have exceeded the minimum amount of contributions required by law, we have accumulated a positive “credit balance” under the plan. We currently estimate that our existing accumulated credit balance will be sufficient to fully satisfy our required minimum contribution under the plan for 2009 and partially satisfy our 2010 required minimum contribution. Based on actuarial estimates as of December 31, 2008 that assume the utilization of our existing credit balance to satisfy future cash contributions and assuming no discretionary contributions are made, our required minimum contribution to our primary pension plan is estimated to be $4 million in 2010 and $30 million in 2011. Our minimum required contributions to our other pension plans are immaterial.
     Another assumption used in the determination of our pension and postretirement benefit plan obligations is the appropriate discount rate. The discount rate is an assumed rate of return derived from high-quality debt securities that, if applicable at the measurement date to a specified amount of principal, would provide the necessary future cash flows to pay our pension benefit obligations when they become due. For our pension plans, the discount rate used for the December 31, 2008 measurement date was derived by matching projected benefit payments to bond yields obtained from the CitiGroup Pension

Discount Curve (Above Median) which are ultimately derived from the AA-rated corporate bond sector. For the year ended December 31, 2007, we utilized the CitiGroup Pension Discount Curve to derive our discount rate. Our discount rate for determining benefit obligations under our primary pension plan at December 31, 2008 was 6.6% compared to 6.3% at December 31, 2007. The utilization of a different methodology to derive the discount rate is considered a change in estimate for accounting purposes. Such change (i) had no impact to the amount of pension expense recognized in 2008, (ii) will have an immaterial impact to the amount of pension expense recognized in 2009 and (iii) reduced our projected benefit obligation by approximately $26 million as of December 31, 2008. The discount rate can change from year to year based on market conditions that impact corporate bond yields. We use a similar methodology to determine the discount rate for our postretirement plan by utilizing as a reference the Hewitt Top Quartile Yield Curve as of the end of the year. Our discount rate for determining benefit obligations under our postretirement plan at December 31, 2008 was 6.9% compared to 6.5% at December 31, 2007. A 25 basis point decrease in the assumed discount rate would increase annual combined pension and postretirement expense approximately $1.4 million.
     Intangible and long-lived assets. We are subject to testing for impairment of long-lived assets under two accounting standards, Statement of Financial Accounting Standards No. 142, “Goodwill and Other Intangible Assets” (“SFAS 142”), and Statement of Financial Accounting Standards No. 144, “Accounting for the Impairment or Disposal of Long-Lived Assets” (“SFAS 144”).
     SFAS 142 requires goodwill recorded in business combinations to be reviewed for impairment at least annually and requires write-downs only in periods in which the recorded amount of goodwill exceeds the fair value. The vast majority of our goodwill is attributable to our telephone operations, which we internally operate and manage based on three geographic regions. We test for goodwill impairment for our telephone operations at the region level due to the similar economic characteristics of the individual reporting units that comprise each region. Under SFAS 142, impairment of goodwill is tested by comparing the fair value of the reporting unit to its carrying value (including goodwill). Estimates of the fair value of the reporting unit of our telephone operations are based on valuation models using techniques such as multiples of earnings (before interest, taxes and depreciation and amortization). We also evaluate goodwill impairment of our other operations primarily based on multiples of revenues and discounted cash flow analyses. If the fair value of the reporting unit is less than the carrying value, a second calculation is required in which the implied fair value of goodwill is compared to its carrying value. If the implied fair value of goodwill is less than its carrying value, goodwill must be written down to its implied fair value.
     We completed the required annual test of goodwill impairment (as of September 30, 2008) under SFAS 142 and determined our goodwill was not impaired as of such date. Due to the deterioration in the overall stock market subsequent to September 30, 2008, our market capitalization as of December 31, 2008 decreased to a level below our current stockholders’ equity balance. As a result, we reviewed the specific factors outlined in SFAS 142 that would indicate whether or not a triggering event had occurred that would necessitate us to perform an interim goodwill impairment test. Based on our review of such factors and considering that our market capitalization substantially exceeds our stockholders’ equity balance after consideration of a reasonable control premium of 35% based on identified industry transactions, we concluded that we did not have a triggering event that would require us to perform an interim evaluation of our goodwill for potential impairment. We based such conclusion on the fact that we do not believe there have been any significant fundamental changes since our annual impairment test to (i) our business as a whole or our reporting units, including regulatory changes, (ii) our level of operating cash flows, (iii) our expectation of future levels of operating cash flows, (iv) our executive management team and (v) the carrying value of our other long-lived assets.
     Under SFAS 144, the carrying value of long-lived assets other than goodwill is reviewed for impairment whenever events or circumstances indicate that such carrying amount cannot be recoverable by assessing the recoverability of the carrying value through estimated undiscounted net cash flows expected to be generated by the assets. If the undiscounted net cash flows are less than the carrying value, an impairment loss would be measured as the excess of the carrying value of a long-lived asset over its fair value. We recognized a $16.6 million pre-tax impairment charge in 2007 related to certain of our CLEC assets that were subsequently sold in 2008.
     Business combinations. As described above, SFAS 141(R) is effective for us for all business combinations consummated on or after January 1, 2009 and requires an acquiring entity to recognize all of the assets acquired and liabilities assumed at the acquisition date fair value. We have concluded that we are the accounting acquirer in our pending acquisition of EMBARQ, which we expect to complete in the second quarter of 2009. The allocation of the purchase price to the assets acquired and liabilities assumed of EMBARQ (and the related estimated lives of depreciable tangible and identifiable intangible assets) will require a significant amount of judgment and will be considered a critical estimate. Such allocation of the purchase price will be performed by an independent valuation firm. For additional information concerning this pending acquisition, see Item 1 of Part I of our Annual Report on Form 10-K for the year ended December 31, 2008.
     Income taxes. We estimate our current and deferred income taxes based on our assessment of the future tax consequences of transactions that have been reflected in our financial statements or applicable tax returns. Actual income taxes paid could vary from these estimates due to future changes in income tax law or the resolution of audits by federal and state taxing authorities. We maintain liabilities for unrecognized tax benefits for various uncertain tax positions taken in our tax returns. These liabilities are estimated based on our judgment of the probable outcome of the uncertain tax positions and are adjusted periodically based on changing facts and circumstances. Changes to the liabilities for unrecognized tax benefits could materially affect operating results in the period of change. During 2008 and 2007, we recognized approximately $12.8 million and $32.7 million, respectively, of previously unrecognized tax benefits (including related interest and net of federal tax benefit) in accordance with FIN 48. Such benefits were recorded primarily as a result of the favorable resolution of audits, administrative practices and the lapse of statute of limitations in certain jurisdictions. See Note 12 for additional information regarding our unrecognized tax benefits.
     For additional information on our critical accounting policies, see “Accounting Pronouncements” and “Regulation and Competition – Other Matters” below, and the footnotes to our consolidated financial statements included elsewhere herein.
Inflation
     Historically, we have mitigated the effects of increased costs by recovering over time certain costs applicable to our regulated telephone operations through the rate-making process. However, LECs operating over 72% of our total access lines are now governed by state alternative regulation plans, some of which restrict or delay our ability to recover increased costs. Additional future regulatory changes and competitive situations may further alter our ability to recover increased costs in our regulated operations. For our properties acquired from Verizon in 2002, which are regulated under price-cap regulation for interstate purposes, price changes for certain revenue components are limited to the rate of inflation. As operating expenses in our nonregulated lines of business increase as a result of inflation, we, to the extent permitted by competition, attempt to recover the costs by increasing prices for our services and equipment.
MARKET RISK
     We are exposed to market risk from changes in interest rates on our long-term debt obligations. We have estimated our market risk using sensitivity analysis. Market risk is defined as the potential change in the fair value of a fixed-rate debt obligation due to a hypothetical adverse change in interest rates. Fair value of long-term debt obligations is determined based on a discounted cash flow analysis, using the rates and maturities of these obligations compared to terms and rates currently available in the long-term financing markets. The results of the sensitivity analysis used to estimate market risk are presented below, although the actual results may differ from these estimates.
     At December 31, 2008, the fair value of our long-term debt was estimated to be $2.7 billion based on the overall weighted average rate of our long-term debt of 6.2% and an overall weighted maturity of 7 years compared to terms and rates available on such date in long-term financing markets. Market risk is estimated as the potential decrease in fair value of our long-term debt resulting from a hypothetical increase of 62 basis points in interest rates (ten percent of our overall weighted average borrowing rate). Such an increase in interest rates would result in approximately a $66.5 million decrease in the fair value of our long-term debt. As of December 31, 2008, approximately 83% of our long-term debt obligations were fixed rate.
     We seek to maintain a favorable mix of fixed and variable rate debt in an effort to limit interest costs and cash flow volatility resulting from changes in rates. From time to time over the past several years, we have used derivative instruments to (i) lock-in or swap our exposure to changing or variable interest rates for fixed interest rates or (ii) to swap obligations to pay fixed interest rates for variable interest rates. We have established policies and procedures for risk assessment and the approval, reporting and monitoring of derivative instrument activities. We do not hold or issue derivative financial instruments for trading or speculative purposes. Management periodically reviews our exposure to interest rate fluctuations and implements strategies to manage the exposure.
     In January 2008, we terminated all of our existing “fixed to variable” interest rate swaps associated with the full $500 million principal amount of our Series L senior notes, due 2012. In connection with the termination of these derivatives, we received aggregate cash payments of approximately $25.6 million, which has been reflected as a premium of the associated long-term debt and is being amortized as a reduction of interest expense through 2012 using the effective interest method. In addition, in January 2008, we also terminated certain other derivatives that were not deemed to be effective hedges. Upon the termination of these derivatives, we paid an aggregate of approximately $4.9 million (and recorded a $3.4 million pre-tax charge in the first quarter of 2008 related to the settlement of these derivatives). As of December 31, 2008, we had no derivative instruments outstanding.
     We are also exposed to market risk from changes in the fair value of our pension plan assets. For 2008, the loss on our pension plan assets was approximately 28%. Should our actual return on plan assets continue to be significantly lower than our 8.25% expected return assumption, our net periodic pension expense will increase in future periods and we will be required to contribute additional funds to our pension plan after 2009. See “Critical Accounting Policies” above for additional information.
     Certain shortcomings are inherent in the method of analysis presented in the computation of fair value of financial instruments. Actual values may differ from those presented if market conditions vary from assumptions used in the fair value calculations. The analysis above incorporates only those risk exposures that existed as of December 31, 2008.

LIQUIDITY AND CAPITAL RESOURCES
     Excluding cash used for acquisitions, we rely on cash provided by operations to provide for our cash needs. Our operations have historically provided a stable source of cash flow which has helped us continue our long-term program of capital improvements.
     The recent disruption in the credit markets has had a significant adverse impact on a number of financial institutions and other companies. To date, our liquidity has not been materially impacted by the current credit environment and we do not expect that it will materially impact us in the near future. We will continue to closely monitor our liquidity and the credit markets; however, we cannot predict with certainty the impact to us of any further disruption in the overall credit markets.
     Operating activities. Net cash provided by operating activities was $853.3 million, $1.0 billion and $840.7 million in 2008, 2007 and 2006, respectively. Payments for income taxes aggregated $208.8 million, $185.3 million and $212.4 million in 2008, 2007 and 2006, respectively. We also made contributions to our pension plans that aggregated approximately $52.5 million in 2008, $1.5 million in 2007 and $31.5 million in 2006. Our accompanying consolidated statements of cash flows identify major differences between net income and net cash provided by operating activities for each of those years. For additional information relating to our operations, see “Results of Operations” above.
     Investing activities. Net cash used in investing activities was $389.0 million, $619.2 million and $193.7 million in 2008, 2007 and 2006, respectively. We used $306.8 million of cash (net of approximately $20.0 million of acquired cash) to purchase Madison River Communications Corp. (“Madison River”) and pay related closing costs on April 30, 2007 (see below and Note 2 for additional information). We received approximately $122.8 million cash from the redemption of our RTB stock upon dissolution of the RTB during 2006. See Note 15 for additional information. Capital expenditures during 2008, 2007 and 2006 were $286.8 million, $326.0 million and $314.1 million, respectively.
     During 2008, we paid an aggregate of approximately $149 million for 69 licenses in the FCC’s auction of 700 megahertz (“MHz”) wireless spectrum. The 700 MHz spectrum is not expected to be cleared for usage until mid-2009. We are still in the planning stages regarding the use of this spectrum. However, based on our preliminary analysis, we are considering developing wireless voice and data service capabilities based on equipment using LTE (Long-Term Evolution) technology. Given that this equipment is not expected to be commercially available until 2010, we do not expect our deployment to result in any material impact on our capital and operating budgets in 2009.

     In anticipation of making lump sum distributions to certain participants of our SERP in early 2009, we liquidated our investments in marketable securities in the SERP trust during the second quarter of 2008 and thereby increased our cash and cash equivalents by $34.9 million. The lump sum distributions were paid in early 2009 and aggregated approximately $37 million.
     Financing activities. Net cash used in financing activities was $255.4 million in 2008, $402.1 million in 2007 and $780.2 million in 2006. In the first quarter of 2008, we paid our $240 million Series F Senior Notes at maturity using borrowings from our credit facility. In late March 2007, we publicly issued an aggregate of $750 million of Senior Notes (see Note 5 for additional information). The net proceeds from the issuance of such Senior Notes aggregated approximately $741.8 million and were used (along with cash on hand and approximately $50 million of borrowings under our commercial paper program) to (i) finance the initial purchase price for the April 30, 2007 acquisition of Madison River ($322 million) and (ii) pay off Madison River’s existing indebtedness (including accrued interest) at closing ($522 million). Payments of debt were $285.4 million in 2008, $713.0 million in 2007 and $82.0 million in 2006.
     As previously mentioned, because of concerns with the overall state of the credit markets, we increased our cash position at the end of 2008 by borrowing funds under our credit facility to insure we had sufficient cash to fulfill our near term cash requirements. See below for additional information regarding our credit facility.
     As discussed in Note 1, we have entered into a definitive agreement to merge with Embarq Corporation. Assuming we timely receive all regulatory approvals (and all other closing conditions are met), we hope to consummate the merger in the second quarter of 2009. In connection with the closing, we intend to finance our merger transaction expenses with (i) available cash of the combined company and (ii) proceeds from CenturyTel’s or EMBARQ’s existing revolving credit facilities. As previously announced, EMBARQ amended its credit facility in January 2009 to enable the facility to remain in place as an $800 million unsecured revolving credit facility after the completion of the pending merger through May 2011. The amendment will take effect only upon the completion of the merger and the satisfaction of certain other conditions specified in the amendment. For Note 20 for additional information.
     In accordance with previously announced stock repurchase programs, we repurchased 9.7 million shares (for $347.3 million), 10.2 million shares (for $460.7 million), and 21.4 million shares (for $802.2 million) in 2008, 2007 and 2006, respectively. The 2006 repurchases include 14.36 million shares repurchased (for an aggregate final adjusted price of approximately $528.4 million) under accelerated share repurchase agreements with investment banks (see Note 9 for additional information). We have suspended our current share repurchase program pending completion of our acquisition of EMBARQ.

     In June 2008, our Board of Directors determined to (i) increase our annual cash dividend to $2.80 from $.27 per share and (ii) declare a one-time dividend of $.6325 per share, which was paid in July 2008, effectively adjusting the total second quarter dividend to the new $.70 quarterly dividend rate. We plan to continue our current dividend practice through the consummation of the EMBARQ merger. Following the closing of the EMBARQ merger, we expect to continue our current dividend practice and resume share repurchases, subject to our intention to maintain investment grade credit ratings on our senior debt.
     In the first quarter of 2008, we received a net cash settlement of approximately $20.7 million from the termination of all of our existing derivative instruments. See “Market Risk” for additional information concerning the termination of these derivatives.
     As described further in Note 5, we called for redemption on August 14, 2007, all of our $165 million aggregate principal amount of Series K convertible senior debentures, subject to the right of holders to convert their debentures into shares of our common stock at a conversion price of $40.455. In lieu of cash redemption, holders of approximately $149.6 million aggregate principal amount of the debentures elected to convert their holdings into approximately 3.7 million shares of CenturyTel common stock. The remaining $15.4 million of outstanding debentures were retired for cash (including premium and accrued and unpaid interest).
     Other. For 2009, we have budgeted between $280-300 million for capital expenditures, excluding nonrecurring capital expenditures expected to arise out of our pending EMBARQ acquisition. A few years ago, we concluded that our prior extensive capital investment in our wireline network permitted us to reduce wireline network capital spending to maintenance levels. Our 2009 capital expenditure budget also includes amounts for expanding our new service offerings and expanding our data networks.

     The following table contains certain information concerning our material contractual obligations as of December 31, 2008.

		Payments due by period
Contractual					After
obligations	Total	2009	2010-2011	2012-2013	2013 and Other
		(Dollars in thousands)
Long-term debt, including current maturities and capital lease obligations (1)	$3,314,526	20,407	1,098,921	775,759	1,419,439
Interest on long- term debt obligations	$1,345,267	191,326	316,128	215,950	621,863
Unrecognized tax benefits (2)	$17,285	—	—	—	17,285

(1)	For additional information on the terms of our outstanding debt instruments, see Note 5 to the consolidated financial statements included below.

(2)	Represents the amount of tax and interest we would pay assuming we are required to pay the entire amount that we have reserved for our unrecognized tax benefits (see Note 12 for additional information). The timing of any payments for our unrecognized tax benefits cannot be predicted with certainty; therefore, such amount is reflected in the “After 2013 and Other” column in the above table.
     We continually evaluate the possibility of acquiring additional communications operations and expect to continue our long-term strategy of pursuing the acquisition of attractively-priced communications properties in exchange for cash, securities or both. At any given time, we may be engaged in discussions or negotiations regarding additional acquisitions. We generally do not announce our acquisitions or dispositions until we have entered into a preliminary or definitive agreement. We may require additional financing in connection with any such acquisitions, the consummation of which could have a material impact on our financial condition or operations. Approximately 4.1 million shares of our common stock and 200,000 shares of our preferred stock remain available for future issuance in connection with acquisitions under our acquisition shelf registration statement. We also have access to debt and equity capital markets.
     We have available a five-year, $708 million revolving credit facility which expires in December 2011. The credit facility contains financial covenants that require us to meet a consolidated leverage ratio (as defined in the facility) not exceeding 4 to 1 and a minimum interest coverage ratio (as defined in the facility) of at least 1.5 to 1. The interest rate on revolving loans under the facility is based on our choice of several prevailing commercial lending rates plus an additional margin that varies depending on our credit ratings and aggregate borrowings under the facility. We must pay a quarterly commitment fee on the unutilized portion of the facility, the amount of which varies based on our credit ratings. Up to $150 million of the credit facility can be used for letters of credit, which reduces the amount available for other extensions of credit. Available borrowings under our credit facility are also effectively reduced by any outstanding borrowings under our commercial paper program. Our commercial paper program borrowings in turn are effectively limited to the total amount available under our credit facility. As of December 31, 2008, we had $563 million outstanding under our credit facility. We had no commercial paper outstanding as of December 31, 2008.
     Moody’s Investors Service (“Moody’s”), which currently rates our debt Baa2, indicated our debt rating is currently under review for a possible downgrade to Baa3. Standard & Poor’s (“S&P”) rates our long-term debt BBB- (with a stable outlook). Our commercial paper program is rated P2 by Moody’s and A3 by S&P. Any downgrade in our credit ratings will increase our borrowing costs and commitment fees under our $708 million revolving credit facility. Downgrades could also restrict our access to the capital markets, increase our borrowing costs under new or replacement debt financings, or otherwise adversely affect the terms of future borrowings by, among other things, increasing the scope of our debt covenants and decreasing our financial or operating flexibility.
     The following table reflects our debt to total capitalization percentage and ratio of earnings to fixed charges and preferred stock dividends as of and for the years ended December 31, 2008, 2007 and 2006. Our debt to capitalization ratio has increased primarily due to share repurchases we have made during the last few years.

	2008	2007	2006

Debt to total capitalization	51.2%	46.9	44.8
Ratio of earnings to fixed charges and preferred stock dividends*	3.74	3.85	3.94

*	For purposes of the chart above, “earnings” consist of income before income taxes and fixed charges, and “fixed charges” include our interest expense, including amortized debt issuance costs, and our preferred stock dividend costs.

REGULATION AND COMPETITION
     The communications industry continues to undergo various fundamental regulatory, legislative, competitive and technological changes. These changes may have a significant impact on the future financial performance of all communications companies.
     Events affecting the communications industry. Wireless telephone services increasingly constitute a significant source of competition with LEC services, especially since wireless carriers have begun to compete effectively on the basis of price with more traditional telephone services. As a result, some customers have chosen to completely forego use of traditional wireline phone service and instead rely solely on wireless service for voice services. This trend is more pronounced among residential customers, which comprise 73% of our access line customers. We anticipate this trend will continue, particularly if wireless service providers continue to expand their coverage areas, reduce their rates, improve the quality of their services, and offer enhanced new services.
     In 1996, the United States Congress enacted the Telecommunications Act of 1996 (the “1996 Act”), which obligates LECs to permit competitors to interconnect their facilities to the LEC’s network and to take various other steps that are designed to promote competition. Under the 1996 Act’s rural telephone company exemption, approximately half of our telephone access lines are exempt from certain of these interconnection requirements unless and until the appropriate state regulatory commission overrides the exemption upon receipt from a competitor of a bona fide request meeting certain criteria.
     Federal USF programs have undergone substantial changes since 1997, and are expected to experience more changes in the coming years as modernization of the overall program moves forward. As mandated by the 1996 Act, in May 2001 the FCC modified its existing universal service support mechanism for rural telephone companies by adopting an interim mechanism for a five-year period based on embedded, or historical, costs that provide relatively predictable levels of support to many LECs, including substantially all of our LECs. In May 2006, the FCC extended this interim mechanism until such time that new high-cost support rules are adopted for rural telephone companies. Wireless and other competitive service providers continue to seek to qualify to receive USF support. This trend, coupled with changes in usage of telecommunications services, have placed stress on the funding mechanism of the USF, which is subject to annual caps on disbursements. These developments have placed additional financial pressure on the amount of money that is necessary and available to provide support to all eligible service providers, including support payments we receive from the USF High Cost Loop support program. Increases in the nationwide average cost per loop factor used to allocate funds among all USF recipients caused our revenues from the USF High Cost Loop support program to decrease approximately $14.6 million in 2008 when compared to 2007. We anticipate that our 2009 revenues from the USF High Cost Loop support program will be lower than 2008 by approximately $12-14 million.

     Since May 2007, the FCC and the Federal-State Joint Board on Universal Service have each proposed a series of reforms that could, if adopted, substantially restructure current USF programs, including comprehensive reform proposals released for public comment in November 2008. Until the FCC acts on those recommendations or issues final rules, we cannot estimate the impact that such proposals would have on our operations. In addition, there are a number of judicial appeals challenging several aspects of the FCC’s universal service rules and various Congressional proposals seeking to substantially modify USF programs, none of which have been resolved at this time. We will continue to be active in monitoring these developments.
     Technological developments have led to the development of new services that compete with traditional LEC services. Technological improvements have enabled cable television companies to provide traditional circuit-switched telephone service over their cable networks, and several national cable companies have aggressively pursued this opportunity. Additionally, several large electric utilities have announced plans to offer communications services that compete with LECs. Improvements in the quality of “Voice-over-Internet Protocol” (“VoIP”) service have led several cable, Internet, data and other communications companies, as well as start-up companies, to substantially increase their offerings of VoIP service to business and residential customers. VoIP providers frequently use existing broadband networks to deliver flat-rate, all distance calling plans that may offer features that cannot readily be provided by traditional LECs and may be priced below those currently charged for traditional local and long distance telephone services. In late 2003, the FCC initiated rulemaking proceedings to address the regulation of VoIP, and has adopted orders establishing some initial broad regulatory guidelines. There can be no assurance that future rulemaking will be on terms favorable to ILECs, or that VoIP providers will not successfully compete for our customers.
     In 2003, the FCC opened a broad intercarrier compensation proceeding with the ultimate goal of creating a uniform mechanism to be used by the entire telecommunications industry for payments between carriers originating, terminating, carrying or delivering telecommunications traffic. The FCC has received intercarrier compensation proposals from several industry groups, and industry negotiations are continuing with the goal of developing a consensus plan that addresses the concerns of carriers from all industry segments. In late 2008, the FCC issued a document that, among other things, requested public comment on the chairman’s draft proposal which would require carriers to reduce access charges to a rate that was significantly lower than what we currently charge. It is currently unclear when the FCC may take action with respect to the draft proposals. Adoption of the chairman’s original proposal, which is included in the latest draft order, could result in a material adverse impact on our results of operations. Until the FCC’s proceeding concludes and the changes, if any, to the existing rules are established, we cannot estimate the impact this proceeding will have on our results of operations.

     Many cable, technology or other communication companies that previously offered a limited range of services are now, like us, offering diversified bundles of services. As such, a growing number of companies are competing to serve the communications needs of the same customer base. Several of these companies started offering full service bundles before us, which could give them an advantage in building customer loyalty. Such activities will continue to place downward pressure on the demand for our access lines.
     Recent events affecting us. During the last few years, all of the states in which we provide telephone services have taken legislative or regulatory steps to further introduce competition into the LEC business. The number of companies which have requested authorization to provide local exchange service in our service areas has increased in recent years, especially in the markets we acquired from Verizon in 2002 and 2000, and it is anticipated that similar action may be taken by others in the future.
     Certain long distance carriers continue to request that certain of our LECs reduce intrastate access tariffed rates. In addition, we have recently experienced reductions in intrastate traffic, partially due to the displacement of minutes by wireless, electronic mail and other optional calling services. In 2008 we incurred a reduction in our intrastate revenues of approximately $29.0 million compared to 2007 primarily due to these factors. The corresponding decrease in 2007 compared to 2006 was $20.9 million. We believe this trend of decreased intrastate minutes will continue in 2009, although the magnitude of such decrease is uncertain.
     Over the past several years, each of the Federal Communications Commission, Universal Service Administrative Company and certain Congressional committees has initiated wide-ranging reviews of the administration of the federal USF program. As part of this process, we, along with a number of other USF recipients, have undergone a number of USF audits and have also received requests for information from the FCC’s Office of Inspector General (“OIG”) and Congressional committees. In addition, in July 2008 we received a subpoena from the OIG requesting a broad range of information regarding our depreciation rates and methodologies since 2000. The OIG has not identified to us any specific issues with respect to our participation in the USF program and none of the audits completed to date has identified any material issues regarding our participation in the USF program. While we believe our participation is in compliance with FCC rules and in accordance with accepted industry practices, we cannot predict with certainty the timing or outcome of these various reviews. We have complied with and are continuing to respond to all requests for information.
     Exclusive of acquisitions, we expect our operating revenues in 2009 to decline as we continue to experience downward pressure primarily due to continued access line losses, reduced universal service funding and lower network access revenues. We expect such declines to be partially offset primarily due to increased demand for our high-speed Internet service offering.

     For a more complete description of regulation and competition impacting our operations and various attendant risks, please see Items 1 and 1A of our Annual Report on Form 10-K for the year ended December 31, 2008.
     Other matters. We currently account for our regulated telephone operations (except for the properties acquired from Verizon in 2002) in accordance with the provisions of Statement of Financial Accounting Standards No. 71, “Accounting for the Effects of Certain Types of Regulation” (“SFAS 71”). Actions by regulators can provide reasonable assurance of the recognition of an asset, reduce or eliminate the value of an asset and impose a liability on a regulated enterprise. Such regulatory assets and liabilities are required to be recorded and, accordingly, reflected in the balance sheet of an entity subject to SFAS 71. We continuously monitor the ongoing applicability of SFAS 71 to our regulated telephone operations due to the changing regulatory, competitive and legislative environments, and it is possible that changes in regulation, legislation or competition or in the demand for regulated services or products could result in our telephone operations no longer being subject to SFAS 71 in the near future. As of December 31, 2008, we believe that SFAS 71 still applies.
     In September 2008, we filed a petition with the FCC to convert our remaining rate-of-return study areas to price cap regulation effective January 1, 2009 and, to the extent necessary, requested limited waivers of certain pricing and universal service high-cost support rules related to our election. Such petition was not addressed by the FCC in 2008 and remains pending. Should the petition be approved by the FCC, we believe this would require us to discontinue the accounting requirements of SFAS 71 as of the effective date of the conversion to price cap regulation. In that event, implementation of Statement of Financial Accounting Standards No. 101 (“SFAS 101”), “Regulated Enterprises — Accounting for the Discontinuance of Application of FASB Statement No. 71,” would require the write-off of previously established regulatory assets and liabilities. Depreciation rates of certain assets established by regulatory authorities for our telephone operations subject to SFAS 71 have historically included a component for removal costs in excess of the related salvage value. Notwithstanding the adoption of Statement of Financial Accounting Standards No. 143 “Accounting for Asset Retirement Obligations” (“SFAS 143”), SFAS 71 requires us to continue to reflect this accumulated liability for removal costs in excess of salvage value even though there is no legal obligation to remove the assets. Therefore, we did not adopt the provisions of SFAS 143 for our telephone operations subject to SFAS 71. SFAS 101 further provides that the carrying amounts of property, plant and equipment are to be adjusted only to the extent the assets are impaired and that impairment shall be judged in the same manner as for nonregulated enterprises.
     Our consolidated balance sheet as of December 31, 2008 included regulatory liabilities of approximately $216.5 million related to estimated removal costs embedded in accumulated depreciation (as described above). Upon the discontinuance of SFAS 71, such amount (on an after-tax basis) will be reflected as an extraordinary gain on our consolidated statement of income for the period in which the discontinuance takes effect.
     When our regulated operations cease to qualify for the application of SFAS 71, we do not expect to record an impairment charge related to the carrying value of the property, plant and equipment of our regulated telephone operations. Additionally, upon the discontinuance of SFAS 71, we would be required to revise the lives of our property, plant and equipment to reflect the estimated useful lives of the assets. We do not expect such revisions in asset lives, or the elimination of other regulatory assets and liabilities, to have a material unfavorable impact on our results of operations. Upon the discontinuance of SFAS 71, we also would be required to eliminate certain intercompany transactions with regulated affiliates that currently are not eliminated under the application of SFAS 71. For 2008, approximately $197 million of revenues (and related costs) would have been eliminated had we not been subject to the provisions of SFAS 71. For regulatory purposes, the accounting and reporting of our telephone subsidiaries would not be affected by the discontinued application of SFAS 71.
     If the FCC adopts new rules on intercarrier compensation, we may withdraw our petition for price cap regulation. If we have not discontinued the accounting requirements of SFAS 71 prior to the effective date of the acquisition of EMBARQ, we believe the consummation of this acquisition would require us to discontinue the application of SFAS 71 effective as of the closing date.
     We have certain obligations based on federal, state and local laws relating to the protection of the environment. Costs of compliance through 2008 have not been material, and we currently do not believe that such costs will become material.

FINANCIAL STATEMENTS AND SUPPLEMENTARY DATA
Report of Management
The Shareholders
CenturyTel, Inc.:
     Management has prepared and is responsible for the integrity and objectivity of our consolidated financial statements. The consolidated financial statements have been prepared in accordance with accounting principles generally accepted in the United States of America and necessarily include amounts determined using our best judgments and estimates.
     Our consolidated financial statements have been audited by KPMG LLP, an independent registered public accounting firm, who have expressed their opinion with respect to the fairness of the consolidated financial statements. Their audit was conducted in accordance with standards of the Public Company Accounting Oversight Board (United States).
     Management is responsible for establishing and maintaining adequate internal control over financial reporting, a process designed to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with generally accepted accounting principles. Under the supervision and with the participation of management, including our principal executive officer and principal financial officer, we conducted an evaluation of the effectiveness of our internal control over financial reporting based on the framework in Internal Control — Integrated Framework issued by the Committee of Sponsoring Organizations of the Treadway Commission (“COSO”). Based on our evaluation under the framework of COSO, management concluded that our internal control over financial reporting was effective as of December 31, 2008. The effectiveness of our internal control over financial reporting as of December 31, 2008 has been audited by KPMG LLP, as stated in their report which is included herein.
     Because of its inherent limitations, internal control over financial reporting may not prevent or detect misstatements. Also, projections of any evaluation of effectiveness to future periods are subject to the risk that controls may become inadequate because of changes in conditions, or that the degree of compliance with the policies or procedures may deteriorate.
     The Audit Committee of the Board of Directors is composed of independent directors who are not officers or employees. The Committee meets periodically with the external auditors, internal auditors and management. The Committee considers the independence of the external auditors and the audit scope and discusses internal control, financial and reporting matters. Both the external and internal auditors have free access to the Committee.

/s/ R. Stewart Ewing, Jr.
R. Stewart Ewing, Jr.
Executive Vice President and Chief Financial Officer

February 27, 2009

Report of Independent Registered Public Accounting Firm
The Board of Directors and Stockholders
CenturyTel, Inc.:
     We have audited the accompanying consolidated balance sheets of CenturyTel, Inc. and subsidiaries (the Company) as of December 31, 2008 and 2007, and the related consolidated statements of income, comprehensive income, cash flows, and stockholders’ equity for each of the years in the three-year period ended December 31, 2008. These consolidated financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.
     We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.
     In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of the Company as of December 31, 2008 and 2007, and the results of their operations and their cash flows for each of the years in the three-year period ended December 31, 2008, in conformity with U.S. generally accepted accounting principles.
     As discussed in Note 12 to the consolidated financial statements, effective January 1, 2007, the Company changed its method of accounting for uncertain tax positions. In addition, as discussed in Note 1 to the consolidated financial statements, in 2006, the Company changed its method of accounting for share-based payments (effective January 1, 2006) and pension and postretirement benefits (as of December 31, 2006).
     We also have audited, in accordance with the standards of the Public Company Accounting Oversight Board (United States), the Company’s internal control over financial reporting as of December 31, 2008, based on criteria established in Internal Control—Integrated Framework issued by the Committee of Sponsoring Organizations of the Treadway Commission, and our report dated February 27, 2009 expressed an unqualified opinion on the effectiveness of the Company’s internal control over financial reporting.
/s/ KPMG LLP
Shreveport, Louisiana
February 27, 2009

Report of Independent Registered Public Accounting Firm
The Board of Directors and Stockholders
CenturyTel, Inc.:
     We have audited CenturyTel, Inc. and subsidiaries’ (the Company) internal control over financial reporting as of December 31, 2008, based on criteria established in Internal Control—Integrated Framework issued by the Committee of Sponsoring Organizations of the Treadway Commission (COSO). The Company’s management is responsible for maintaining effective internal control over financial reporting and for its assessment of the effectiveness of internal control over financial reporting, included in the accompanying Report of Management. Our responsibility is to express an opinion on the Company’s internal control over financial reporting based on our audit.
     We conducted our audit in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether effective internal control over financial reporting was maintained in all material respects. Our audit included obtaining an understanding of internal control over financial reporting, assessing the risk that a material weakness exists, and testing and evaluating the design and operating effectiveness of internal control based on the assessed risk. Our audit also included performing such other procedures as we considered necessary in the circumstances. We believe that our audit provides a reasonable basis for our opinion.
     A company’s internal control over financial reporting is a process designed to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with generally accepted accounting principles. A company’s internal control over financial reporting includes those policies and procedures that (1) pertain to the maintenance of records that, in reasonable detail, accurately and fairly reflect the transactions and dispositions of the assets of the company; (2) provide reasonable assurance that transactions are recorded as necessary to permit preparation of financial statements in accordance with generally accepted accounting principles, and that receipts and expenditures of the company are being made only in accordance with authorizations of management and directors of the company; and (3) provide reasonable assurance regarding prevention or timely detection of unauthorized acquisition, use, or disposition of the company’s assets that could have a material effect on the financial statements.
     Because of its inherent limitations, internal control over financial reporting may not prevent or detect misstatements. Also, projections of any evaluation of effectiveness to future periods are subject to the risk that controls may become inadequate because of changes in conditions, or that the degree of compliance with the policies or procedures may deteriorate.
     In our opinion, the Company maintained, in all material respects, effective internal control over financial reporting as of December 31, 2008, based on criteria established in Internal Control—Integrated Framework issued by the COSO.
     We also have audited, in accordance with the standards of the Public Company Accounting Oversight Board (United States), the consolidated balance sheets of CenturyTel, Inc. and subsidiaries as of December 31, 2008 and 2007, and the related consolidated statements of income, comprehensive income, cash flows, and stockholders’ equity for each of the years in the three-year period ended December 31, 2008, and our report dated February 27, 2009 expressed an unqualified opinion on those consolidated financial statements.
/s/ KPMG LLP
Shreveport, Louisiana
February 27, 2009

CENTURYTEL, INC.
Consolidated Statements of Income

	Year ended December 31,
	2008	2007	2006
	(Dollars, except per share amounts,
	and shares in thousands)
OPERATING REVENUES	$2,599,747	2,656,241	2,447,730

OPERATING EXPENSES
Cost of services and products (exclusive of depreciation and amortization)	955,473	937,375	888,414
Selling, general and administrative	399,136	389,533	370,272
Depreciation and amortization	523,786	536,255	523,506

Total operating expenses	1,878,395	1,863,163	1,782,192

OPERATING INCOME	721,352	793,078	665,538

OTHER INCOME (EXPENSE)
Interest expense	(202,217)	(212,906)	(195,957)
Other income (expense)	40,954	38,770	121,568

Total other income (expense)	(161,263)	(174,136)	(74,389)

INCOME BEFORE INCOME TAX EXPENSE	560,089	618,942	591,149
Income tax expense	194,357	200,572	221,122

NET INCOME	$365,732	418,370	370,027

BASIC EARNINGS PER SHARE	$3.57	3.82	3.17

DILUTED EARNINGS PER SHARE	$3.56	3.72	3.07

DIVIDENDS PER COMMON SHARE	$2.1675	.26	.25

AVERAGE BASIC SHARES OUTSTANDING	102,268	109,360	116,671

AVERAGE DILUTED SHARES OUTSTANDING	102,871	113,094	122,229

See accompanying notes to consolidated financial statements.

CENTURYTEL, INC.
Consolidated Statements of Comprehensive Income

	Year ended December 31,
	2008	2007	2006
	(Dollars in thousands)
NET INCOME	$365,732	418,370	370,027

OTHER COMPREHENSIVE INCOME, NET OF TAXES
Minimum pension liability adjustment, net of $965 tax	—	—	1,548
Marketable securities:
Unrealized gain (loss) on investments, net of ($332), $547 and $411 tax	(533)	877	659
Reclassification adjustment for gain included in net income, net of ($1,730) tax	(2,776)	—	—
Derivative instruments:
Net gains on derivatives hedging variability of cash flows, net of $294 tax	—	471	—
Reclassification adjustment for gains included in net income, net of $267, $254 and $234 tax	429	407	375
Items related to employee benefit plans*:
Change in net actuarial loss, net of ($48,656) and $28,583 tax	(82,505)	52,485	—
Change in net prior service credit, net of ($589) and $1,724 tax	(945)	2,766	—
Reclassification adjustment for gains (losses) included in net income:
Amortization of net actuarial loss, net of $1,198 and $4,409 tax	1,921	6,554	—
Amortization of net prior service credit, net of $2,261 and ($771) tax	3,627	(1,236)	—
Amortization of unrecognized transition asset, net of ($55) tax	—	(89)	—

Net change in other comprehensive income (loss) (net of reclassification adjustment), net of taxes	(80,782)	62,235	2,582

COMPREHENSIVE INCOME	$284,950	480,605	372,609

*	Reflected in 2008 and 2007 due to the December 31, 2006 adoption of SFAS 158.
See accompanying notes to consolidated financial statements.

CENTURYTEL, INC.
Consolidated Balance Sheets

	December 31,
	2008	2007
	(Dollars in thousands)
ASSETS
CURRENT ASSETS
Cash and cash equivalents	$243,327	34,402
Accounts receivable
Customers, less allowance of $10,973 and $12,129	153,838	152,809
Interexchange carriers and other, less allowance of $5,317 and $8,232	76,454	70,218
Materials and supplies, at average cost	8,862	8,558
Other	72,926	26,412

Total current assets	555,407	292,399

NET PROPERTY, PLANT AND EQUIPMENT	2,895,892	3,108,376

GOODWILL AND OTHER ASSETS
Goodwill	4,015,674	4,010,916
Other	787,222	772,862

Total goodwill and other assets	4,802,896	4,783,778

TOTAL ASSETS	$8,254,195	8,184,553

LIABILITIES AND EQUITY
CURRENT LIABILITIES
Current maturities of long-term debt	$20,407	279,898
Accounts payable	135,086	120,381
Accrued expenses and other current liabilities
Salaries and benefits	99,648	64,380
Income taxes	—	54,233
Other taxes	44,137	48,961
Interest	75,769	80,103
Other	26,773	30,942
Advance billings and customer deposits	56,570	57,637

Total current liabilities	458,390	736,535

LONG-TERM DEBT	3,294,119	2,734,357

DEFERRED CREDITS AND OTHER LIABILITIES	1,338,446	1,304,456

STOCKHOLDERS’ EQUITY
Common stock, $1.00 par value, authorized 350,000,000 shares, issued and outstanding 100,277,216 and 108,491,736 shares	100,277	108,492
Paid-in capital	39,961	91,147
Accumulated other comprehensive loss, net of tax	(123,489)	(42,707)
Retained earnings	3,146,255	3,245,302
Preferred stock — non-redeemable	236	6,971

Total stockholders’ equity	3,163,240	3,409,205

TOTAL LIABILITIES AND EQUITY	$8,254,195	8,184,553

See accompanying notes to consolidated financial statements.

CENTURYTEL, INC.
Consolidated Statements of Cash Flows

	Year ended December 31,
	2008	2007	2006
	(Dollars in thousands)
OPERATING ACTIVITIES
Net income	$365,732	418,370	370,027
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	523,786	536,255	523,506
Gains on asset dispositions and liquidation of marketable securities	(12,452)	(15,643)	(118,649)
Deferred income taxes	67,518	1,018	49,685
Share-based compensation	16,390	19,962	11,904
Income from unconsolidated cellular entity	(12,045)	(14,578)	(5,861)
Distributions from unconsolidated cellular entity	15,960	10,229	—
Changes in current assets and current liabilities:
Accounts receivable	(7,978)	15,920	7,909
Accounts payable	14,043	(13,698)	24,906
Accrued taxes	(64,778)	11,604	(49,735)
Other current assets and other current liabilities, net	(15,612)	23,782	10,269
Retirement benefits	(26,066)	27,350	5,963
Excess tax benefits from share-based compensation	(1,123)	(6,427)	(12,034)
Decrease in noncurrent assets	9,744	12,718	9,078
Increase (decrease) in other noncurrent liabilities	(27,561)	(20,781)	709
Other, net	7,742	23,905	13,042

Net cash provided by operating activities	853,300	1,029,986	840,719

INVESTING ACTIVITIES
Payments for property, plant and equipment	(286,817)	(326,045)	(314,071)
Purchase of wireless spectrum	(148,964)	—	—
Acquisitions, net of cash acquired	—	(306,805)	—
Proceeds from liquidation of marketable securities	34,945	—	—
Proceeds from redemption of Rural Telephone Bank stock	—	5,206	122,819
Proceeds from sale of assets	15,809	8,231	5,865
Other, net	(3,968)	225	(8,344)

Net cash used in investing activities	(388,995)	(619,188)	(193,731)

FINANCING ACTIVITIES
Payments of debt	(285,401)	(712,980)	(81,995)
Proceeds from issuance of debt	563,115	741,840	23,000
Repurchase of common stock	(347,264)	(460,676)	(802,188)
Net proceeds from settlement of hedges	20,745	—	—
Proceeds from issuance of common stock	14,599	49,404	97,803
Excess tax benefits from share-based compensation	1,123	6,427	12,034
Cash dividends	(220,266)	(29,052)	(29,203)
Other, net	(2,031)	2,973	383

Net cash used in financing activities	(255,380)	(402,064)	(780,166)

Net increase (decrease) in cash and cash equivalents	208,925	8,734	(133,178)
Cash and cash equivalents at beginning of year	34,402	25,668	158,846

CASH AND CASH EQUIVALENTS AT END OF YEAR	$243,327	34,402	25,668

See accompanying notes to consolidated financial statements.

CENTURYTEL, INC.
Consolidated Statements of Stockholders’ Equity

	Year ended December 31,
	2008	2007	2006
	(Dollars, except per share amounts,
	and shares in thousands)
COMMON STOCK (represents dollars and shares)
Balance at beginning of year	$108,492	113,254	131,074
Repurchase of common stock	(9,676)	(10,213)	(21,432)
Conversion of debt into common stock	—	3,699	—
Conversion of preferred stock into common stock	367	26	22
Issuance of common stock through dividend reinvestment, incentive and benefit plans	1,094	1,726	3,590

Balance at end of year	100,277	108,492	113,254

PAID-IN CAPITAL
Balance at beginning of year	91,147	24,256	129,806
Repurchase of common stock	(93,075)	(155,036)	(222,998)
Conversion of debt into common stock	—	142,732	—
Conversion of preferred stock into common stock	6,368	453	378
Issuance of common stock through dividend reinvestment, incentive and benefit plans	13,505	47,678	94,213
Excess tax benefits from share-based compensation	1,123	6,427	12,034
Share based compensation and other	20,893	24,637	10,823

Balance at end of year	39,961	91,147	24,256

ACCUMULATED OTHER COMPREHENSIVE LOSS, NET OF TAX
Balance at beginning of year	(42,707)	(104,942)	(9,619)
Effect of adoption of SFAS 158, net of tax (see Note 1)	—	—	(97,905)
Net change in other comprehensive loss (net of reclassification adjustment), net of tax	(80,782)	62,235	2,582

Balance at end of year	(123,489)	(42,707)	(104,942)

RETAINED EARNINGS
Balance at beginning of year	3,245,302	3,150,933	3,358,162
Net income	365,732	418,370	370,027
Repurchase of common stock	(244,513)	(295,427)	(557,758)
Cumulative effect of adoption of SAB 108 (see Note 1)	—	—	9,705
Cumulative effect of adoption of FIN 48 (see Note 12)	—	478	—
Cash dividends declared
Common stock — $2.1675, $.26 and $.25 per share	(220,086)	(28,684)	(28,823)
Preferred stock	(180)	(368)	(380)

Balance at end of year	3,146,255	3,245,302	3,150,933

PREFERRED STOCK — NON-REDEEMABLE
Balance at beginning of year	6,971	7,450	7,850
Conversion of preferred stock into common stock	(6,735)	(479)	(400)

Balance at end of year	236	6,971	7,450

TOTAL STOCKHOLDERS’ EQUITY	$3,163,240	3,409,205	3,190,951

See accompanying notes to consolidated financial statements.

CENTURYTEL, INC.
Notes to Consolidated Financial Statements
December 31, 2008
(1) SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES
Pending acquisition - On October 26, 2008, we entered into a definitive merger agreement to acquire Embarq Corporation (“EMBARQ”) in a stock-for-stock transaction. Under the terms of the agreement, EMBARQ shareholders will receive 1.37 CenturyTel shares for each share of EMBARQ common stock they own at closing. On December 31, 2008, EMBARQ had outstanding approximately 142.4 million shares of common stock and $5.7 billion of long-term debt. The two companies have a combined operating presence in 33 states with approximately 7.7 million access lines and two million broadband customers. Completion of the transaction is subject to the receipt of regulatory approvals, including approvals from the Federal Communications Commission (“FCC”) and certain state public service commissions, as well as other customary closing conditions. Subject to these conditions, we anticipate closing this transaction in the second quarter of 2009.
Principles of consolidation - Our consolidated financial statements include the accounts of CenturyTel, Inc. and its majority-owned subsidiaries.
Regulatory accounting - Our regulated telephone operations (except for the properties acquired from Verizon in 2002) are subject to the provisions of Statement of Financial Accounting Standards No. 71, “Accounting for the Effects of Certain Types of Regulation” (“SFAS 71”). Actions by regulators can provide reasonable assurance of the recognition of an asset, reduce or eliminate the value of an asset and impose a liability on a regulated enterprise. Such regulatory assets and liabilities are required to be recorded and, accordingly, reflected in the balance sheet of an entity subject to SFAS 71. We continuously monitor the ongoing applicability of SFAS 71 to our regulated telephone operations due to the changing regulatory, competitive and legislative environments, and it is possible that changes in regulation, legislation or competition or in the demand for regulated services or products could result in our telephone operations no longer being subject to SFAS 71 in the near future. As of December 31, 2008, we believe that SFAS 71 still applies.
     In September 2008, we filed a petition with the FCC to convert our remaining rate-of-return study areas to price cap regulation. Such petition was not addressed by the FCC in 2008 and remains pending. Should the petition be approved by the FCC, we believe such an event would require us to discontinue the accounting requirements of SFAS 71 as of the effective date of the conversion to price cap regulation. Our consolidated balance sheet as of December 31, 2008 included regulatory liabilities of approximately $216.5 million related to estimated removal costs embedded in accumulated depreciation (as required to be recorded by regulators). Net deferred income tax assets related to the regulatory assets and liabilities quantified above were $84.4 million. Upon the discontinuance of SFAS 71, such net amount ($132.1 million) will be reflected as an extraordinary gain on our consolidated statement of income. Upon the discontinuance of SFAS 71, we also would be required to eliminate certain intercompany transactions with regulated affiliates that currently are not eliminated under the application of SFAS 71. For 2008, approximately $197 million of revenues (and related costs) would have been eliminated had we not been subject to the provisions of SFAS 71. For regulatory purposes, the accounting and reporting of our telephone subsidiaries would not be affected by the discontinued application of SFAS 71.
Estimates - The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results may differ from those estimates.
Revenue recognition - Revenues are generally recognized when services are provided or when products are delivered to customers. Revenue that is billed in advance includes monthly recurring network access services, special access services and monthly recurring local line charges. The unearned portion of this revenue is initially deferred as a component of advance billings and customer deposits on our balance sheet and recognized as revenue over the period that the services are provided. Revenue that is billed in arrears includes switched access services, nonrecurring network access services, nonrecurring local services and long distance services. The earned but unbilled portion of this revenue is recognized as revenue in the period that the services are provided. Revenues from installation activities are deferred and recognized as revenue over the estimated life of the customer relationship. The costs associated with such installation activities, up to the related amount of deferred revenue, are deferred and recognized as an operating expense over the same period.
     Certain of our telephone subsidiaries’ revenues are based on tariffed access charges filed directly with the FCC; the remainder of our telephone subsidiaries participate in revenue sharing arrangements with other telephone companies for interstate revenue (except for broadband related revenues) and for certain intrastate revenue. Such sharing arrangements are funded by toll revenue and/or access charges within state jurisdictions and by access charges in the interstate market. Revenues earned through certain sharing arrangements are initially recorded based on our estimates.
Allowance for doubtful accounts. In evaluating the collectibility of our accounts receivable, we assess a number of factors, including a specific customer’s or carrier’s ability to meet its financial obligations to us, the length of time the receivable has been past due and historical collection experience. Based on these assessments, we record both specific and general reserves for uncollectible accounts receivable to reduce the stated amount of applicable accounts receivable to the amount we ultimately expect to collect.

Property, plant and equipment - Telephone plant is stated at original cost. Normal retirements of telephone plant are charged against accumulated depreciation, along with the costs of removal, less salvage, with no gain or loss recognized. Renewals and betterments of plant and equipment are capitalized while repairs, as well as renewals of minor items, are charged to operating expense. Depreciation of telephone plant is provided on the straight line method using class or overall group rates acceptable to regulatory authorities; such average rates range from 2% to 20%.
     Non-telephone property is stated at cost and, when sold or retired, a gain or loss is recognized. Depreciation of such property is provided on the straight line method over estimated service lives ranging from two to 35 years.
Intangible assets - Statement of Financial Accounting Standards No. 142, “Goodwill and Other Intangible Assets” (“SFAS 142”), requires goodwill recorded in a business combination to be reviewed for impairment and to be written down only in periods in which the recorded amount of goodwill exceeds its fair value. SFAS 142 also stipulates certain factors to consider regarding whether or not a triggering event has occurred that would require performance of an interim goodwill impairment test. We test impairment of goodwill at least annually by comparing the fair value of the reporting unit to its carrying value (including goodwill). We base our estimates of the fair value of the reporting unit on valuation models using criterion such as multiples of earnings. See Note 3 for additional information.
Long-lived assets - Statement of Financial Accounting Standards No. 144, “Accounting for the Impairment or Disposal of Long-Lived Assets” (“SFAS 144”), addresses financial accounting and reporting for the impairment or disposal of long-lived assets (exclusive of goodwill). During 2007, we recognized a $16.6 million pre-tax impairment charge in order to write-down the value of certain of our long-lived assets in certain of our CLEC markets to their estimated realizable value. Such assets were subsequently sold in two separate transactions in 2008.
Affiliated transactions - Certain of our service subsidiaries provide installation and maintenance services, materials and supplies, and managerial, operational, technical, accounting and administrative services to other subsidiaries. In addition, CenturyTel provides and bills management services to subsidiaries and in certain instances makes interest bearing advances to finance construction of plant and purchases of equipment and to meet working capital requirements. These transactions are recorded by our telephone subsidiaries at their cost to the extent permitted by regulatory authorities. Intercompany transactions with regulated affiliates subject to SFAS 71 have not been eliminated in connection with consolidating the results of operations of CenturyTel and its subsidiaries. Intercompany transactions with affiliates not subject to SFAS 71 have been eliminated.

Income taxes - We file a consolidated federal income tax return with our eligible subsidiaries. We use the asset and liability method of accounting for income taxes under which deferred tax assets and liabilities are established for the future tax consequences attributable to differences between the financial statement carrying amounts of assets and liabilities and their respective tax bases.
Postretirement and pension plans - We adopted the provisions of Statement of Financial Accounting Standards No. 158, “Employers’ Accounting for Defined Benefit Plans and Other Postretirement Plans” (“SFAS 158”) as of December 31, 2006. SFAS 158 requires us to recognize the overfunded or underfunded status of our defined benefit and postretirement plans as an asset or a liability on our balance sheet, with an adjustment to stockholders’ equity (reflected as an increase or decrease in accumulated other comprehensive income or loss). The effect of applying SFAS 158 reduced our stockholders’ equity by approximately $97.9 million as of December 31, 2006.
Cumulative effect adjustment - In September 2006, the Securities and Exchange Commission issued Staff Accounting Bulletin No. 108, “Considering the Effect of Prior Year Misstatements when Quantifying Misstatements in Current Year Financial Results” (“SAB 108”). SAB 108 addresses how the effects of prior year uncorrected misstatements should be considered when quantifying misstatements in current year financial statements. SAB 108 requires companies to quantify misstatements using both a balance sheet approach and income statement approach and to evaluate whether either approach results in quantifying an error that is material in light of the relevant quantitative and qualitative factors.
     As of December 31, 2006, we identified two misstatements that previously were deemed immaterial using the income statement approach that were deemed material upon application of the balance sheet approach. Such misstatements relate to (i) the failure to capitalize interest in connection with the development of our billing system, which began in the late 1990’s; and (ii) the failure to defer the revenues and costs associated with installation activities related to our service offerings. Using the guidance of SAB 108, we recorded a net cumulative effect adjustment to retained earnings (as of January 1, 2006), which increased retained earnings approximately $9.7 million (presented on an after-tax basis). Of the $9.7 million net increase to retained earnings, approximately $14.0 million related to the capitalized interest adjustment, which was partially offset by a reduction to retained earnings of approximately $4.3 million related to the installation activities adjustment.
Stock-based compensation - Effective January 1, 2006, we adopted the provisions of Statement of Financial Accounting Standards No. 123 (Revised 2004), “Share-Based Payment”, which require us to measure our cost of awarding employees with equity instruments based upon the fair value of the award on the grant date. See Note 14 for additional information.

Derivative financial instruments - We account for derivative instruments and hedging activities in accordance with Statement of Financial Accounting Standards No. 133, “Accounting for Derivative Instruments and Hedging Activities” (“SFAS 133”), as amended. SFAS 133, as amended, requires that all derivative instruments, such as interest rate swaps, be recognized in the financial statements and measured at fair value regardless of the purpose or intent of holding them. On the date a derivative contract is entered into, we designate the derivative as either a fair value or cash flow hedge. A hedge of the fair value of a recognized asset or liability or of an unrecognized firm commitment is a fair value hedge. A hedge of a forecasted transaction or the variability of cash flows to be received or paid related to a recognized asset or liability is a cash flow hedge. We also formally assess, both at the hedge’s inception and on an ongoing basis, whether the derivatives that are used in hedging transactions are highly effective in offsetting changes in fair values or cash flows of hedged items. If we determine that a derivative is not, or is no longer, highly effective as a hedge, we would discontinue hedge accounting prospectively. We recognize all derivatives on the balance sheet at their fair value. Changes in the fair value of derivative financial instruments are either recognized in income or stockholders’ equity (as a component of accumulated other comprehensive income (loss)), depending on the use of the derivative and whether it qualifies for hedge accounting. We do not hold or issue derivative financial instruments for trading or speculative purposes. Management periodically reviews our exposure to interest rate fluctuations and implements strategies to manage the exposure. See Note 6 for additional information.
Earnings per share - Basic earnings per share amounts are determined on the basis of the weighted average number of common shares outstanding during the applicable accounting period. Diluted earnings per share gives effect to all potential dilutive common shares that were outstanding during the period. See Note 13 for additional information.
Cash equivalents - We consider short-term investments with a maturity at date of purchase of three months or less to be cash equivalents.
(2) ACQUISITIONS
     On April 30, 2007, we acquired all of the outstanding stock of Madison River Communications Corp. (“Madison River”) from Madison River Telephone Company, LLC for an initial aggregate purchase price of approximately $322 million cash. In connection with the acquisition, we also paid all of Madison River’s existing indebtedness (including accrued interest), which approximated $522 million. At the time of this acquisition, Madison River operated approximately 164,000 predominantly rural access lines in four states with more than 30% high-speed Internet penetration and its network included ownership in a 2,100 route mile fiber network. We believe this acquisition adds attractive markets with good demographics and growth prospects and its fiber network is complementary to our existing operations.

     We accounted for the acquisition of Madison River as a purchase under the guidance of Statement of Financial Accounting Standards No. 141, “Business Combinations” (“SFAS 141”) and Statement of Financial Accounting Standards No. 71, “Accounting for the Effects of Certain Types of Regulation” (“SFAS 71”). SFAS 141 requires us to record the assets acquired and liabilities assumed at their respective fair values. In accordance with SFAS 71, we recorded the fixed assets of Madison River’s regulated telephone operations at historical book value since those values are used to develop the rates we charge to our customers (which are approved by regulatory authorities).
     We reflected the results of operations of the Madison River properties in our consolidated results of operations beginning May 1, 2007.
     The total cost of the Madison River acquisition is composed of the following components (amounts in thousands):

Cash paid (1)	$321,516
Closing costs (2)	5,268

Total purchase price	$326,784

(1)	Reflects the cash payment of $671,000 we received in third quarter 2007 in accordance with the purchase agreement upon finalization of the working capital portion of the purchase price.

(2)	Closing costs primarily consist of advisory and legal fees incurred in connection with the acquisition.
     The purchase price was allocated to the assets acquired and liabilities assumed as follows (amounts in thousands):

Current assets (1)	$33,761
Net property, plant and equipment	208,317
Identifiable intangible assets
Customer list	156,800
Franchise	6,400
Goodwill	579,780
Other assets	21,998
Current liabilities (2)	(25,578)
Long-term debt (2)	(520,000)
Deferred income taxes	(105,168)
Other liabilities	(29,526)

Total purchase price	$326,784

(1)	Includes approximately $20.0 million of acquired cash and cash equivalents.

(2)	We paid all the long-term debt and $2.2 million of related accrued interest (included in “current liabilities” in the above table) immediately after closing.
     In December 2007, the Financial Accounting Standards Board issued Statement of Financial Accounting Standards No. 141 (revised), “Business Combinations” (“SFAS 141(R)”), which is effective for us for all business combinations for which the acquisition date is on or after January 1, 2009. We will account for our pending acquisition of EMBARQ using the guidance of SFAS 141(R). Because it was probable that the acquisition date of the pending EMBARQ business combination would be subsequent to the January 1, 2009 effective date of SFAS 141(R), we elected to expense our EMBARQ acquisition related costs that had been incurred through December 31, 2008 in the fourth quarter of 2008 (which aggregated approximately $5.0 million). Such charge is reflected in selling, general and administrative expense in our 2008 consolidated statement of income. We will expense additional acquisition related costs as incurred after December 31, 2008.
(3) GOODWILL AND OTHER ASSETS
     Goodwill and other assets at December 31, 2008 and 2007 were composed of the following:

December 31,	2008	2007
	(Dollars in thousands)
Goodwill	$4,015,674	4,010,916
Billing system development costs, less accumulated amortization of $49,979 and $38,285	181,210	192,904
Investment in 700 MHz wireless spectrum licenses	148,964	—
Intangible assets subject to amortization
Customer list, less accumulated amortization of $35,026 and $18,149	146,283	163,160
Cash surrender value of life insurance contracts	96,606	95,654
Deferred costs associated with installation activities	77,202	81,908
Pension asset	—	28,536
Intangible assets not subject to amortization	42,750	42,750
Marketable securities	—	35,811
Investment in unconsolidated cellular partnership	33,662	33,714
Deferred interest rate hedge contracts	19,149	23,692
Investment in debt security	—	22,807
Other	41,396	51,926

	$4,802,896	4,783,778

     Our goodwill was derived from numerous previous acquisitions whereby the purchase price exceeded the fair value of the net assets acquired. Goodwill increased in 2008 as a result of resolving various income tax uncertainties related to our Madison River acquisition. The vast majority of our goodwill is attributable to our telephone operations, which we internally operate and manage based on three geographic regions. We test for goodwill impairment for our telephone operations at the region level due to the similar economic characteristics of the individual reporting units that comprise each region. Under SFAS 142, impairment of goodwill is tested by comparing the fair value of the reporting unit to its carrying value (including goodwill). Estimates of the fair value of the reporting unit of our telephone operations are based on valuation models using techniques such as multiples of earnings (before interest, taxes and depreciation and amortization). We also evaluate goodwill impairment of our other operations primarily based on multiples of revenues and discounted cash flow analyses. If the fair value of the reporting unit is less than the carrying value, a second calculation is required in which the implied fair value of goodwill is compared to its carrying value. If the implied fair value of goodwill is less than its carrying value, goodwill must be written down to its implied fair value.

     We completed the required annual test of goodwill impairment (as of September 30, 2008) under SFAS 142 and determined our goodwill was not impaired as of such date. Due to the deterioration in the overall stock market subsequent to September 30, 2008, our market capitalization as of December 31, 2008 decreased to a level below our current stockholders’ equity balance. As a result, we reviewed the specific factors outlined in SFAS 142 that would indicate whether or not a triggering event had occurred that would necessitate us to perform an interim goodwill impairment test. Based on our review of such factors and considering that our market capitalization substantially exceeds our stockholders’ equity balance after consideration of a reasonable control premium of 35% based on identifiable industry transactions, we concluded that we did not have a triggering event that would require us to perform an interim evaluation of our goodwill for potential impairment. We based such conclusion on the fact that we do not believe there have been any significant fundamental changes since our annual impairment test to (i) our business as a whole or our underlying reporting units, including regulatory changes, (ii) our level of operating cash flows, (iii) our expectation of future levels of operating cash flows, (iv) our executive management team and (v) the carrying value of our other long-lived assets.
     We accounted for the costs to develop an integrated billing and customer care system in accordance with Statement of Position 98-1, “Accounting for the Costs of Computer Software Developed or Obtained for Internal Use.” Aggregate capitalized costs (before accumulated amortization) totaled $231.2 million and are being amortized over a twenty-year period.
     During 2008, we paid an aggregate of approximately $149 million for 69 licenses in the FCC’s auction of 700 megahertz (“MHz”) wireless spectrum. The 700 MHz spectrum is not expected to be cleared for usage until mid-2009 and we are still in the planning stages regarding the use of this spectrum.
     In connection with various acquisitions we have made over the past several years, we have allocated amounts to a customer list intangible asset, including $156.8 million from our Madison River acquisition in 2007 and $22.7 million from our acquisition of properties from Verizon Communications, Inc. (“Verizon”) in 2002. Such assets are being amortized on a straight-line basis over periods that range from 5-15 years. Total amortization expense for these customer base and other intangible assets for 2008, 2007 and 2006 was $16.9 million, $12.2 million and $3.1 million, respectively, and is expected to be $16.5 million annually from 2009 through 2011, $16.1 million in 2012 and $16.0 million in 2013 (excluding the effects of any acquisitions consummated after the date hereof).
     The costs associated with installation activities are deferred and recognized as an operating expense over the estimated life of the customer relationship (10 years). Such costs are only deferred to the extent of the related deferred revenue.

     In connection with the acquisitions of properties from Verizon in 2002 and Madison River in 2007, we assigned an aggregate of $41.7 million of the respective purchase prices as an intangible asset associated with franchise costs (which includes amounts necessary to maintain eligibility to provide telecommunications services in its licensed service areas). Such assets have an indefinite life and therefore are not subject to amortization currently.
     In anticipation of making lump sum distributions to certain participants of our Supplemental Executive Retirement Plan (“SERP”) in early 2009, we liquidated our marketable security investments in the SERP trust during the second quarter of 2008 and thereby increased our cash and cash equivalents. The lump sum distributions were paid in early 2009 and aggregated approximately $37 million (see Note 11 for additional information).
     In the third quarter of 2004, we entered into an agreement with DISH Network Corporation (“DISH”) to provide co-branded DISH satellite television services to our residential customers. As part of the transaction, we invested $25 million in a DISH convertible subordinated debt security, which had a fair value at date of issuance of approximately $20.8 million and matures in 2011. Commencing August 25, 2009, we can require DISH to purchase all or a portion of the debt security without premium. Therefore, as of December 31, 2008, the $23.4 million balance has been reflected in “Other current assets” on the balance sheet in lieu of the previous classification of this asset under “Goodwill and other assets”.
(4) PROPERTY, PLANT AND EQUIPMENT
     Net property, plant and equipment at December 31, 2008 and 2007 was composed of the following:

December 31,	2008	2007
	(Dollars in thousands)
Cable and wire	$4,659,001	4,570,930
Central office	2,861,929	2,775,479
General support	815,638	811,488
Fiber transport	327,010	289,392
Information origination/termination	81,296	78,981
Construction in progress	72,129	99,641
Other	51,448	40,195

	8,868,451	8,666,106
Accumulated depreciation	(5,972,559)	(5,557,730)

Net property, plant and equipment	$2,895,892	3,108,376

     Depreciation expense was $506.9 million, $524.1 million and $520.4 million in 2008, 2007 and 2006, respectively.

(5) LONG-TERM DEBT
     Our long-term debt as of December 31, 2008 and 2007 was as follows:

December 31,	2008	2007
	(Dollars in thousands)
CenturyTel
4.32%* Senior credit facility	$563,115	—
Senior notes and debentures:
7.20% Series D, due 2025	100,000	100,000
6.30% Series F	—	240,000
6.875% Series G, due 2028	425,000	425,000
8.375% Series H, due 2010	500,000	500,000
7.875% Series L, due 2012	500,000	500,000
5.0% Series M, due 2015	350,000	350,000
6.0% Series N, due 2017	500,000	500,000
5.5% Series O, due 2013	250,000	250,000
Unamortized net discount	(6,539)	(7,840)
Unamortized premium associated with derivative instruments:
Series H senior notes	5,128	7,991
Series L senior notes	20,018	3,048

Total CenturyTel	3,206,722	2,868,199

Subsidiaries
First mortgage debt
5.36%* notes, payable to agencies of the U. S. government and cooperative lending associations, due in installments through 2028	107,704	120,788
Other debt
Unsecured medium-term notes	—	25,000
10.0% notes 100		100
Capital lease obligations	—	168

Total subsidiaries	107,804	146,056

Total long-term debt	3,314,526	3,014,255
Less current maturities	20,407	279,898

Long-term debt, excluding current maturities	$3,294,119	2,734,357

*	Weighted average interest rate at December 31, 2008
     The approximate annual debt maturities for the five years subsequent to December 31, 2008 are as follows: 2009 — $20.4 million; 2010 — $518.9 million; 2011 — $580.0 million; 2012 — $514.6 million; and 2013 — $261.2 million.
     Certain of our loan agreements contain various restrictions, among which are limitations regarding issuance of additional debt, payment of cash dividends, reacquisition of capital stock and other matters. In addition, the transfer of funds from certain consolidated subsidiaries to CenturyTel is restricted by various loan agreements. Subsidiaries which have loans from government agencies and cooperative lending associations, or have issued first mortgage bonds, generally may not loan or advance any funds to CenturyTel, but may pay dividends if certain financial ratios are met. At December 31, 2008, approximately $2.0 billion of our consolidated retained earnings reflected on the balance sheet was available under our loan agreements for the declaration of dividends.

     The senior notes and debentures of CenturyTel referred to above were issued under an indenture dated March 31, 1994. This indenture does not contain any financial covenants, but does include restrictions that limit our ability to (i) incur, issue or create liens upon our property and (ii) consolidate with or merge into, or transfer or lease all or substantially all of its assets to, any other party. The indenture does not contain any provisions that are impacted by our credit ratings, or that restrict the issuance of new securities in the event of a material adverse change to us.
     Approximately 13% of our property, plant and equipment is pledged to secure the long-term debt of subsidiaries.
     On March 29, 2007, we publicly issued $500 million of 6.0% Senior Notes, Series N, due 2017 and $250 million of 5.5% Senior Notes, Series O, due 2013. Our $741.8 million of net proceeds from the sale of these Senior Notes were used to pay a substantial portion of the approximately $844 million of cash that was needed in order to (i) pay the initial purchase price for the acquisition of Madison River on April 30, 2007 ($322 million) and (ii) pay off Madison River’s existing indebtedness (including accrued interest) at closing ($522 million). We funded the remainder of these cash outflows from borrowings under our commercial paper program and cash on hand. See Note 2 for additional information concerning the acquisition of Madison River.
     We called for redemption on August 14, 2007 all of our $165 million aggregate principal amount 4.75% convertible senior debentures, Series K, due 2032 at a redemption price of $1,023.80 per $1,000 principal amount of debentures, plus accrued and unpaid interest through August 13, 2007. In accordance with the indenture, holders could elect to convert their debentures into shares of CenturyTel common stock at a conversion price of $40.455 per share prior to August 10, 2007. In lieu of cash redemption, holders of approximately $149.6 million aggregate principal amount of the debentures elected to convert their holdings into approximately 3.7 million shares of CenturyTel common stock. The remaining $15.4 million of outstanding debentures were retired for cash (including premium and accrued and unpaid interest). As a result, we no longer have any of the Series K debentures outstanding.
     As of December 31, 2008, we had available a $708 million five-year revolving credit facility which expires in December 2011. The interest rate on revolving loans under the facility is based on our choice of several prevailing commercial lending rates plus an additional margin that varies depending on our credit ratings and aggregate borrowings under the facility. We also have a commercial paper program under which borrowings are effectively limited to the total amount available under our credit facility. As of December 31, 2008, we had approximately $563 million outstanding under our credit facility. We had no amounts outstanding under our commercial paper program as of December 31, 2008.

(6) DERIVATIVE INSTRUMENTS
     In 2003, we entered into four separate fair value interest rate hedges associated with the full $500 million principal amount of our Series L senior notes, due 2012, that pay interest at a fixed rate of 7.875%. These hedges were “fixed to variable” interest rate swaps that effectively converted our fixed rate interest payment obligations under these notes into obligations to pay variable rates. In January 2008, we terminated all of our existing “fixed to variable” interest rate swaps associated with the full $500 million principal amount of our Series L senior notes. In connection with the termination of these derivatives, we received aggregate cash payments of approximately $25.6 million, which has been reflected as a premium of the associated long-term debt and is being amortized as a reduction of interest expense through 2012 using the effective interest method. In addition, in January 2008, we also terminated certain other derivatives that were not deemed to be effective hedges. Upon the termination of these derivatives, we paid an aggregate of approximately $4.9 million (and recorded a $3.4 million pre-tax charge in the first quarter of 2008 related to the settlement of these derivatives). As of December 31, 2008, we had no derivative instruments outstanding.
     In anticipation of the issuance of Senior Notes in connection with the Madison River acquisition, we entered into four cash flow hedges that effectively locked in the interest rate on an aggregate of $400 million of debt. The issuance of these Senior Notes was completed in late March 2007 with the issuance of $500 million of 6.0% Senior Notes, due 2017, and $250 million of 5.5% Senior Notes, due 2013. We locked in the interest rate on (i) $200 million of 10-year debt at 5.0675% and (ii) $200 million of 10-year debt at 5.05%. In March 2007, upon settlement of the hedges, we received an aggregate of $765,000 cash, which is being amortized as a reduction of interest expense over the 10-year term of the debt.
(7) DEFERRED CREDITS AND OTHER LIABILITIES
     Deferred credits and other liabilities at December 31, 2008 and 2007 were composed of the following:

December 31,	2008	2007
	(Dollars in thousands)
Deferred federal and state income taxes	$854,102	810,571
Accrued postretirement benefit costs	276,082	278,230
Deferred revenue	99,549	105,491
Accrued pension costs	72,058	37,296
Other	36,655	72,868

	$1,338,446	1,304,456

     For additional information on deferred federal and state income taxes, accrued postretirement benefit costs and accrued pension costs, see Notes 12, 10 and 11, respectively.

(8) REDUCTIONS IN WORKFORCE
     During each of the last three years, we have announced workforce reductions involving an aggregate of approximately 700 jobs, primarily due to (i) increased competitive pressures and the loss of access lines over the last several years; (ii) completion of our Madison River integration plan; and (iii) the elimination of certain customer service personnel due to reduced call volumes. In connection therewith, we incurred net pre-tax charges of approximately $1.7 million in 2008 (consisting of a $2.0 million charge to operating expenses, net of a $307,000 favorable revenue impact related to such expenses as allowed through our rate-making process), $2.2 million in 2007 (consisting of a $2.7 million charge to operating expenses, net of a $527,000 favorable revenue impact) and $7.5 million in 2006 (consisting of a $9.4 million charge to operating expenses, net of a $1.9 million favorable revenue impact) for severance and related costs.
     The following table reflects additional information regarding the severance-related liability for 2008, 2007 and 2006 (in thousands):

Balance at December 31, 2005	$—
Amount accrued to expense	9,431
Adjustments to accrual amounts	(529)
Amount paid	(8,445)

Balance at December 31, 2006	$457
Amount accrued to expense	2,741
Amount paid	(1,363)

Balance at December 31, 2007	$1,835
Amount accrued to expense	2,046
Amount paid	(2,083)

Balance at December 31, 2008	$1,798

(9) STOCKHOLDERS’ EQUITY
Common stock - Unissued shares of CenturyTel common stock were reserved as follows:

December 31,	2008
(In thousands)
Incentive compensation programs	5,513
Acquisitions	4,064
Employee stock purchase plan	4,321
Dividend reinvestment plan	188
Conversion of convertible preferred stock	13

14,099

     In accordance with stock repurchase programs described below, we repurchased 9.7 million shares (for $347.3 million), 10.2 million shares (for $460.7 million) and 21.4 million shares (for $802.2 million) in 2008, 2007 and 2006, respectively. The 2006 repurchases included 14.36 million shares repurchased (for a total price of $528.4 million) under accelerated share repurchase agreements (see below for additional information).
     In August 2007, our board of directors authorized a $750 million share repurchase program which expires on September 30, 2009, unless extended by the board. Through December 31, 2008, we had repurchased approximately 13.2 million shares for $503.9 million under this program. We have suspended our current share repurchase program pending completion of our acquisition of EMBARQ.
     On February 21, 2006, our Board of Directors approved a stock repurchase program authorizing us to repurchase up to $1.0 billion of our common stock and terminated the approximately $13 million remaining balance of our $200 million share repurchase program approved in February 2005. In February 2006, we repurchased the first $500 million of common stock through accelerated share repurchase agreements entered into with various investment banks, repurchasing and retiring approximately 14.36 million shares of common stock at an average initial price of $34.83 per share. We funded repurchases under these agreements through short-term borrowings and cash on hand. As part of the accelerated share repurchase transactions, we simultaneously entered into forward contracts with the investment banks whereby the investment banks purchased an aggregate of 14.36 million shares of our common stock during the terms of the contracts. At the end of the repurchase period in mid-July 2006, we paid an aggregate of approximately $28.4 million cash to the investment banks to compensate them for the difference between their weighted average purchase price during the repurchase period and the initial average price. We reflected such settlement amount as an adjustment to retained earnings in our financial statements during 2006. We repurchased the remaining $500 million of common stock of this program through open market transactions through June 2007.
     During 2006, our stockholders’ equity was reduced by approximately $97.9 million upon the adoption of SFAS 158 and increased approximately $9.7 million upon the application of SAB 108. See Note 1 for additional information.
     Under CenturyTel’s Articles of Incorporation, each share of common stock beneficially owned continuously by the same person since May 30, 1987 generally entitles the holder thereof to ten votes per share. All other shares entitle the holder to one vote per share. At December 31, 2008, the holders of 4.3 million shares of common stock (or 31% of our total voting power) were entitled to ten votes per share. In January 2009, in connection with the special meeting of shareholders to approve share issuances in connection with the pending EMBARQ merger, our shareholders also approved a charter amendment to eliminate these special voting rights of long-term shareholders upon the consummation of the EMBARQ merger.

Preferred stock - As of December 31, 2008, we had 2.0 million shares of authorized preferred stock, $25 par value per share. At December 31, 2008 and 2007, there were approximately 9,400 and 279,000 shares, respectively, of outstanding convertible preferred stock. Holders of outstanding CenturyTel preferred stock are entitled to receive cumulative dividends, receive preferential distributions equal to $25 per share plus unpaid dividends upon CenturyTel’s liquidation and vote as a single class with the holders of common stock.
(10) POSTRETIREMENT BENEFITS
     We sponsor a health care plan (which uses a December 31 measurement date) that provides postretirement benefits to all qualified retired employees. Over the past few years, we amended certain retiree contribution and retirement eligibility provisions of our plan, including a 2008 amendment that increased the level of prescription drug co-payment obligations by retirees.
     The following is a reconciliation of the beginning and ending balances for the benefit obligation and the plan assets.

December 31,	2008	2007	2006
	(Dollars in thousands)
Change in benefit obligation
Benefit obligation at beginning of year	$306,633	357,417	353,942
Service cost	4,926	6,923	6,982
Interest cost	19,395	20,133	18,980
Participant contributions	2,789	2,016	1,583
Plan amendments	(9,093)	(4,552)	(7,978)
Acquisition	—	2,277	—
Direct subsidy receipts	1,092	1,299	717
Actuarial (gain) loss	(11,992)	(60,312)	319
Benefits paid	(20,863)	(18,568)	(17,128)

Benefit obligation at end of year	$292,887	306,633	357,417

Change in plan assets
Fair value of plan assets at beginning of year	$28,324	30,080	29,545
Return (loss) on plan assets	(6,166)	1,916	3,280
Employer contributions	12,721	12,880	12,800
Participant contributions	2,789	2,016	1,583
Benefits paid	(20,863)	(18,568)	(17,128)

Fair value of plan assets at end of year	$16,805	28,324	30,080

     Net periodic postretirement benefit cost for 2008, 2007 and 2006 included the following components:

Year ended December 31,	2008	2007	2006
	(Dollars in thousands)
Service cost	$4,926	6,923	6,982
Interest cost	19,395	20,133	18,980
Expected return on plan assets	(2,337)	(2,482)	(2,437)
Amortization of unrecognized actuarial loss	—	3,595	3,719
Amortization of unrecognized prior service credit	(2,606)	(2,020)	(855)

Net periodic postretirement benefit cost	$19,378	26,149	26,389

     The following table sets forth the amounts recognized as liabilities on the balance sheet for postretirement benefits at December 31, 2008, 2007 and 2006.

December 31,	2008	2007	2006
	(Dollars in thousands)
Benefit obligation	$(292,887)	(306,633)	(357,417)
Fair value of plan assets	16,805	28,324	30,080

Accrued benefit cost	$(276,082)	(278,309)	(327,337)

     In accordance with SFAS 158, the unamortized prior service credit ($17.9 million as of December 31, 2008) and unrecognized net actuarial loss ($11.6 million as of December 31, 2008) components have been reflected as a $7.2 million after-tax decrease to accumulated other comprehensive loss within stockholders’ equity. The estimated amount of amortization income of the above unrecognized items that will be amortized from accumulated other comprehensive loss and reflected as a component of net periodic postretirement cost during 2009 is $3.5 million for the prior service credit.
     Assumptions used in accounting for postretirement benefits as of December 31, 2008 and 2007 were:

	2008	2007

Determination of benefit obligation
Discount rate	6.90%	6.50
Healthcare cost increase trend rates (Medical/Prescription Drug)
Following year	7.0%/10.0%	7.0/10.0
Rate to which the cost trend rate is assumed to decline (the ultimate cost trend rate)	5.0%/5.0%	5.0/5.0
Year that the rate reaches the ultimate cost trend rate	2011/2014	2010/2013

Determination of benefit cost
Discount rate	6.50%	5.75
Expected return on plan assets	8.25%	8.25

     We employ a total return investment approach whereby a mix of equities and fixed income investments are used to maximize the long-term return of plan assets for a prudent level of risk. The intent of this strategy is to minimize plan expenses by outperforming plan liabilities over the long term. Risk tolerance is established through careful consideration of plan liabilities, plan funded status and corporate financial condition. We measure and monitor investment risk on an ongoing basis through annual liability measurements, periodic asset studies and periodic portfolio reviews.
     Our postretirement benefit plan weighted-average asset allocations at December 31, 2008 and 2007 by asset category are as follows:

	2008	2007

Equity securities	46.7%	55.8
Debt securities	26.4	26.8
Cash and cash equivalents	26.9	17.3
Other	—	0.1

Total	100.0%	100.0

     In determining the expected return on plan assets, we study historical markets and apply the widely-accepted capital market principle that assets with higher volatility and risk generate a greater return over the long term. We evaluate current market factors such as inflation and interest rates before determining long-term capital market assumptions. We also review peer data and historical returns to check for reasonableness.
     Assumed health care cost trends have a significant effect on the amounts reported for postretirement benefit plans. A one-percentage-point change in assumed health care cost rates would have the following effects:

	1-Percentage	1-Percentage
	Point Increase	Point Decrease
	(Dollars in thousands)
Effect on annual total of service and interest cost components	$214	(282)
Effect on postretirement benefit obligation	$2,763	(3,632)

     We expect to contribute approximately $13 million to our postretirement benefit plan in 2009.
     Our estimated future projected benefit payments under our postretirement benefit plan are as follows:

	Before Medicare	Medicare	Net of
Year	Subsidy	Subsidy	Medicare Subsidy
	(Dollars in thousands)
2009	$19,377	1,212	18,165
2010	$21,514	1,394	20,120
2011	$23,388	1,595	21,793
2012	$24,316	1,842	22,474
2013	$25,465	2,035	23,430
2014-2018	$137,634	6,384	131,250

(11) DEFINED BENEFIT AND OTHER RETIREMENT PLANS
     We sponsor defined benefit pension plans for substantially all employees. We also sponsor a Supplemental Executive Retirement Plan (“SERP”) to provide certain officers with supplemental retirement, death and disability benefits. In late February 2008, our board of directors approved certain actions related to our SERP, including (i) the freezing of additional benefit accruals effective February 29, 2008 and (ii) amending the plan to permit participants to receive in 2009 a lump sum distribution of the present value of their accrued plan benefits. Because of the elimination of future benefit accruals, we also enhanced plan termination benefits by (i) crediting each active participant with three additional years of service and (ii) crediting each participant who is not currently in pay status under the plan with three additional years of age in connection with calculating the present value of any lump sum distribution to be made in 2009. We recorded a curtailment loss of approximately $8.2 million in 2008 related to the above-described items. In anticipation of making the lump sum distributions in early 2009, we liquidated our investments in marketable securities in the SERP trust and recognized a $4.5 million pre-tax gain in the second quarter of 2008. We also will record a one-time settlement charge in the first quarter of 2009 of approximately $7.7 million in connection with the lump sum distributions that were made in early 2009. We use a December 31 measurement date for all our plans.
     The following is a reconciliation of the beginning and ending balances for the aggregate benefit obligation and the plan assets for our above-referenced defined benefit plans.

December 31,	2008	2007	2006
	(Dollars in thousands)
Change in benefit obligation
Benefit obligation at beginning of year	$469,437	474,302	460,599
Service cost	13,761	16,431	17,679
Interest cost	29,373	28,180	25,935
Plan amendments	2,393	61	(3,827)
Acquisition	—	15,266	—
Actuarial (gain) loss	(24,819)	(16,153)	6,789
Curtailment	8,235	—	—
Settlements	(1,945)	(410)	(13,232)
Benefits paid	(33,734)	(48,240)	(19,641)

Benefit obligation at end of year	$462,701	469,437	474,302

Change in plan assets
Fair value of plan assets at beginning of year	$459,198	452,293	407,367
Return (loss) on plan assets	(123,210)	41,537	46,297
Acquisition	—	12,502	—
Employer contributions	52,521	1,516	31,502
Settlements	(1,945)	(410)	(13,232)
Benefits paid	(33,734)	(48,240)	(19,641)

Fair value of plan assets at end of year	$352,830	459,198	452,293

     Net periodic pension expense for 2008, 2007 and 2006 included the following components:

Year ended December 31,	2008	2007	2006
	(Dollars in thousands)
Service cost	$13,761	16,431	17,679
Interest cost	29,373	28,180	25,935
Expected return on plan assets	(36,667)	(36,780)	(32,706)
Curtailment loss	8,235	—	—
Settlements	410	410	3,344
Recognized net losses	3,119	7,367	9,670
Net amortization and deferral	258	(131)	19

Net periodic pension expense	$18,489	15,477	23,941

     The following table sets forth the combined plans’ funded status and amounts recognized in our consolidated balance sheet at December 31, 2008, 2007 and 2006.

December 31,	2008	2007	2006
	(Dollars in thousands)
Benefit obligation	$(462,701)	(469,437)	(474,302)
Fair value of plan assets	352,830	459,198	452,293

Net amount recognized	$(109,871)	(10,239)	(22,009)

     In accordance with SFAS 158, the unamortized prior service cost ($1.2 million as of December 31, 2008) and unrecognized net actuarial loss ($206.9 million as of December 31, 2008) components have been reflected as a $208.1 million net reduction ($128.2 million after-tax) to accumulated other comprehensive loss within stockholders’ equity. The estimated amount of amortization expense (income) of the above unrecognized amounts that will be amortized from accumulated other comprehensive loss and reflected as a component of net periodic pension cost for 2009 are (i) $238,000 for the prior service cost and (ii) $24.2 million for the net actuarial loss (which includes the $7.7 million settlement charge mentioned above).
     Amounts recognized on the balance sheet consist of:

December 31,	2008	2007
	(Dollars in thousands)
Pension asset (reflected in Other Assets)*	$—	28,536
Accrued expenses and other current liabilities*	(37,813)	(1,479)
Other deferred credits*	(72,058)	(37,296)

Net amount recognized	$(109,871)	(10,239)

*	In accordance with SFAS 158, those plans that are overfunded are reflected as assets; those plans that are underfunded are reflected as liabilities.
     Our aggregate accumulated benefit obligation as of December 31, 2008 and 2007 was $418.8 million and $410.6 million, respectively.

     Assumptions used in accounting for pension plans as of December 31, 2008 and 2007 were:

	2008	2007

Determination of benefit obligation
Discount rate	6.60-6.90%	6.30-6.50
Weighted average rate of compensation increase	4.0%	4.0

Determination of benefit cost
Discount rate	6.30-6.50%	5.80
Weighted average rate of compensation increase	4.0%	4.0
Expected return on plan assets	8.25%	8.25

     We employ a total return investment approach whereby a mix of equities and fixed income investments are used to maximize the long-term return of plan assets for a prudent level of risk. The intent of this strategy is to minimize plan expenses by outperforming plan liabilities over the long term. Risk tolerance is established through careful consideration of plan liabilities, plan funded status and corporate financial condition. We measure and monitor investment risk on an ongoing basis through annual liability measurements, periodic asset studies and periodic portfolio reviews. The fair value of substantially all of our pension plan assets is determined by reference to observable market data consisting of published market quotes.
     Our pension plans weighted-average asset allocations at December 31, 2008 and 2007 by asset category are as follows:

	2008	2007

Equity securities	64.3%	70.8
Debt securities	32.7	27.2
Other	3.0	2.0

Total	100.0%	100.0

     In determining the expected return on plan assets, we study historical markets and apply the widely-accepted capital market principle that assets with higher volatility and risk generate a greater return over the long term. We evaluate current market factors such as inflation and interest rates before determining long-term capital market assumptions. We also review peer data and historical returns to check for reasonableness.
     During 2008, we contributed approximately $52.5 million to our pension plans. The amount of the 2009 contribution will be determined based on a number of factors, including the results of the 2009 actuarial valuation report. While we expect our required minimum cash contribution for these plans for 2009 to be minimal, we may make discretionary contributions in 2009.
     Our estimated future projected benefit payments under our defined benefit pension plans are as follows: 2009 — $68.1 million (which includes approximately $37 million of lump sum distributions made in early 2009 related to the SERP); 2010 — $34.6 million; 2011 — $34.1 million; 2012 — $35.3 million; 2013 — $37.6 million; and 2014-2018 — $204.7 million.

     Through December 31, 2006, we also sponsored an Employee Stock Ownership Plan (“ESOP”) which covered most employees with one year of service and was funded by our contributions determined annually by the Board of Directors. Our expense related to the ESOP during 2006 was $7.9 million. Our contribution to the ESOP was discontinued after 2006.
     We also sponsor qualified profit sharing plans pursuant to Section 401(k) of the Internal Revenue Code (the “401(k) Plans”) which are available to substantially all employees. Our matching contributions to the 401(k) Plans were $10.5 million in 2008, $10.6 million in 2007 and $8.6 million in 2006.
(12) INCOME TAXES
     Income tax expense included in the Consolidated Statements of Income was as follows:

Year ended December 31,	2008	2007	2006
	(Dollars in thousands)
Federal
Current	$141,604	192,424	146,201
Deferred	59,669	2,220	37,687
State
Current	(14,765)	7,130	25,236
Deferred	7,849	(1,202)	11,998

	$194,357	200,572	221,122

     Income tax expense was allocated as follows:

Year ended December 31,	2008	2007	2006
	(Dollars in thousands)
Income tax expense in the consolidated statements of income	$194,357	200,572	221,122
Stockholders’ equity:
Compensation expense for tax purposes in excess of amounts recognized for financial reporting purposes	(1,123)	(6,427)	(12,034)
Tax effect of the change in accumulated other comprehensive loss	(47,581)	(34,985)	(63,837)

     The following is a reconciliation from the statutory federal income tax rate to our effective income tax rate:

Year ended December 31,	2008	2007	2006
	(Percentage of pre-tax income)
Statutory federal income tax rate	35.0%	35.0	35.0
State income taxes, net of federal income tax benefit	2.0	2.8	4.1
Recognition of previously unrecognized tax benefits	(2.3)	(5.3)	—
Other, net	—	(0.1)	(1.7)

Effective income tax rate	34.7%	32.4	37.4

     In 2008 and 2007, we recognized net after-tax benefits of approximately $12.8 million and $32.7 million, respectively, which includes related interest and is net of federal benefit, related to the recognition of previously unrecognized tax benefits. See below for additional information. Income tax expense was reduced by approximately $1.7 million in 2008 and $6.4 million in 2006 due to the resolution of various income tax audit issues.
     The tax effects of temporary differences that gave rise to significant portions of the deferred tax assets and deferred tax liabilities at December 31, 2008 and 2007 were as follows:

December 31,	2008	2007
	(Dollars in thousands)
Deferred tax assets
Postretirement and pension benefit costs	$155,772	119,119
Net state operating loss carryforwards	35,548	31,646
Other employee benefits	24,474	22,229
Other	37,946	49,841

Gross deferred tax assets	253,740	222,835
Less valuation allowance	(33,858)	(30,907)

Net deferred tax assets	219,882	191,928

Deferred tax liabilities
Property, plant and equipment, primarily due to depreciation differences	(343,812)	(373,181)
Goodwill and other intangible assets	(688,765)	(604,809)
Other	(11,986)	(12,900)

Gross deferred tax liabilities	(1,044,563)	(990,890)

Net deferred tax liability	$(824,681)	(798,962)

     Of the $824.7 million net deferred tax liability as of December 31, 2008, approximately $854.1 million is reflected as a net long-term liability (in “Other deferred credits”) and approximately $29.4 million is reflected as a net current deferred tax asset (in “Other current assets”).
     We establish valuation allowances when necessary to reduce the deferred tax assets to amounts we expect to realize. As of December 31, 2008, we had available tax benefits associated with net state operating loss carryforwards, which expire through 2028, of $35.5 million. The ultimate realization of the benefits of the carryforwards is dependent upon the generation of future taxable income during the periods in which those temporary differences become deductible. We consider our scheduled reversal of deferred tax liabilities, projected future taxable income, and tax planning strategies in making this assessment. As a result of such assessment, we reserved $33.9 million through the valuation allowance as of December 31, 2008 as it is more likely than not that this amount of net operating loss carryforwards will not be utilized prior to expiration.
     In June 2006, the Financial Accounting Standards Board issued Interpretation No. 48, “Accounting for Uncertainty in Income Taxes” (“FIN 48”), which clarifies the accounting for uncertainty in income taxes recognized in financial statements. FIN 48 required us, effective January 1, 2007, to recognize and measure tax benefits taken or expected to be taken in a tax return and disclose uncertainties in income tax positions.
     Upon the initial adoption of FIN 48, we recorded a cumulative effect adjustment to retained earnings as of January 1, 2007 (which increased retained earnings by approximately $478,000 as of such date) related to certain previously unrecognized tax benefits that did not meet the criteria for liability recognition upon the adoption of FIN 48.
     During 2008, primarily as a result of certain issues being effectively settled through examination, our tax expense was reduced approximately $12.8 million (including related interest and net of federal benefit) upon the recognition of amounts that were previously reflected as a liability for unrecognized tax benefits.
     During 2007, primarily as a result of certain issues being effectively settled through examination and the lapse of statute of limitations, our tax expense was reduced approximately $32.7 million (including related interest and net of federal benefit) upon the recognition of amounts that were previously reflected as a liability for unrecognized tax benefits.
     The following table reflects the activity of our gross unrecognized tax benefits (excluding both interest and any related federal benefit) during 2008 (amounts expressed in thousands).

Unrecognized tax benefits at January 1, 2008	$33,829
Increase in tax positions taken in the current year	320
Decrease due to the reversal of tax positions taken in a prior year	(12,315)
Decrease from the lapse of statute of limitations	(1,840)

Unrecognized tax benefits at December 31, 2008	$19,994

     Of the above ending balance of $20.0 million, approximately $4.1 million is included as a component of “Deferred credits and other liabilities” and the remainder is included in “Other current assets”. If we were to prevail on all unrecognized tax benefits recorded on our balance sheet, approximately $17.3 million (including interest and net of federal benefit) would benefit the effective tax rate.

     Our policy is to reflect accrued interest associated with unrecognized tax benefits as income tax. We had accrued interest (presented before related tax benefits) of approximately $5.3 million and $12.9 million as of December 31, 2008 and December 31, 2007.
     We file income tax returns, including returns for our subsidiaries, with federal, state and local jurisdictions. Our uncertain income tax positions are related to tax years that are currently under or remain subject to examination by the relevant taxing authorities. Our open income tax years by major jurisdiction are as follows.

Jurisdiction	Open tax years
Federal	2005-current
State
Georgia	2002-current
Louisiana	2005-current
Oregon	2002-current
Wisconsin	2003-current
Other states	2002-current
     Since the period for assessing additional liability typically begins upon the filing of a return, it is possible that certain jurisdictions could assess tax for years prior to the open tax years disclosed above. Additionally, it is possible that certain jurisdictions in which we do not believe we have an income tax filing responsibility, and accordingly did not file a return, may attempt to assess a liability, or that other jurisdictions to which we pay taxes may attempt to assert that we owe additional taxes.
     Based on (i) the potential outcomes of these ongoing examinations, (ii) the expiration of statute of limitations for specific jurisdictions, (iii) the negotiated settlement of certain disputed issues, or (iv) a jurisdiction’s administrative practices, it is reasonably possible that the related unrecognized tax benefits for tax positions previously taken may decrease by up to $12.3 million within the next 12 months. The actual amount of such decrease, if any, will depend on several future developments and events, many of which are outside our control.

(13) EARNINGS PER SHARE
     The following is a reconciliation of the numerators and denominators of the basic and diluted earnings per share computations:

Year ended December 31,	2008	2007	2006
	(Dollars, except per share
	amounts, and shares in thousands)
Income (Numerator):
Net income	$365,732	418,370	370,027
Dividends applicable to preferred stock	(155)	(368)	(380)

Net income applicable to common stock for computing basic earnings per share	365,577	418,002	369,647
Interest on convertible debentures, net of tax	—	2,832	4,828
Dividends applicable to preferred stock	155	368	380

Net income as adjusted for purposes of computing diluted earnings per share	$365,732	421,202	374,855

Shares (Denominator):
Weighted average number of shares:
Outstanding during period	103,467	110,183	117,363
Nonvested restricted stock	(1,199)	(823)	(692)

Weighted average number of shares outstanding during period for computing basic earnings per share	102,268	109,360	116,671
Incremental common shares attributable to dilutive securities:
Shares issuable under convertible securities	169	2,951	4,493
Shares issuable upon settlement of accelerated share repurchase agreements	—	—	365
Shares issuable under incentive compensation plans	434	783	700

Number of shares as adjusted for purposes of computing diluted earnings per share	102,871	113,094	122,229

Basic earnings per share	$3.57	3.82	3.17

Diluted earnings per share	$3.56	3.72	3.07

     In July 2007, we called for redemption on August 14, 2007 all of our $165 million aggregate principal amount 4.75% convertible senior debentures, Series K, due 2032. In accordance with the indenture, holders could elect to convert their debentures into shares of CenturyTel common stock at a conversion price of $40.455 per share prior to August 10, 2007. In lieu of cash redemption, holders of approximately $149.6 million aggregate principal amount of the debentures elected to convert their holdings into approximately 3.7 million shares of CenturyTel common stock.
     In connection with calculating our diluted earnings per share in 2006 for our accelerated share repurchase program discussed in Note 9, we assumed the accelerated share repurchase market price adjustment would be settled through our issuance of additional shares of common stock, which was allowed (at our discretion) in the agreement. Accordingly, the estimated shares issuable based on the fair value of the forward contract was included in the weighted average shares outstanding for the computation of diluted earnings per share.

     The weighted average number of shares of common stock subject to issuance under outstanding options that were excluded from the computation of diluted earnings per share because the exercise price of the option was greater than the average market price of the common stock was 2.1 million for 2008, 792,000 for 2007 and 1.0 million for 2006.
     In June 2008, the Financial Accounting Standards Board issued FSP EITF 03-6-1, “Determining Whether Instruments Granted in Share-Based Payment Transactions Are Participating Securities”. Based on this pronouncement, we have concluded that our outstanding non-vested restricted stock is a participating security and therefore should be included in the earnings allocation in computing earnings per share using the two-class method. The pronouncement is effective for us beginning in first quarter 2009 and, upon adoption, will require us to recast our previously reported earnings per share. If our diluted earnings per share would have been calculated using the provisions of FSP EITF 03-6-1 for 2008, our diluted earnings per share would have been $3.52 per share as compared to $3.56 per share.
(14) STOCK COMPENSATION PROGRAMS
     Effective January 1, 2006, we adopted the provisions of Statement of Financial Accounting Standards No. 123 (Revised 2004), “Share-Based Payment” (“SFAS 123(R)”). SFAS 123(R) requires us to measure our cost of awarding employees with equity instruments based upon the fair value of the award on the grant date. Such cost will be recognized as compensation expense over the period during which the employee is required to provide service in exchange for the award. Compensation cost is also recognized over the applicable remaining vesting period for any outstanding options that were not fully vested as of January 1, 2006. We did not have any unvested outstanding options as of January 1, 2006 since our Board of Directors accelerated the vesting of all unvested options effective as of December 31, 2005. We elected the modified prospective transition method as permitted by SFAS 123(R); accordingly, we did not restate prior period results.
     We currently maintain programs which allow the Board of Directors, through its Compensation Committee, to grant incentives to certain employees and our outside directors in any one or a combination of several forms, including incentive and non-qualified stock options; stock appreciation rights; restricted stock; and performance shares. As of December 31, 2008, we had reserved approximately 5.5 million shares of common stock which may be issued in connection with awards under our current incentive programs. We also offer an Employee Stock Purchase Plan whereby employees can purchase our common stock at a 15% discount based on the lower of the beginning or ending stock price during recurring six-month periods stipulated in such program.
     In late February 2008, the Compensation Committee authorized all long-term incentive grants for 2008 to be in the form of restricted stock instead of a mix of stock options and restricted stock as had been granted in recent years. During 2008, prior to this authorization, 25,700 options were granted with a weighted average grant date fair value of $8.85 per share using a Black-Scholes option pricing model using the following assumptions: dividend yield — .6%; expected volatility - 25%; weighted average risk free interest rate — 2.9%; and expected term — 4.5 years.
     During 2007 we granted 983,920 stock options with exercise prices at market value. The weighted average fair value of each option was estimated as of the date of grant to be $14.57 using a Black-Scholes option pricing model using the following assumptions: dividend yield — .6%; expected volatility — 28% (executive officers) and 25% (all other employees); weighted average risk free interest rate — 4.6% (rates ranged from 3.5% to 5.1%); and expected term — 6.5 years (executive officers) and 4.5 years (all other employees).
     During 2006 we granted 1,007,175 stock options with exercise prices at market value. The weighted average fair value of each of the 2006 options was estimated as of the date of grant to be $12.75 using a Black-Scholes option-pricing model with the following assumptions: dividend yield — .7%; expected volatility — 30%; weighted average risk-free interest rate — 4.65% (rates ranged from 4.28% to 5.22%); and expected option life — 7 years (executive officers) and 5 years (all other employees).
     All of the options described in the preceding three paragraphs expire ten years after the date of grant and have a three-year vesting period.
     The expected volatility was based on the historical volatility of our common stock over the 6.5- and 4.5- year terms mentioned above. The expected term was determined based on the historical exercise and forfeiture rates for similar grants.
     Stock option transactions during 2008 were as follows:

			Remaining	Aggregate
	Number	Average	contractual	intrinsic
	of options	price	term (in years)	value

Outstanding December 31, 2007	3,632,205	$36.80
Granted	25,700	36.14
Exercised	(43,210)	32.52
Forfeited/Cancelled	(87,548)	42.40

Outstanding December 31, 2008	3,527,147	$36.71	5.7	$59,000

Exercisable December 31, 2008	2,617,969	$34.72	4.9	$59,000

     During 2008, we issued 643,397 shares of restricted stock to certain employees and our outside directors at a weighted-average price of $34.86 per share. During 2007, we issued 288,896 shares of restricted stock to certain employees and our outside directors at a weighted-average price of $45.89 per share. During 2006, we issued 293,943 shares of restricted stock to certain employees and our outside directors at a weighted-average price of $36.02 per share. Such restricted stock vests over a five-year period (for employees) and a three-year period (for outside directors). Nonvested restricted stock transactions during 2008 were as follows:

	Number	Average grant
	of shares	date fair value

Nonvested at January 1, 2008	846,880	$36.85
Granted	643,397	34.86
Vested	(181,310)	38.30
Forfeited	(19,350)	35.63

Nonvested at December 31, 2008	1,289,617	$35.67

     The total compensation cost for share-based payment arrangements in 2008, 2007 and 2006 was $16.4 million, $20.0 million and $11.9 million, respectively. We recognized a tax benefit related to such arrangements of approximately $5.8 million in 2008, $7.5 million in 2007 and $4.5 million in 2006. As of December 31, 2008, there was $35.3 million of total unrecognized compensation cost related to the share-based payment arrangements, which is expected to be recognized over a weighted-average period of 3.2 years.
     We received net cash proceeds of $1.4 million during 2008 in connection with option exercises. The total intrinsic value of options exercised (the amount by which the market price of the stock on the date of exercise exceeded the market price of the stock on the date of grant) was $208,000 during 2008, $17.2 million during 2007 and $31.0 million during 2006. The excess tax benefit realized from stock options exercised and restricted stock released during 2008 was $90,000. The total fair value of restricted stock that vested during 2008, 2007, and 2006 was $6.2 million, $6.4 million, and $2.6 million, respectively.
(15) GAIN ON ASSET DISPOSITIONS
     In third quarter 2008, we sold our interest in a non-operating investment for approximately $7.2 million and recorded a pre-tax gain of approximately $3.2 million. In anticipation of making the lump sum distributions in early 2009, we liquidated our investments in marketable securities in the SERP trust and recognized a $4.5 million pre-tax gain in the second quarter of 2008. In first quarter 2008, we sold a non-operating investment for approximately $4.2 million and recorded a pre-tax gain of approximately $4.1 million.
     In the third quarter of 2007, we recorded a pre-tax gain of approximately $10.4 million related to the sale of our interest in a real estate partnership. In April 2006, upon dissolution of the Rural Telephone Bank (“RTB”), we received $122.8 million in cash for redemption of our investment in stock of the RTB and recorded a pre-tax gain of approximately $117.8 million in the second quarter of 2006 related to this transaction. Upon final distribution of all funds related to the RTB dissolution in November 2007, we received an additional $5.2 million cash and recorded a pre-tax gain of such amount. Such gains are included in “Other income (expense)” on our Consolidated Statements of Income.

(16) SUPPLEMENTAL CASH FLOW AND OTHER DISCLOSURES
     The amount of interest actually paid, net of amounts capitalized of $2.4 million, $1.3 million, and $1.9 million during 2008, 2007 and 2006, respectively, was $204.1 million, $205.2 million, and $191.9 million during 2008, 2007 and 2006, respectively. Income taxes paid were $208.8 million in 2008, $185.3 million in 2007, and $212.4 million in 2006. Income tax refunds totaled $4.6 million in 2008, $1.1 million in 2007, and $3.0 million in 2006.
     We have consummated the acquisitions of various operations, along with certain other assets, during the three years ended December 31, 2008. In connection with these acquisitions, the following assets were acquired and liabilities assumed:

Year ended December 31,	2008	2007	2006
	(Dollars in thousands)
Property, plant and equipment, net	$—	208,317	—
Goodwill	—	579,780	—
Long-term debt, deferred credits and other liabilities	—	(654,694)	—
Other assets and liabilities, excluding cash and cash equivalents	—	173,402	5,222

Decrease in cash due to acquisitions	$—	306,805	5,222

     See Note 2 for additional information related to our acquisition of Madison River in 2007.
     In June 2006, the Financial Accounting Standards Board issued EITF 06-3, “How Taxes Collected From Customers and Remitted to Governmental Authorities Should be Presented in the Income Statement” (“EITF 06-3”), which requires disclosure of the accounting policy for any tax assessed by a governmental authority that is directly imposed on a revenue-producing transaction. We adopted the disclosure requirements of EITF 06-3 effective January 1, 2007.
     We collect various taxes from our customers and subsequently remit such funds to governmental authorities. Substantially all of these taxes are recorded through the balance sheet. We are required to contribute to several universal service fund programs and generally include a surcharge amount on our customers’ bills which is designed to recover our contribution costs. Such amounts are reflected on a gross basis in our statement of income (included in both operating revenues and expenses) and aggregated approximately $42 million for 2008, $41 million for 2007 and $40 million for 2006.

(17) FAIR VALUE OF FINANCIAL INSTRUMENTS
     The following table presents the carrying amounts and estimated fair values of certain of our financial instruments at December 31, 2008 and 2007.

	Carrying	Fair
	Amount	value
	(Dollars in thousands)
December 31, 2008

Financial assets
Other	$129,981	129,981	(2)
Financial liabilities
Long-term debt (including current maturities)	$3,314,526	2,720,227	(1)
Other	$56,570	56,570	(2)

December 31, 2007

Financial assets
Interest rate swaps	$3,048	3,048	(2)
Other	$168,039	172,175	(2)
Financial liabilities
Long-term debt (including current maturities)	$3,014,255	2,975,707	(1)
Interest rate swaps	$834	834	(2)
Other	$57,637	57,637	(2)

(1)	Fair value was estimated by discounting the scheduled payment streams to present value based upon rates currently available to us for similar debt.

(2)	Fair value was estimated by us to approximate carrying value or is based on current market information.
     We believe the carrying amount of cash and cash equivalents, accounts receivable, short-term debt, accounts payable and accrued expenses approximates the fair value due to the short maturity of these instruments, which have not been reflected in the above table.
     In September 2006, the Financial Accounting Standards Board issued Statement of Financial Accounting Standards No. 157 “Fair Value Measurements” (“SFAS 157”). SFAS 157, effective for us beginning January 1, 2008, defines fair value, establishes a framework for measuring fair value and expands the disclosures about fair value measurements required or permitted under other accounting pronouncements. SFAS 157 establishes a three-tier fair value hierarchy, which prioritizes the inputs used to measure fair value. These tiers include: Level 1 (defined as observable inputs such as quoted market prices in active markets); Level 2 (defined as inputs other than quoted prices in active markets that are either directly or indirectly observable); and Level 3 (defined as unobservable inputs in which little or no market data exists).

     As of December 31, 2008, we held life insurance contracts with cash surrender value that are required to be measured at fair value on a recurring basis. The following table depicts those assets held and the related tier designation pursuant to SFAS 157.

	Balance
Description	Dec. 31, 2008	Level 1	Level 2	Level 3
	(Dollars in thousands)
Cash surrender value of life insurance contracts	$96,606	96,606	—	—

(18) BUSINESS SEGMENTS
     We are an integrated communications company engaged primarily in providing an array of communications services to our customers, including local exchange, long distance, Internet access and broadband services. We strive to maintain our customer relationships by, among other things, bundling our service offerings to provide our customers with a complete offering of integrated communications services.
     Our operating revenues for our products and services include the following components:

Year ended December 31,	2008	2007	2006
	(Dollars in thousands)
Voice	$874,041	889,960	871,767
Network access	820,383	941,506	878,702
Data	524,194	460,755	351,495
Fiber transport and CLEC	162,050	159,317	149,088
Other	219,079	204,703	196,678

Total operating revenues	$2,599,747	2,656,241	2,447,730

     For a description of each of the sources of revenues, see “Management’s Discussion and Analysis of Financial Condition and Results of Operations — Operating Revenues” elsewhere in this report and Item 1 of our Annual Report on Form 10-K for the year ended December 31, 2008.
     Interexchange carriers and other accounts receivable on the balance sheets are primarily amounts due from various long distance carriers, principally AT&T, and several large local exchange operating companies.
(19) COMMITMENTS AND CONTINGENCIES
     Construction expenditures and investments in vehicles, buildings and equipment during 2009 are estimated to be between $280-300 million, excluding nonrecurring capital expenditures expected to arise out of our pending EMBARQ acquisition. We generally do not enter into firm, committed contracts for such activities.

     In Barbrasue Beattie and James Sovis, on behalf of themselves and all others similarly situated, v. CenturyTel, Inc., filed on October 28, 2002, in the United States District Court for the Eastern District of Michigan (Case No. 02-10277), the plaintiffs allege that we unjustly and unreasonably billed customers for inside wire maintenance services, and seek unspecified monetary damages and injunctive relief under various legal theories on behalf of a purported class of over two million customers in our telephone markets. On March 10, 2006, the Court certified a class of plaintiffs and issued a ruling that the billing descriptions we used for these services during an approximately 18-month period between October 2000 and May 2002 were legally insufficient. Our appeal of this class certification decision was denied. Our preliminary analysis indicates that we billed less than $10 million for inside wire maintenance services under the billing descriptions and time periods specified in the District Court ruling described above. Should other billing descriptions be determined to be inadequate or if claims are allowed for additional time periods, the amount of our potential exposure could increase significantly above amounts previously accrued. The Court’s order does not specify the award of damages, the scope and amounts of which, if any, remain subject to additional fact-finding and resolution of what we believe are valid defenses to plaintiff’s claims. Accordingly, we currently cannot reasonably estimate the maximum amount of possible loss if this matter proceeds to litigation. However, we do not believe that the ultimate outcome of this matter will have a material adverse effect on our financial position or on-going results of operations.
     From time to time, we are involved in other proceedings incidental to our business, including administrative hearings of state public utility commissions relating primarily to rate making, actions relating to employee claims, occasional grievance hearings before labor regulatory agencies and miscellaneous third party tort actions. The outcome of these other proceedings is not predictable. However, we do not believe that the ultimate resolution of these other proceedings, after considering available insurance coverage, will have a material adverse effect on our financial position, results of operations or cash flows.
(20) SUBSEQUENT EVENT
     On January 23, 2009, EMBARQ announced that it had entered into an amendment to its Credit Agreement dated as of May 10, 2006. Amendment No. 1 will become effective only upon the consummation of the pending merger between a subsidiary of CenturyTel and EMBARQ, and the satisfaction of other conditions specified in Amendment No. 1. Amendment No. 1 effects a waiver of the event of default that would have arisen under the Credit Agreement solely as a result of the merger and enables the Credit Agreement, as amended, to remain in place after the merger is completed. Previously, in connection with the merger agreement dated October 26, 2008, we had entered into a commitment letter with various lenders which provided for an $800 million bridge facility that would be available to, among other things, refinance borrowings under the Credit Agreement in the event a waiver of the event of default arising from the consummation of the merger could not have been obtained and other financing was unavailable. On January 23, 2009, we terminated the commitment letter. Upon entering into and terminating the commitment letter, we paid an aggregate of $8 million to the lenders. Such amount will be reflected as an expense in the first quarter of 2009.
     On January 27, 2009, EMBARQ stockholders approved the proposed merger and CenturyTel shareholders approved the issuance of CenturyTel common stock to EMBARQ shareholders in connection with the proposed merger.
* * * * * * * *
CENTURYTEL, INC.
Consolidated Quarterly Income Statement Information
(Unaudited)

	First	Second	Third	Fourth
	quarter	quarter	quarter	quarter
	(Dollars in thousands, except per share amounts)
	(unaudited)
2008

Operating revenues	$648,614	658,106	650,073	642,954
Operating income	$183,493	180,690	180,727	176,442
Net income	$88,760	92,167	84,733	100,072
Basic earnings per share	$.84	.89	.84	1.01
Diluted earnings per share	$.83	.88	.84	1.01

2007

Operating revenues	$600,855	689,991	708,833	656,562
Operating income	$168,083	231,836	224,185	168,974
Net income	$77,870	112,265	113,202	115,033
Basic earnings per share	$.70	1.03	1.04	1.05
Diluted earnings per share	$.68	1.00	1.01	1.04

2006

Operating revenues	$611,291	608,907	619,837	607,695
Operating income	$157,924	164,993	168,942	173,679
Net income	$69,260	152,210	76,324	72,233
Basic earnings per share	$.57	1.32	.66	.63
Diluted earnings per share	$.55	1.26	.64	.62
     In the first quarter of 2008, we recognized a $4.1 million pre-tax gain upon the sale of a non-operating investment. In the second quarter of 2008, we recognized an $8.2 million curtailment loss in connection with amending our SERP. We also recognized a $4.5 million pre-tax gain upon liquidation of our investments in marketable securities in the SERP trust in the second quarter of 2008. In the third quarter of 2008, we recorded a one-time pre-tax gain of approximately $3.2 million related to the sale of a non-operating investment. In the fourth quarter of 2008, we recognized (i) a net benefit of approximately $12.8 million after-tax related to the recognition of previously unrecognized tax benefits, (ii) a pre-tax benefit of approximately $10.0 million related to the recognition of previously accrued transaction related and other contingencies and (iii) a $5.0 million charge associated with costs associated with our pending acquisition of EMBARQ.
     In the third quarter of 2007, we recorded a one-time pre-tax gain of approximately $10.4 million related to the sale of our interest in a real estate partnership. The results of operations of the Madison River properties are reflected in the above table subsequent to the April 30, 2007 acquisition date. In second quarter 2007, we recorded $49 million of revenues upon the settlement of a dispute with a carrier. In third quarter 2007, we recognized $42.2 million of revenues upon the expiration of a regulatory monitoring period. In fourth quarter 2007, we recognized a net benefit of approximately $32.7 million after-tax related to the release of previously unrecognized tax benefits. In fourth quarter 2007, we recorded a pre-tax charge of approximately $16.6 million related to the impairment of certain of our CLEC assets.
     The fourth quarter of 2006 included an $11.7 million pre-tax charge related to the impairment of certain non-operating investments. The second quarter of 2006 included a $117.8 million pre-tax gain recorded upon the redemption of Rural Telephone Bank stock and a $6.4 million net tax benefit due to the resolution of various income tax audit issues.
* * * * * *

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Annual Meeting Proxy Card	C0123456789	12345

▼ IF YOU HAVE NOT VOTED VIA THE INTERNET OR TELEPHONE, FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE. ▼

A	Proposals — The Board of Directors recommends a vote FOR Proposals 1 and 2 and AGAINST Items 3 through 5.

1. To elect four Class III Directors:	For	Withhold		For	Withhold		For	Withhold	+

01 - Fred R. Nichols	☐	☐	02 - Harvey P. Perry	☐	☐	03 - Jim D. Reppond	☐	☐

04 - Joseph R. Zimmel	☐	☐

	For	Against	Abstain		For	Against	Abstain

2. To ratify the selection of KPMG LLP as the Company’s independent auditor for 2009.	☐	☐	☐	3. To act upon a shareholder proposal regarding director election voting standards.	☐	☐	☐

4. To act upon a shareholder proposal regarding executive compensation.	☐	☐	☐	5. To act upon a shareholder proposal regarding network management practices.	☐	☐	☐

6. In their discretion to vote upon such other business as may properly come before the Meeting.

B	Non-Voting Items
Change of Address — Please print new address below.

C	Authorized Signatures — This section must be completed for your vote to be counted. — Date and Sign Below
Please sign exactly as name appears on the certificate or certificates representing shares to be voted by this proxy. When signing as executor, administrator, attorney, trustee or guardian, please give full title as such. If a corporation, please sign in full corporate name by president or other authorized officer. If a partnership, please sign in partnership name by authorized persons.

Date (mm/dd/yyyy) — Please print date below.	Signature 1 — Please keep signature within the box.	Signature 2 — Please keep signature within the box.
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<STOCK#>             010J5B

Important Notice Regarding the Availability of Proxy Materials for the Annual Shareholder Meeting To Be Held on May 7, 2009: The Company’s proxy statement and related materials are available at www.proxydocs.com/ctl.

KEY FOR EXPLANATION OF VOTING RIGHTS

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Proxy — CENTURYTEL, INC.

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS
The undersigned hereby constitutes and appoints Glen F. Post, III or Stacey W. Goff, or either of them, proxies for the undersigned, with full power of substitution, to represent the undersigned and to cast the number of votes attributable to all of the shares of common stock and voting preferred stock (collectively, the “Voting Shares”) of CenturyTel, Inc. (the “Company”) that the undersigned is entitled to vote at the annual meeting of shareholders of the Company to be held on May 7, 2009, and at any and all adjournments thereof (the “Meeting”).
In addition to serving as a Proxy, this card will also serve as instructions to Computershare Investor Services, LLC (the “Agent”) to cast in the manner designated on the reverse side hereof the number of votes allocable to the undersigned, if any, that are attributable to shares of the Company’s common stock held as of March 25, 2009 in the name of the Agent and credited to any plan account of the undersigned in accordance with the Company’s dividend reinvestment plan or employee stock purchase plans. Upon timely receipt of this Proxy, properly executed, all of the votes attributable to your Voting Shares, including any held in the name of the Agent, will be voted as specified.
The Board of Directors recommends that you vote FOR Items 1 and 2 and AGAINST Items 3 through 5 listed on the reverse side hereof. If this Proxy is properly executed but no specific directions are given, all of your votes will be voted in accordance with these recommendations.
(Please See Reverse Side)

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     Annual Meeting Proxy Card

▼ PLEASE FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE. ▼

A	Proposals — The Board of Directors recommends a vote FOR Proposals 1 and 2 and AGAINST Items 3 through 5.

1. To elect four Class III Directors:	For	Withhold		For	Withhold		For	Withhold	+

01 - Fred R. Nichols	☐	☐	02 - Harvey P. Perry	☐	☐	03 - Jim D. Reppond	☐	☐

04 - Joseph R. Zimmel	☐	☐

	For	Against	Abstain		For	Against	Abstain

2. To ratify the selection of KPMG LLP as the Company’s independent auditor for 2009.	☐	☐	☐	3. To act upon a shareholder proposal regarding director election voting standards.	☐	☐	☐

4. To act upon a shareholder proposal regarding executive compensation.	☐	☐	☐	5. To act upon a shareholder proposal regarding network management practices.	☐	☐	☐

6. In their discretion to vote upon such other business as may properly come before the Meeting.

B	Authorized Signatures — This section must be completed for your vote to be counted. — Date and Sign Below
Please sign exactly as name appears on the certificate or certificates representing shares to be voted by this proxy. When signing as executor, administrator, attorney, trustee or guardian, please give full title as such. If a corporation, please sign in full corporate name by president or other authorized officer. If a partnership, please sign in partnership name by authorized persons.

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<STOCK#>             010J6D

Important Notice Regarding the Availability of Proxy Materials for the Annual Shareholder Meeting To Be Held on May 7, 2009: The Company’s proxy statement and related materials are available at www.proxydocs.com/ctl.
▼ PLEASE FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE. ▼

Proxy — CENTURYTEL, INC.

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS
The undersigned hereby constitutes and appoints Glen F. Post, III or Stacey W. Goff, or either of them, proxies for the undersigned, with full power of substitution, to represent the undersigned and to cast the number of votes attributable to all of the shares of common stock and voting preferred stock (collectively, the “Voting Shares”) of CenturyTel, Inc. (the “Company”) that the undersigned is entitled to vote at the annual meeting of shareholders of the Company to be held on May 7, 2009, and at any and all adjournments thereof (the “Meeting”).
In addition to serving as a Proxy, this card will also serve as instructions to Computershare Investor Services, LLC (the “Agent”) to cast in the manner designated on the reverse side hereof the number of votes allocable to the undersigned, if any, that are attributable to shares of the Company’s common stock held as of March 25, 2009 in the name of the Agent and credited to any plan account of the undersigned in accordance with the Company’s dividend reinvestment plan or employee stock purchase plans. Upon timely receipt of this Proxy, properly executed, all of the votes attributable to your Voting Shares, including any held in the name of the Agent, will be voted as specified.
The Board of Directors recommends that you vote FOR Items 1 and 2 and AGAINST Items 3 through 5 listed on the reverse side hereof. If this Proxy is properly executed but no specific directions are given, all of your votes will be voted in accordance with these recommendations.
(Please See Reverse Side)

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Electronic Voting Instructions
You can vote by Internet or telephone!
Available 24 hours a day, 7 days a week!
Instead of mailing your voting instruction card, you may choose one of the two voting methods outlined below to vote your voting instruction card.
VALIDATION DETAILS ARE LOCATED BELOW IN THE TITLE BAR.
Proxies submitted by the Internet or telephone must be received by
1:00 a.m., Central Time, on May 4, 2009.

Vote by Internet
•	Log on to the Internet and go to
www.investorvote.com
•	Follow the steps outlined on the secured website.

Vote by telephone

•	Call toll free 1-800-652-VOTE (8683) within the United States, Canada & Puerto Rico any time on a touch tone telephone. There is NO CHARGE to you for the call.

•	Follow the instructions provided by the recorded message.

Annual Meeting Voting Instruction Card	C0123456789	12345

▼ IF YOU HAVE NOT VOTED VIA THE INTERNET OR TELEPHONE, FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE. ▼

A	Election of four Class III Directors — The Board of Directors recommends a vote FOR all the nominees listed.

1. Nominees:						+

A. Undersigned’s Allocable Votes:	For	Withhold	B. Undersigned’s Proportionate Votes:	For	Withhold

01 - Fred R. Nichols	☐	☐	01 - Fred R. Nichols	☐	☐
02 - Harvey P. Perry	☐	☐	02 - Harvey P. Perry	☐	☐
03 - Jim D. Reppond	☐	☐	03 - Jim D. Reppond	☐	☐
04 - Joseph R. Zimmel	☐	☐	04 - Joseph R. Zimmel	☐	☐

B	Proposals — The Board of Directors recommends a vote FOR Proposal 2 and AGAINST Proposals 3 through 5.

2. To ratify the selection of KPMG LLP as the Company’s independent auditor for 2009.				3. To act upon a shareholder proposal regarding director election voting standards.

	For	Against	Abstain		For	Against	Abstain

A. Undersigned’s Allocable Votes:	☐	☐	☐	A. Undersigned’s Allocable Votes:	☐	☐	☐
B. Undersigned’s Proportionate Votes:	☐	☐	☐	B. Undersigned’s Proportionate Votes:	☐	☐	☐

4. To act upon a shareholder proposal regarding executive compensation.				5. To act upon a shareholder proposal regarding network management practices.

	For	Against	Abstain		For	Against	Abstain

A. Undersigned’s Allocable Votes:	☐	☐	☐	A. Undersigned’s Allocable Votes:	☐	☐	☐
B. Undersigned’s Proportionate Votes:	☐	☐	☐	B. Undersigned’s Proportionate Votes:	☐	☐	☐

■	+
010JIB

Important Notice Regarding the Availability of Proxy Materials for the Annual Shareholder Meeting To Be Held on May 7, 2009: The Company’s proxy statement and related materials are available at www.proxydocs.com/ctl.
▼ IF YOU HAVE NOT VOTED VIA THE INTERNET OR TELEPHONE, FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE. ▼

VOTING INSTRUCTIONS — CENTURYTEL UNION 401(k) PLAN AND TRUST	+

The undersigned, acting as a “named fiduciary” of the above-referenced plan of CenturyTel, Inc., as amended (the “Plan”), hereby instructs T. Rowe Price Trust Company (the “Trustee”), as directed trustee of the Plan, to vote at the annual meeting of shareholders of CenturyTel, Inc. (the “Company”) to be held on May 7, 2009, and any and all adjournments thereof (the “Meeting”), in the manner designated below (i) the number of votes allocable to the undersigned that are attributable to all shares of the Company’s common stock held by the Trustee and credited to the Plan account of the undersigned as of March 25, 2009 in accordance with the provisions of the Plan (the “Undersigned’s Allocable Votes”) which is listed to the right of the address of the undersigned printed on the other side of this card, and (ii) the number of votes allocable to the undersigned (determined pursuant to a formula specified in the Plan) that are attributable to all shares of the Company’s common stock held by the Trustee as of March 25, 2009, as to which properly executed voting instructions are not timely received prior to the Meeting (referred to individually as the “Undersigned’s Proportionate Votes” and collectively with the Undersigned’s Allocable Votes as the “Undersigned’s Votes”).
The Trustee is hereby directed to authorize the Company’s proxies to vote in their discretion upon such other business as may properly come before the Meeting.
The Board of Directors of the Company recommends that you vote FOR Items 1 and 2 and AGAINST Items 3 through 5 listed on the reverse side. Upon timely receipt of these instructions, properly executed, the Undersigned’s Votes will be cast in the manner directed. If these instructions are properly executed but no specific directions are given with respect to any of the Undersigned’s Allocable Votes or the Undersigned’s Proportionate Votes, these votes will be cast in accordance with the Board’s recommendations.
Please mark, sign, date and return these instructions promptly using the enclosed envelope.
TO BE COUNTED, THE TRUSTEE MUST RECEIVE THIS CARD, PROPERLY COMPLETED, BY MAY 4, 2009

C	Authorized Signatures — This section must be completed for your vote to be counted. — Date and Sign Below
Please sign exactly as name appears on the certificate or certificates representing shares to be voted by this proxy. When signing as executor, administrator, attorney, trustee or guardian, please give full title as such. If a corporation, please sign in full corporate name by president or other authorized officer. If a partnership, please sign in partnership name by authorized persons.

Date (mm/dd/yyyy) — Please print date below.	Signature 1 — Please keep signature within the box.
/ /

■	IF VOTING BY MAIL, YOU MUST COMPLETE SECTIONS A - C ON BOTH SIDES OF THIS CARD.	+

Using a black ink pen, mark your votes with an X as shown in this example. Please do not write outside the designated areas.	☒

000000000.000000 ext	000000000.000000 ext
000000000.000000 ext	000000000.000000 ext
000000000.000000 ext	000000000.000000 ext
Electronic Voting Instructions
You can vote by Internet or telephone!
Available 24 hours a day, 7 days a week!
Instead of mailing your voting instruction card, you may choose one of the two voting methods outlined below to vote your voting instruction card.
VALIDATION DETAILS ARE LOCATED BELOW IN THE TITLE BAR.
Proxies submitted by the Internet or telephone must be received by
1:00 a.m., Central Time, on May 4, 2009.

Vote by Internet
•	Log on to the Internet and go to
www.investorvote.com
•	Follow the steps outlined on the secured website.

Vote by telephone

•	Call toll free 1-800-652-VOTE (8683) within the United States, Canada & Puerto Rico any time on a touch tone telephone. There is NO CHARGE to you for the call.

•	Follow the instructions provided by the recorded message.

Annual Meeting Voting Instruction Card	C0123456789	12345

▼ IF YOU HAVE NOT VOTED VIA THE INTERNET OR TELEPHONE, FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE. ▼

A	Election of four Class III Directors — The Board of Directors recommends a vote FOR all the nominees listed.

1. Nominees:						+

A. Undersigned’s Allocable Votes:	For	Withhold	B. Undersigned’s Proportionate Votes:	For	Withhold

01 - Fred R. Nichols	☐	☐	01 - Fred R. Nichols	☐	☐
02 - Harvey P. Perry	☐	☐	02 - Harvey P. Perry	☐	☐
03 - Jim D. Reppond	☐	☐	03 - Jim D. Reppond	☐	☐
04 - Joseph R. Zimmel	☐	☐	04 - Joseph R. Zimmel	☐	☐

B	Proposals — The Board of Directors recommends a vote FOR Proposal 2 and AGAINST Proposals 3 through 5.

2. To ratify the selection of KPMG LLP as the Company’s independent auditor for 2009.				3. To act upon a shareholder proposal regarding director election voting standards.

	For	Against	Abstain		For	Against	Abstain
A. Undersigned’s Allocable Votes:	☐	☐	☐	A. Undersigned’s Allocable Votes:	☐	☐	☐
B. Undersigned’s Proportionate Votes:	☐	☐	☐	B. Undersigned’s Proportionate Votes:	☐	☐	☐

4. To act upon a shareholder proposal regarding executive compensation.				5. To act upon a shareholder proposal regarding network management practices.

	For	Against	Abstain		For	Against	Abstain
A. Undersigned’s Allocable Votes:	☐	☐	☐	A. Undersigned’s Allocable Votes:	☐	☐	☐
B. Undersigned’s Proportionate Votes:	☐	☐	☐	B. Undersigned’s Proportionate Votes:	☐	☐	☐

■	+
010JRB

Important Notice Regarding the Availability of Proxy Materials for the Annual Shareholder Meeting To Be Held on May 7, 2009: The Company’s proxy statement and related materials are available at www.proxydocs.com/ctl.

▼ IF YOU HAVE NOT VOTED VIA THE INTERNET OR TELEPHONE, FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE. ▼

+

VOTING INSTRUCTIONS — CENTURYTEL DOLLARS & SENSE 401(k) PLAN AND TRUST

The undersigned, acting as a “named fiduciary” of the above-referenced plan of CenturyTel, Inc., as amended (the “Plan”), hereby instructs The Trust Company of Sterne, Agee & Leach, Inc. and T. Rowe Price Trust Company (the “Trustees”), as directed trustees with respect to shares of the common stock of CenturyTel, Inc. (“Shares”) held by the Trustees in separate accounts in accordance with the Plan, to vote at the annual meeting of shareholders of CenturyTel, Inc. (the “Company”) to be held on May 7, 2009, and any and all adjournments thereof (the “Meeting”), in the manner designated below (i) the number of votes allocable to the undersigned that are attributable to all Shares held by Sterne, Agee & Leach, Inc. and credited to the ESOP, Stock Bonus or PAYSOP accounts of the undersigned as of March 25, 2009 or held by T. Rowe Price Trust Company and credited to the 401(k) accounts of the undersigned as of March 25, 2009 in accordance with the provisions of the Plan and the related trusts referred to therein (the “Undersigned’s Allocable Votes”) which is listed to the right of the address of the undersigned printed on the other side of this card, and (ii) the number of votes allocable to the undersigned (determined in the manner specified in the Plan or the related trusts) that are attributable to all Shares held by the Trustees as of March 25, 2009 as to which properly executed voting instructions are not timely received prior to the commencement of the Meeting (referred to individually as the “Undersigned’s Proportionate Votes” and collectively with the Undersigned’s Allocable Votes as the “Undersigned’s Votes”).
The Trustees are hereby directed to authorize the Company’s proxies to vote in their discretion upon such other business as may properly come before the Meeting.
The Board of Directors of the Company recommends that you vote FOR Items 1 and 2 and AGAINST Items 3 through 5 listed on the reverse side. Upon timely receipt of these instructions, properly executed, the Undersigned’s Votes will be cast in the manner directed. If these instructions are properly executed but no specific directions are given with respect to any of the Undersigned’s Allocable Votes or the Undersigned’s Proportionate Votes, such votes will be cast in accordance with the Board’s recommendations.
Please mark, sign, date and return these instructions promptly using the enclosed envelope.
TO BE COUNTED, THE TRUSTEES MUST RECEIVE THIS CARD, PROPERLY COMPLETED, BY MAY 4, 2009.

C	Authorized Signatures — This section must be completed for your vote to be counted. — Date and Sign Below
Please sign exactly as name appears on the certificate or certificates representing shares to be voted by this proxy. When signing as executor, administrator, attorney, trustee or guardian, please give full title as such. If a corporation, please sign in full corporate name by president or other authorized officer. If a partnership, please sign in partnership name by authorized persons.

Date (mm/dd/yyyy) — Please print date below.	Signature 1 — Please keep signature within the box.

/ /

■	IF VOTING BY MAIL, YOU MUST COMPLETE SECTIONS A - C ON BOTH SIDES OF THIS CARD.	+